UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ASIA CORK INC.
(Name of Registrant as Specified in Its Charter)

Delaware	2435	13-3912047
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

3rd Floor, A Tower of Chuang Xin
Information Building
No. 72 Second Keji Road, Hi Tech Zone
Xi’An China
(011) 86 - 13301996766
(Address and Telephone Number of Principal Executive Offices)

(Name, Address and Telephone Number of Agent for Service)

COPIES TO:

Steve Schuster, Esq McLaughlin & Stern, llp	SUNNY J. BARKATS, ESQ JSBarkats, PLLC
260 Madison Avenue New York, New York 10016 (212) 448 1100 Fax (212) 448 0066	100 Church Street, 8th Fl. New York, NY 10007 (646) 502-7001 Fax (646) 607-5544

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of RegistrationFee
Units, each consisting of one share of Common Stock and one Warrant		(2)(4)	$		$9,315,000	$664.16
Common Stock, $0.0001 par value per share (3) (4)	—			$—	$9,315,000	$664.16
Units, each consisting of one share of Common Stock and one Warrant (5)			$		$931,500	$66.42
Common Stock, $0.0001 par value per share (5)(6)			$		$931,500	$66.42
Common Stock, $0.0001 par value per share (7)			$		$350,000	$24.96
Common Stock, $0.0001 par value per share (8)			$		$1,136,000	$72.98
Total Registration Fee			$		$21,979,000	$1567.10

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 pursuant to the anti-dilution provisions of the underwriter’s warrants, the Warrants  and warrants previously issued selling shareholders.

(2)
Includes ___________ Units issuable upon exercise of the Underwriter’s over-allotment option. This Registration Statement covers the public     offering of up to        Units, each Unit consisting of one share of common stock and one Warrant under a Public Offering Prospectus through the underwriter. The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(3)	Issuable upon exercise of the Warrants
(4)	Assumes the Underwriter’s over-allotment option is exercised in full.
(5)	Issuable upon exercise of the Underwriter’s Warrants
(6)	Issuable upon exercise of the Warrants issuable upon exercise of the Underwriter’s Warrants

(7)
Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in the Resale Prospectus.

(8)
Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the conversion of Promissory Notes that have been previously issued to selling stockholders named in the Resale Prospectus.

(9)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.  In accordance with Rule 457(g) under the Securities Act, because the shares of the Registrant’s common stock underlying the underwriter’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

Public Offering Prospectus. A prospectus to be used for the public offering by the Registrant of up to Units of the Registrant, each consisting of one share of  common stock  and one Warrant to purchase one share of common stock (in addition to Units that may be sold upon exercise of the underwriter’s over-allotment option) through the underwriter named on the cover page of the Public Offering  Prospectus.We are also registering the Units (including the shares of common stock underlying the warrants to be received by the underwriter in this offering (the “Public Offering Prospectus”).

Resale Prospectus.  A prospectus to be used for the resale by selling stockholders (the “Selling Stockholders”) of up to___________ shares of the Registrant’s common stock (including shares that have been or may be acquired upon the exercise of warrants, and shares that have been or may be acquired upon the conversion of Promissory Notes that have been previously issued to selling stockholders named in the Resale Prospectus) (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•	they contain different outside and inside front covers;
•	they contain different Offering sections in the Prospectus Summary section on page __;
•	they contain different Use of Proceeds sections on page __;
•	The Capitalization and Dilution sections are deleted from the Resale Prospectus on page __;
•	A Selling Stockholder section is included in the Resale Prospectus beginning on page __;
•	references in the Public Offering Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;
•	the Underwriting section from the Public Offering Prospectus on page __ is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;
•	The Legal Matters section in the Resale Prospectus on page __ deletes the reference to counsel for the underwriter; and
•	the outside back cover of the Public Offering Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the Public Offering Prospectus.

The Selling Stockholders named in the Resale Prospectus holding an aggregate of shares of common stock, including, shares of common stock issuable upon the exercise of warrants and shares of common stock underlying Promissory Notes, have agreed that they will not sell any of such shares of common stock for a period of ________months [STILL SUBJECT TO NEGOTIATION] after the Offering is completed, when all of their shares will be released from the lock-up restrictions.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Dated February 12, 2009
PROSPECTUS
___________Units

ASIA CORK, INC.

Each Unit Consisting of
One Share of Common Stock and One Warrant to Purchase One Share of Common Stock

This is a public offering of ________________ units (the “Units”) of Asia Cork, Inc., a Delaware corporation (the “Company”),  (the “Offering”). Each  of the _______ Units offered hereby consists of one share of our common stock, $.0001 par value per share, and  one warrant entitled the registered holder thereof to purchase one share of common stock  (the “Warrants”).  The Warrants are exercisable to purchase one share of common stock at $______ per share at any time from the date of issuance through _______, 2015 (five years after the date of this Prospectus). Each share of Common Stock and Warrant will not separately transferable for a period of one year, unless sooner as may be approved by the underwriter, in its sole discretion.  The Warrants are subject to redemption commencing one year after the date hereof at $.05  per Warrant on 20 days prior written notice provided the closing price of  the Common Stock for 20 consecutive trading days ending within 15 days of the date of notice of redemption averages in excess of  $______ per share. (___% of the initial offering price)  See “Description of Securities.”

We are a reporting company under the Securities Exchange Act of 1934, as amended.  Our common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority (“FINRA”) under the symbol “AKRK.” The closing bid price for our common stock on December         , 2009 was $ .00 per share, as reported on the OTC Bulletin Board.  We intend to apply to have the units listed on the American Stock Exchange (“AMEX”) under the symbol “_____” on or promptly after the date of this prospectus. Each of the underlying common stock and warrants shall trade separately on the nearest trading date which is 180 days after the date of this prospectus, provided, however , the representative of the underwriters may determine that an earlier date is acceptable. Prior to their separate trading we will apply to have the common stock and warrants comprising the units listed on AMEX under the symbols “___” and “___” or if eligible directly apply for the listing of our common stock on the NASDAQ Stock Market LLC (“NASDAQ”) {and anticipate having our common stock approved for listing as of the date of this prospectus].  We expect that the public offering price of our Units will be between $   .00 and $   .00 per unit.

Concurrently with this Offering, there are being offered, pursuant to a Resale Prospectus, by certain security holders (collectively, the “Selling Stockholders”), _______shares of Common Stock (collectively, the “Selling Stockholders’ Securities”). Each of the Selling Stockholders have agreed not to sell any of the Selling Stockholders’ Securities for a period of  [_____}  months after the date of this prospectus without the prior consent of the underwriter of the offering by the Company... Sales of the Selling Stockholders’ Securities in such offering (the “Concurrent Offering”) will be subject to the prospectus delivery requirements and other requirements of the Securities Act.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 5.

	Price to the Public		Underwriting Discounts And Commissions (1)		Proceeds to the Company (2)
Per Unit(3)	$		$		$
Total (4)		$8,100,000		$729,000		$7,371,000

(1)           Does not include additional compensation to the Underwriters in the form of (i) a non-accountable expense allowance equal to 2.0% of the gross proceeds of this Offering (of which $20,000 has been paid), (ii) a Warrant (the "Underwriters Warrants") to purchase up to Units (each Unit consisting of one share of Common Stock and one Warrant at an exercise price equal to $_____ per Unit), and (iii) a $60,000 consulting agreement.  In addition, the Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.  See "Underwriting."

(2)           Before deducting expenses payable by the Company (including the Underwriter’s non-accountable expense allowance and consulting agreement) estimated at $_____, ($_______, if the Underwriter’s over-allotment option is exercised in full.)

(3)           Includes only the Units being offered hereby by the Company.

(4)           The Company has granted the Underwriter a 60-day option to purchase up to _______ additional Units on the same terms and conditions as set forth above, solely to cover over-allotments, if any.  If such option is exercised in full, the total price to Public will be $9,315,000, the total Underwriting Discounts and Commissions will be $838,350 and the total Proceeds to Company will be $8,476,650. See "Underwriting."

The Units are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by it, and subject to approval of certain legal matters by its counsel and to certain other conditions.  The Underwriters reserves the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part.  The underwriter expects to deliver the Units to purchasers on or about [    ], 2010.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is: February 12, 2010

Asia Cork, Inc.

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page   . Unless otherwise indicated, all share and per share information gives effect to the conversion of all of our outstanding Selling Stockholder’s Promissory Notes into shares of our common stock (the “Promissory Note Conversion”).

As used in this prospectus, unless otherwise indicated, the terms “we”, “our”, “us”, “Company” and “Hanxin” refer to ASIA CORK, INC., a Delaware corporation, formerly known as Hankersen International Corp . (“Hankersen”); its wholly-owned subsidiary, Hanxin (Cork) International Holding Co., Ltd., a company organized in the British Virgin Islands (“Hanxin International”); its wholly-owned subsidiary, Xi’An Cork Investments Consultative Management co., Ltd., a company organized in the People’s Republic of China (“Xi’An”); Xian Hanxin Technology co., Ltd. (“Hanxin”), the subsidiary which it owns 92% equity interest and was organized in the People’s Republic of China, and  Hanxin  owns 75% equity interestof Cork Import and Export Co., Ltd., a company organized in the People’s Republic of China (“Cork I&E”). “China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

THE COMPANY

Asia Cork, Inc.

We are a holding company whose primary business operations are conducted through our wholly-owned subsidiary Hanxin International, and its subsidiaries, Hanxin and Cork I&E. We are engaged in the development, manufacture and distribution of cork wood floor, wall, sheets, rolls and other cork decorating materials in China and other countries.

Our Background History

Asia Cork Inc. (f/k/a Hankersen International Corp.), was incorporated under the laws of the State of Delaware on August 1, 1996. We were formed in connection with the merger acquisition of Kushi Macrobiotics Corp. (“KMC”) with American Phoenix Group, Inc. (“APGI”) in 1996. Prior to such acquisition, KMC had operated a business of marketing a line of natural foods (the “Kushi Cuisine”). This business was not successful and management determined that it would be in the shareholder’s interest for KMC to operate a different business.

In August 2005, we, through Kushi Sub, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of us ("Acquisition Sub") acquired all the ownership interest in Hanxin (Cork) International Holding Co., Ltd. ("Hanxin International"), a British Virgin Islands limited liability corporation, organized in September 2004. We acquired Hanxin International in exchange for 24,000,000 shares of common stock and 1,000 shares of the Series A Preferred Stock, which such shares converted into 29,530,937 shares of common stock. Subsequent to the merger and upon the conversion of the Series A Preferred Stock, the former shareholders of Hanxin International own 95% of the outstanding shares of our common stock.

Hanxin International has no other business activities other than owning 100% of Xi'An Cork Investments Consultative Management Co., Ltd. ("Xi'An"), which owns 92% of Xian Hanxin Technology Co., Ltd. ("Hanxin"), incorporated in July 2002, both Xi'An and Hanxin are People's Republic of China (PRC) corporations. Most of our operating and business activities are conducted through Hanxin.  Hanxin is our principal operating subsidiary.

During the year ended December 31, 2005, Hanxin acquired a 75% equity interest of Cork Import and Export Co. Ltd. (“Cork I&E”), a PRC corporation that engages in cork trading businesses.

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply for the listing of our common stock on the NASDAQ or the American Stock Exchange.

Recent Events

Merger and Change of Name

On July 11, 2008, the Company's wholly owned subsidiary, Asia Cork Inc., was merged into its parent, the Company, in order to change the name of the Company, after approval by the Board of Directors of the Company pursuant to the Delaware General Corporation Law. The Company is the surviving company of the merger and, except for the adoption of the new name its Certificate of Incorporation is otherwise unchanged. The wholly-owned subsidiary was formed in July 2008 and had no material assets.

As permitted by Delaware General Corporation Law, the Company assumed the name of its wholly owned subsidiary following the merger and now operates under the name Asia Cork Inc. The Company’s common stock is quoted on the Over the Counter Bulletin Board under the trading symbol “AKRK.OB”

Reverse Stock Split

Concurrently with the date of this prospectus, the Company will effectuate a ___ to one reverse stock split (the “Reverse Split”).   The Reverse Split will be subject to approval by our stockholders, which approval is a condition to the Offering.  All references to the outstanding shares of our common stock in this prospectus give effect to the Reverse Split.  [THE TERMS OF THE REVERSE SPLIT HAVE NOT YET BEEN DETERMINED]

Selling Stockholder Promissory Notes and Warrants

On June 4 and June 12, 2008, the Company consummated an offering to the Selling Stockholders of convertible promissory notes and warrants for aggregate gross proceeds of $700,000. The notes matured in June 2009 and remain outstanding.  The interest rate on the Selling Stockholders’ promissory notes through the maturity dates was 18% per annum and the interest rate since the maturity dates is 24% per annum. Each investor has the option to (i) be paid the principal and interest due under the promissory note or (ii) convert the note into shares of common stock at a conversion price of $0.228 per share (without giving effect to the Reverse Split) or (iii) convert the note into shares of common stock at a conversion price equal to 50% of the offering price per share of common stock in this Offering.  . Each investor also received warrants exercisable for 4 years to purchase shares of our common stock at an exercise price $.228 per share. Under the warrants, investors can purchase an amount of shares for an aggregate consideration up to 50 per cent of the amount of their investment.  Our obligations under the promissory notes are secured by 7,630,814 shares of common stock pledged by Mr. Pengcheng Chen, our Chief Executive Officer, and by Mr. Fangshe Zhang, our Chairman. We have not repaid the Selling Stockholders’ Promissory Notes to date and the Selling Stockholders have not sought the shares being held in escrow

The shares of common stock issuable upon conversion of the Selling Stockholders’ Promissory Notes and exercise of the Selling Stockholders Warrants are the Selling Stockholders Securities being offered for resale pursuant to the Resale Prospectus.

THE OFFERING

Securities we are Offering	___________Units, each consisting of one share of common stock and one warrant to purchase one share of common stock(1)

Common stock outstanding after the offering

Outstanding Prior to Offering	_____________ shares (2)

Outstanding After Offering	______________shares (2)

Offering price	$ ____to $_______per Unit; $.____ to $_____ per share and $___ per Warrant

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes. See “Use of Proceeds” on page _____ for more information on the use of proceeds.

Risk Factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 4 .

(1)	Excludes (i) up to shares that may be sold upon the underwriter’s over-allotment option and (ii) up to shares of common stock underlying warrants to be received by the underwriter in this offering.

(2)
Based on 35,663,850  shares of common stock issued and outstanding as of  January 20, 2010, without giving effect to the Reverse Split, _____________ shares of common stock  after giving effect to the conversion of the Selling Stockholders’ Promissory Notes) and shares of common stock issued in the public offering (excluding the shares issuable upon exercise of the Warrants, the underwriter’s over-allotment option of up to Units and theunderwriter’s warrants to  purchase up to shares of common stock).

SUMMARY OF CONSOLIDATED FINANCIAL INFORMATION

The following tables summarize our consolidated financial data for the periods presented. You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to these consolidated financial statements appearing elsewhere in this Prospectus. The selected consolidated statements of operations data for the nine months financial period ended September 30, 2009 and 2008, and the consolidated balance sheet data as of September 30, 2009 are derived from our unaudited consolidated financial statements, which are included elsewhere herein. The unaudited consolidated financial statements have been prepared on the same basis as our audited financial statements and include, in the opinion of management, all adjustments that management considers necessary for a fair presentation of the financial information set forth in those statements. The selected consolidated statements of operations data for the financial years ended December 31, 2008 and 2007; and the selected consolidated balance sheet data as of December 31, 2008 are derived from our consolidated financial statements, which are included elsewhere herein, and have been audited by MS Group CPA, LLC, an independent registered public accounting firm, as indicated in their report. Whereas the selected consolidated statements of operations data for the financial years ended December 31, 2006 and 2005, and the selected consolidated balance sheet data as of December 31, 2006 and 2005 are derived from our consolidated financial statements, which are not included in this prospectus, and have been audited by MS Group CPA LLC  and the selected consolidated statements of operations data for the financial year ended December 31, 2004; and the selected consolidated balance sheet data as of December 31, 2004  have been audited by Most & Company LLC, an independent registered public accounting firm, as indicated in their report. Historical results are not necessarily indicative of the results to be expected in future periods.

	Year Ended December 31,					Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2009	2008
	(in thousands)					(unaudited)
Revenue	$10,473	$12,156	$12,042	$16,051	21,378	$17,057	$17,841
Cost of sales	5,523	7,045	9,333	10,990	13,937	11,033	11,666
Gross profit	4.950	5,111	2,709	5,061	7,441	6,024	6,175
Depreciation and amortization	179	232	238	249	286	223	198
Selling and distribution expenses	1,144	1,312	1,363	1,954	2,712	2,723	2,265
General and administrative expenses	673	796	563	513	759	501	661
Other income (expense)	72	(51)	68	24	74	79	31
Interest income (expense)	32	47	51	(6)	(275)	(259)	(160)
Loss on fix assets disposal	0	(23)	(72)	(342)	(159)	0	0
Income before income tax	3,237	$2,976	$830	2,269	3,610	2,620	3,120
Income tax expense	0	$482	$134	349	597	477	501
Net income attributable to the Shareholders of the Company	$2,978	$2,274	$633	1,762	2,732	1,964	2,404
Earnings per Share — basic (US$) (1)	$0.52	$0.39	$0.04	0.05	0.08	0.06	0.07
Earnings per Share — diluted (US$) (2)	$0.52	$0.32	$0.02	0.05	0.08	0.06	0.07

Note:
(1)	Actual figures (not in thousands), and assume there are shares of basic common stock outstanding after this offering was applied retrospectively.
(2)	Actual figures (not in thousands), and assume there are shares of diluted common stock outstanding after this offering was applied retrospectively.

	As at December 31,					As at
	2004	2005	2006	2007	2008	September 30, 2009
						(unaudited)
Balance Sheet Data:	(in thousands)
Cash and cash equivalents	$16	$575	$565	$367	$24	$544
Total current assets	16	7,850	6,695	6,109	11,806	14,296
Total assets	16	12,104	14,029	17,399	22,348	26,780
Short-term borrowings	0	372	897	535	1,014	915
Total current liabilities	18	1,082	1,920	2,440	2,905	5,203
Total stockholders’ equity	（2）	9,721	10,745	13,437	17,641	19,595

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.  Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur.  The trading price could decline due to any of these risks, and an investor may lose all or part of his investment.  Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company.  This prospectus also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

RISKS RELATED TO OUR BUSINESS

During The Fourth Quarter of 2008 And The First Quarter Of 2009,  Adverse Market Conditions Caused A Decline In Revenue And Increase In Outstanding Accounts Receivable That Adversely Affected Our Liquidity.

Our business was adversely affected by a decline in revenues and an increase in outstanding accounts receivable, particularly during the fourth quarter of 2008 and the first quarter of 2009.  Revenues and the collection of outstanding receivables improved significantly during the nine months ended September 30, 2009, with nearly no accounts receivable outstanding over six months, which improved our liquidity.  However, our business may still be subject to fluctuation, particularly if general economic conditions deteriorate again.   Such a decline would adversely affect our liquidity and operations.

Hanxin Must Be Able To Effectively Improve Its Products And If It Is Unable To Improve Its Products, Its Business May Be Adversely Affected.

Hanxin is seeking to improve its profitability by producing more finished cork products, which generally have higher profit margins, as a percentage of its total sale. Management believes that Hanxin’s cork products enjoy technical advantages over its competitors in China. If Hanxin is unable to improve and develop its products, Hanxin may not be able to improve its profit margins or improve its ability to compete effectively.

Hanxin Is Dependent On Its Raw Materials. Any Shortages Of The Necessary Materials Would Have A Materially Adverse Effect On Its Business.

The supply of cork raw material is the base of production. The shortfall of raw material will impair the development and production of Hanxin’s products. The supply of these raw materials can also be adversely affected by any material change in the climate or other environmental conditions, which may have a material adverse impact on the costs of raw materials. Our financial performance may be affected by changes in production costs brought about by fluctuations in the prices of our raw materials. The prices of our major raw materials may fluctuate due to changes in supply and demand conditions. Any shortage in supply or upsurge in demand of our major raw materials may lead to an increase in prices, which may adversely affect our profitability due to increased production costs and lower profit margins.

Hanxin Is Dependent On Key Personnel, And The Loss Of Any Key Employees, Officers And/Or Directors May Have A Materially Adverse Effect On Hanxin’s Operations.

Hanxin’s success is substantially dependent on the continued services of its executive officers, particularly Fangshe Zhang, our Chairman, and Pengcheng Chen, our Chief Executive Officer and other key personnel who generally have extensive experience in the cork industry and have been employed by Hanxin for substantial periods of time. The loss of the services of any key employees, or Hanxin’s failure to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on its business and results of operations.

We Do Not Own All Of The Cork Processing Technology Related Patents We Are Using And Are Subject To The Terms And Conditions Of A Licensing Agreement.

We are dependent on the patents licensed to us from Fangshe Zhang, our Chairman and principal shareholder.  He owns 14 cork processing technology related patents in China.  Hanxin has an exclusive license to three patents in consideration for annual payments and Hanxin has an exclusive right to use another 11 patents for free.  Hanxin also owns three patents transferred from Mr. Zhang. As a result, our business activities related to exploiting these patents are dependent on the license granted to us from him. In the event that the license is terminated, such a result would have a material adverse affect on the company as it would prevent us from using them in our business and deriving revenue associated therewith.

Hanxin’s Overseas Growth Is Dependent On The Strategic Plan On Expanding Foreign Markets.

Hanxin plans to expand the foreign markets, especially the U.S. market, for the next few years. We have established cooperation relationships with several large building and decoration material dealers in the U.S. and Taiwan. Should there be any economic turndown that significantly weakens the sales ability of these dealers and other foreign wholesalers and retailers, we may not achieve our goal of revenues and our strategic growth would be significantly and adversely affected.

Due To Fluctuations Any Quarter-To-Quarter Comparisons In Our Consolidated Financial Statements May Not Be Meaningful

Hanxin’s business is subject to fluctuations, which may cause its operating results to fluctuate from quarter-to-quarter. This fluctuation may result in volatility or have an adverse effect on the market price of our common stock.

Changes In The Extensive Regulations To Which Hanxin Is Subject Could Increase Its Cost Of Doing Business Or Affect Its Ability To Grow.

The governments of countries where Hanxin’s exports products, including, but not limited to India, the United States, Germany and Japan, may, from time to time, consider regulatory proposals relating to raw materials, market, and environmental regulation, which, if adopted, could lead to disruptions in supply and/or increases in operational costs, and hence indirectly affect Hanxin’s profitability. To the extent that Hanxin increases its product prices as a result of such changes, its sales volume and revenues may be adversely affected. Furthermore, these governments may change certain regulations or impose additional taxes or duties on certain Chinese imports from time to time. Such regulations, if effected, may have a material adverse impact on Hanxin’s operations revenue and/or profitability.

Our Business Activities Are Subject To Certain Laws And Regulations And Our Operation May Be Affected If We Fail To Have In Force The Requisite Licenses And Permits.

We are required to obtain various licenses and permits in order to conduct our business of production and export of cork products. The business is also subject to applicable laws and regulations.  Any failure to comply with the conditions stipulated in our licenses and permits may lead to their revocation or non-renewal. Any failure to observe the applicable laws and regulations may lead to the termination or suspension of some or all of our business activities or penalties being imposed on us. The occurrence of any of these events may adversely affect our business, financial condition and results of operations.

We Are Dependent On Our Customers’ Ability To Maintain And Expand Their Sales And Distribution Channels. Should These Distributors Be Unsuccessful In maintaining And Expanding Their Distribution Channels, Our Results Of Operation Will Be Adversely Affected.

Demand for our products from end-consumers and our prospects depend on the retail growth and penetration rate of our products to end-consumers. Sales of our products are conducted mainly through distributors, over whom we have limited control. These distributors sub-distribute our products. We are thus dependent on the sales and distribution channels of our distributors for broadening the geographic reach of our products. Should these distributors be unable to maintain and expand their distribution channels, our results of operations and financial position will be adversely affected.

Hanxin May Not Be Entitled To Certain Benefits That It Receives From The Chinese Government, Which May Have An Adverse Affect On Its Business.

Hanxin takes advantage of favorable tax rates and other beneficial governmental policies afforded to it as a result of the nature of its business. In the event that the program offered to Hanxin is amended or rescinded or Hanxin’s business no longer meets the eligibility requirements of the program, it may not be able to enjoy the benefits of these programs and as a result may have to pay higher income taxes, which may have a material adverse affect on Hanxin.

The Chinese government might adjust the current industrial policies and tax rates with the growth of political and economic environment in China, which may negatively impact Hanxin’s business.

Control By Principal Shareholders, Officers And Directors.

Messrs. Fangshe Zhang, our Chairman, and Pengcheng Chen, our Chief Executive Officer own in the aggregate approximately 37.33 percent (37.33%) of our common stock. As a result, such persons may have the ability to control us and direct our affairs and business. Such concentration of ownership may also have the effect of delaying, deferring or preventing change in control of us. See “Security Ownership Of Certain Beneficial Owners And Management.” After giving effect to the offering and the conversion of the Selling Stockholder’s Promissory Notes, Messrs. Zhang and Chen will own, in the aggregate, approximately  ______%  of our common stock.

We Are Dependent On Certain Major Suppliers For Our Raw Materials. In The Event That We Are No Longer Able To Secure Raw Materials From These Suppliers And Are Unable To Find Alternative Sources of Supply At Similar Or More Competitive Rates, Our Operations And Profitability Will Be Adversely Affected.

For the production of our products, we rely on our major suppliers for a significant portion of the supply of raw cork material. Although we purchase supplies from approximately 24 suppliers, three suppliers accounted for about 40% of our supply of raw material in 2008. In the event that we are unable to secure our raw materials from these suppliers and we are unable to find alternative sources of supply at similar or more competitive rates, our business and operations will be adversely affected.

Indemnification Of Officers And Directors.

Our Articles of Incorporation and applicable Delaware Law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear the expenses of such litigation for any of its directors, officers, employees, or agents, upon such person’s promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which it will be unable to recoup.

Director’s Liability Limited.

Our Articles of Incorporation exclude personal liability of our directors to us and our stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, we will have a much more limited right of action against our directors than otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws.

No Foreseeable Dividends.

We have not paid dividends on its Common Stock and do not anticipate paying such dividends in the foreseeable future.

RISKS RELATED TO DOING BUSINESS IN CHINA

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Hanxin, is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;
•	revoking our business license, other licenses or authorities;
•	requiring that we restructure our ownership or operations; and
•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China. Moreover, all of our directors and officers are nationals and residents of China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We cannot assure you that at all times we will be in compliance with environmental laws and regulations or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor due to recent changes in Chinese labor laws which are likely to increase costs further and impose restrictions on our relationship with our employees. In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law and more strictly enforced existing labor laws. The new law, which became effective on January 1, 2008, amended and formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. As a result of the new law, the Company has had to reduce the number of hours of overtime its employees can work, substantially increase the salaries of its employees, provide additional benefits to its employees, and revise certain other of its labor practices. The increase in labor costs has increased the Company’s operating costs, which the Company has not always been able to pass through to its customers. As a result, the Company has incurred certain operating losses as its cost of manufacturing increased. In addition, under the new law, employees who either have worked for the Company for 10 years or more or who have had two consecutive fixed-term contracts must be given an “open-ended employment contract” that, in effect, constitutes a lifetime, permanent contract, which is terminable only in the event the employee materially breaches the Company’s rules and regulations or is in serious dereliction of his duty. Such non-cancelable employment contracts will substantially increase its employment related risks and limit the Company’s ability to downsize its workforce in the event of an economic downturn. No assurance can be given that the Company will not in the future be subject to labor strikes or that it will not have to make other payments to resolve future labor issues caused by the new laws. Furthermore, there can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to foreign exchange control and other regulations of China.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into U.S. Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiary could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Hanxin’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiary, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the U.S. Dollar appreciate against the Renminbi.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. Dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. Dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the U.S. Dollar.

According to our development plan, we will expand the foreign market in the next few years, which may increase our revenue designated in U.S. Dollar. Thus an appreciation of U.S. Dollar against RMB may increase our revenue while depreciation may decrease it.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also known as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make substantial option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens, including or Chief Executive Officer, to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

 Our operations in the PRC are subject to the laws and regulations of the PRC.

As our products are exported from the PRC, we are subject to and have to operate within the framework of the PRC legal system. Any changes in the laws or policies of the PRC or the implementation thereof, for example in areas such as foreign exchange controls, tariffs, trade barriers, taxes, export license requirements and environmental protection, may have a material impact on our operations and financial performance.  The corporate affairs of our companies in the PRC are governed by their articles of association and the corporate and foreign investment laws and regulations of the PRC. The principles of the PRC laws relating to matters such as the fiduciary duties of directors and other corporate governance matters and foreign investment laws in the PRC are relatively new. Hence, the enforcement of investors or shareholders' rights under the articles of association of a PRC company and the interpretation of the relevant laws relating to corporate governance matters remain largely untested in the PRC.

Our subsidiaries, operations and significant assets are located outside the U.S. Shareholders may not be accorded the same rights and protection that would be accorded under the Securities Act. In addition, it could be difficult to enforce a U.S. judgment against our Directors and officers.

Our subsidiaries, operations and assets are located in the PRC. Our subsidiaries are therefore subject to the relevant laws in the PRC. U.S. law may provide shareholders with certain rights and protection which may not have corresponding or similar provisions under the laws of the PRC. As such, investors in our common stock may or may not be accorded the same level of shareholder rights and protection that would be accorded under the Securities Act. In addition, all our current executive directors are non-residents of the U.S. and the assets of these persons are mainly located outside the U.S. As such, there may be difficult for our shareholders to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against any of these persons.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to continue to operate in China may be affected by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Sales of our common stock by the selling stockholders in a concurrent offering may depress our stock price.

Commencing __ months after our initial public offering, our Selling Stockholders may offer for sale, from time to time, _______shares of our common stock. If we sell all ___shares we are offering, we would have _____shares outstanding (after giving effect to the conversion of the Selling Stockholder Promissory Notes but without giving effect to the exercise of the Selling Stockholder warrants), _______of which would be freely tradable in the public . Sales of a substantial number of shares of our common stock by the Selling Stockholders within a relatively short period of time could have the effect of depressing the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

We will sell broker-dealer warrants to our underwriter in connection with the public offering.

We will sell to _________________, the underwriter for the initial public offering, as additional compensation, warrants to purchase one Unit for each ten Units sold in the offering, which is up to a maximum of _____warrants, (the “Underwriter’s Warrants”). The Underwriter’s Warrants may be exercised at any time commencing one year from the date of this prospectus and continuing for five years thereafter to purchase Units  at an exercise price equal to_______% of the offering price of the Units in this offering.

During the term of the Underwriter’s Warrants, their holders will have the opportunity to profit from an increase in the price of the shares. The existence of the Underwriter’s Warrants may adversely affect the market price of the shares if they become publicly traded and the terms on which we can obtain additional financing. The holders of the Underwriter’s Warrants can be expected to be exercising them at a time when we would, in all likelihood, be able to obtain additional capital on terms more favorable than those contained in the Underwriter’s Warrants. Please see “Underwriting” and “Description of Securities” for additional information regarding the Underwriter’s Warrants and our common stock.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, the annual assessment of our internal controls requirement first applied to our annual report for the 2007 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2010 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of the Company at or above the price they paid for them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “should”, “will” and “would” or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to predict accurately or control. The factors listed above in the section captioned “Risk Factors,” as well as any cautionary language in this Prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this Prospectus could have a material adverse effect on our business, results of operations and financial position.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the ______ Units in the offering will be approximately $6,896,000 after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriter’s over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $8,475,950.

	Proceeds
Acquisition of Inventory and Marketing Expenses Related to Expansion of Domestic Markets	$3,500,000
Acquisition of Inventory and Marketing Expenses Related to Expansion of Domestic Market	$1,500,000
Purchase of Equipment to Expand Production	$1,000,000
Working Capital (1)	$896,000
Total net proceeds	$6,896,000	(1)

(1)  Assumes that the Selling Stockholders do not demand repayment of their promissory notes in the aggregate principal amount of $700,000. A portion of the proceeds will be used to repay such notes in the event that the Selling Stockholders demand repayment.

The principal purposes of this Offering are to increase our working capital and to expand both our domestic and oversea market shares by increasing our marketing efforts, expand our sales channels through additional distributors and increasing our production capacity.

The foregoing represents our best estimate of its allocation of the net proceeds of this Offering based upon the current state of its business operations, its current plans, and current economic and industry conditions and is subject to reapportionment among the categories listed above or to new categories.  The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.. Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities. We will not receive any of the proceeds from the sale of common stock by the Selling Stockholders.

   DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We did not pay any cash dividends in the nine months ended September 30, 2009 or in the fiscal years ended December 31, 2008 and 2007.

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Furthermore, the ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

Our inability to receive dividends or other payments from our Chinese operating subsidiary could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business. Hanxin’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations. Accordingly, if we do not receive dividends from our Chinese operating subsidiary, our liquidity, financial condition and ability to make dividend distributions to our stockholders will be materially and adversely affected.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2009 (unaudited):

•
on a pro forma basis as adjusted to give further effect to reflect our receipt of estimated net proceeds from the sale of shares of common stock (excluding the shares which the underwriter has the option to purchase to cover over-allotments, if any) in this offering at an assumed public offering price of $        , which is the mid-point of the estimated range of the per share offering price, and after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $                   .

You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

September 30, 2009
	Actual		Pro Forma Adjustments		Pro Forma, As Adjusted
(Unaudited)
Due to shareholder		$—		$—		$—
Stockholders' equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized, 35,663,850 issued and outstanding on an actual basis, issued and outstanding on a pro forma basis, and issued and outstanding on a pro forma as-adjusted basis  (1)

Additional paid-in capital
Accumulated other comprehensive income
Statutory surplus reserve fund
Retained earnings
Total stockholders' equity	$		$		$
Total capitalization	$		$		$

(1)	The number of our shares of common stock shown above to be outstanding after this offering is based on 35,663,850 shares outstanding as of September 30, 2009

MARKET FOR THE COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on Over-The-Counter Bulletin Board under the symbol AKRK.OB. As of February 11, 2010, there were approximately 98 holders of record of our common stock.  We intend to apply for the listing of our common stock on either the NASDAQ or the American Stock Exchange. The following table sets forth the range of high and low bid information for the period from first quarter of 2007 to the fourth quarter of 2009.

Period	High Bid	Low Bid
2009
First quarter	$0.21	$0.11
Second quarter	$0.26	$0.10
Third quarter	$0.28	$0.20
Fourth Quarter	$0.53	$0.23
2008
First quarter	$0.20	$0.09
Second quarter	$0.43	$0.07
Third quarter	$0.30	$0.21
Fourth quarter	$0.244	$0.11

2007
First quarter	$0.185	$0.10
Second quarter	$0.14	$0.05
Third quarter	$0.16	$0.105
Fourth quarter	$0.25	$0.15

The above quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Our transfer agent is Olde Monmouth Stock Transfer, whose address is 200 Memorial Parkway, Atlantic Highlands, NJ 07716, and their contact number is (732) 872 2727.

There are no securities authorized for issuance under equity compensation plans.

DILUTION

If you invest in our Units, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of common stock immediately after this offering.

Investors participating in the Offering will incur immediate, substantial dilution. Our net tangible book value as of September 30, 2009 was $____million, or $0.____per share (unaudited) based on 35,663,850 shares of common stock outstanding. Assuming the sale by us of ____Units (_______shares of common stock  and assuming no exercise of the Warrants),) offered in this offering at an assumed public offering price of $____per share, and after deducting the estimated underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of September 30, 2009  would have been $ ____million, or $0.____per share. This represents an immediate increase in net tangible book value of $ ____per share to our existing stockholders and an immediate dilution of $____per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Public offering price per share	$
Net tangible book value per share as of September 30, 2009	$
Increase per share attributable to new public investors
Net tangible book value per share after this offering
Dilution per share to new public investors

The following table sets forth, on an as adjusted basis as of September 30, 2009, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $       per share of common stock:

	Shares Purchased			Total Cash Consideration
	Number	Percent		Amount (In Thousands)		Percent		Average Price per Share
Existing stockholders	35,663,850		%	$			%	$
New investors			%		$-		%	$
Total		100%				100%

This table does not give effect to:

▪	shares that may be issued pursuant to the Warrants, the underwriter’s Warrants or the underwriter’s over-allotment option;

▪	________ shares that may be issued pursuant to the conversion of the Selling Stockholders’ promissory notes

▪	_________ shares issuable upon exercise of the Selling Stockholders’ warrants, with an exercise price of $___ per share;

The total consideration amount for shares of common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock as of September 30, 2009  and excludes the value of securities that we have issued for services. If the underwriters’ over-allotment option of ____Units is exercised in full, the percent of the number of shares held by existing stockholders will be reduced to % of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors will be increased to shares, or  %, of the total number of shares of common stock outstanding after this offering.

The discussion and tables above is based on 35,663,850 shares of common stock issued and outstanding as of December 8, 2009. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

 ACCOUNTING FOR THE SHARE EXCHANGE

On August 9, 2005, the Company completed the acquisition of all of the common stock Hanxin International pursuant to a Share Exchange Agreement. We acquired Hanxin International in exchange for 24,000,000 shares of common stock and 1,000 shares of the Series A Preferred Stock, which such shares converted into 29,530,937 shares of common stock. Subsequent to the merger and upon the conversion of the Series A Preferred Stock, the former shareholders of Hanxin International own 95% of the outstanding shares of our common stock. As a result of this transaction, Hanxin International became a wholly-owned subsidiary of the Company. The transaction is accounted for using the reverse merger acquisition method of accounting in accordance with the FASB issued ASC805, Business Combinations.

DESCRIPTION OF BUSINESS

Overview

As used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” “Company” and “Asia Cork” refer to ASIA CORK, INC., a Delaware corporation, formerly known as Hankersen International Corp (“HANKERSEN”).

Our Corporate Structure

The corporate structure of the Company is illustrated as follows:

Our Corporate History

The Company was incorporated under the laws of the State of Delaware on August 1, 1996. The Company was formed in connection with the merger acquisition of Kushi Macrobiotics Corp. (“KMC”) with American Phoenix Group, Inc. (“APGI”) in 1996. Prior to such acquisition, KMC had operated a business of marketing a line of natural foods (the “Kushi Cuisine”). This business was not successful and management determined that it would be in the shareholder’s interest for KMC to operate a different business. In August 2005, the Company, through Kushi Sub, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of the Company ("Acquisition Sub") acquired all the ownership interest in Hanxin (Cork) International Holding Co., Ltd. ("Hanxin International"), a British Virgin Islands limited liability corporation, organized in September 2004. The Company acquired Hanxin International in exchange for 24,000,000 shares of common stock and 1,000 shares of the Series A Preferred Stock, which such shares converted into 29,530,937 shares of common stock. Subsequent to the merger and upon the conversion of the Series A Preferred Stock, the former shareholders of Hanxin International currently own 95% of the outstanding shares of the Company's common stock.

Kushi Sub, the surviving entity of the merger with Hanxin International, has no other business activities other than owning 100% of Xi'An Cork Investments Consultative Management Co., Ltd. ("Xi'An"), which owns 92% of Xian Hanxin Technology Co., Ltd. ("Hanxin"), incorporated in July 2002, both Xi'An and Hanxin are People's Republic of China (PRC) corporations. Most of the Company’s operating and business activities are conducted through Hanxin.

On July 11, 2008, the Company's wholly owned subsidiary, Asia Cork Inc. was merged into its parent, the Company as approved by the Board of Directors of the Company pursuant to the Delaware General Corporation Law. The Company is the surviving company of the merger and Certificate of Incorporation is otherwise unchanged. The wholly-owned subsidiary was formed in July 2008 and had no material assets. The Certificate of Merger was filed with the Secretary of State of Delaware on July 11, 2008.

As permitted by Delaware General Corporation Law, the Company assumed the name of its wholly owned subsidiary following the merger and now operates under the name Asia Cork Inc. The Company’s common stock is quoted on the Over the Counter Bulletin Board under the trading symbol “AKRK.OB.”

Reverse Stock Split and Change of Domicile

Concurrently with the date of this prospectus, the Company will effectuate a ___ to one reverse stock split (the “Reverse Split”).   The Reverse Split will be subject to approval by our stockholders, which approval is a condition to the Offering.  All references to the outstanding shares of our common stock in this prospectus give effect to the Reverse Split.

 Business Overview

The Company, through its subsidiaries, engages in the development, manufacture and distribution of cork wood floor, wall, sheets, rolls and other cork decorating materials, which is generally regarded as environmentally friendly. Located in Xi’an, China, Asia Cork, Inc. is a rapidly growing leader in the industry of cork-based building materials. Cork is a ‘green’ renewable resource harvested only from the bark of the cork oak tree, thus leaving forests generally undamaged. The Company’s product lines include raw cork materials, semi-finished cork and finished cork products such as cork floorboards and cork wallboards.

Cork is a renewable natural resource, harvested from the bark of cork trees. Compared to other similar products, cork products have the characteristics of their impermeability, buoyancy, elasticity, and fire resistance. The sustainability of production and the easy recycling of cork products and by-products are two of its most distinctive aspects. The company’s product lines include raw cork materials, semi-finished cork products, finished cork products, and by-products, including cork roll, cork paper, crafts and ornaments, cork floorboards and wallboards.

The average wholesale price of Hanxin cork floors is around $60/m2, while products from Portugal are usually priced at 75/m2 on average. Hanxin enjoys significant cost advantage as its production activities are all performed in China. Raw cork materials, mainly cork granules in China, cost only 30~40% of the cost of the raw materials from Portugal and, and the average labor cost in China is around 20~10% of the cost in Europe, which gives Asia Cork a pricing advantage and higher margin.

We have the right to use 17 patents developed by Fangshe Zhang, our Chairman regarding cork processing technologies. We own 3 patents, lease 3 patents, and have exclusive right to use another 11 patents for free. We believe that these 17 patents give us  competitive advantages in our product quality.

We sell our products under the “Hanxin” brand to customers through sales agents.  All of our sales are to distributors in China, some of whom resell the products or reprocess the products and sell their products overseas.

Our objective is to utilize our technology and cost advantages of being based in China in order to become a leading cork product developer and manufacturer. We intend to continue to develop new products, expand the market for cork floorboard, wallboard and other products globally, and increase our sales revenue.. In order to achieve our objectives, we intend to, among other things, increase our sales and marketing efforts, enhance production capacity, ensure our raw material incoming source, acquire other cork manufacturing factories and other cork exporting companies in China, continue expanding domestic market by establishing sales network in China, export our cork products to overseas countries by our own sales network, and establish our own cork plantation in China. Provided that our expansion plans above mentioned can succeed, we expect that our production capacity will increase substantially. There is no assurance that we will be able to achieve these objectives.

Cork Material and Cork Products

Cork material is a green material, a subset of generic cork tissue that is harvested for commercial use primarily from the cork oak tree. Cork is composed of Suberin (please see below the compound structure of cork), hydrophobic substance, and because of its impermeability, buoyancy, elasticity, and fire resistance, it is used in a variety of products.

Compound Structure of Cork

Source: Universita' Cattolica, Italy

Honeycomb structure of cork

Cork's extraordinary properties derive from its distinctive cellular structure. A one inch cube of natural cork contains more than 200 million tiny air-filled pockets. Some 50% of cork is captive air, which results in excellent buoyancy, compressibility, elasticity, a high degree of imperviousness to both air and water penetration and low thermal conductivity. The following table shows the physical properties, constitutive monomers and average content of the main cork components:

Component	Properties	Monomers	Average content
Suberin	Resilience Impermeability	Fatty acids Alcohols	45%
Lignin	Resistance to compression	Aromatic alcohols	27%
Poly-saccharides	Resistance to elongation	Monosaccharides	12%
Tannins		Ellagic acid Proanthocyanidins	6%
Waxes	Impermeability	Phenols Fatty acids	7%
Source: Universita' Cattolica, Italy

Due to the special structure and constitution, cork is noted for the following properties:

•
Environmentally friendly – cork barks are harvested with no harmful chemicals used in the harvesting process. Moreover, the cork production process uses no water, emits no CO2 or other gases, and produces no waste materials that cannot be recycled.  As a result, the cork products can be widely used even in food-related industry, ranging from wine stoppers to the medium for growing mushrooms.

•	No toxic evaporation - Cork floor planks contains only 6 milligram formaldehyde every 100 gram, lower than the Chinese national standard of 9 milligram.

•	Durability –Cork has a high friction coefficient. As a result, cork products have outstanding durability and can be used for many years when properly maintained.

•	Lightness and Low Density – The cellular structure of cork makes it very lightweight, resulting in cork's celebrated buoyancy.

•	Impermeability – Cork is impermeable to both liquids and gases, giving it superior sealing capabilities.

•	Elasticity – Cork is pliable and rebounds well to original size and shape

•
Low conductivity – Cork has one of the best insulating values of any natural material, with very low conductivity of heat, sound or vibrations. This enables cork to reduce heating and cooling costs and makes cork a good sound-proof material for construction and decoration.

•	Fire resistance – Cork has a high tolerance to heat.

•	Anti-moth – Cork floor is fully resistant to damage by moths

The distinct appearance of cork facilitates its use for decorating purposes, from floor and wall tiles to wallpaper to decorative specialty uses. Cork’s resilience helps cork products recover from compression or puncture. Longevity under heavy usage is a cork trademark. With many special properties, cork building material can be used to practical and aesthetic effect in diverse environments, including retail stores, restaurants, offices, hotel rooms and lobbies, clinics, resorts, universities, public buildings, houses of worship, and many more public and private environments.

Our Cork Products

Our Company produces the following cork products:

•
Cork Granule: Cork granule comes in varies sizes and is the early stage of cork material processing. Granules of cork can also be mixed into concrete by natural resin glue which is also environmental friendly. The composites made by mixing cork granules and cement have low thermal conductivity, low density and good energy absorption.

•
Cork Sheet and Cork Roll: Cork board and sheet/roll are of different thickness according to their usage, which need advanced processing techniques and manufacturing requirements.  Cork sheet and cork roll cost more than other basic materials. Customers use then as raw material of cork art crafts and to process them into underlayment for wood floors, art crafts, notepads and similar products..

•
Glue-down Cork Floor: Glue-down cork floor is made of two layers of cork and can be glued down to the flat ground when being installed. The special features of cork material have enabled it to be an ideal flooring material. With its elasticity, cork is a natural floor cushion, being soft, comfortable and less tiring to walk on.   Cork  flooring maintains warmth and is used for sound proofing.  Unlike other materials, it resists appearing  “worn out”. Cork flooring can also be crafted into many different designs and patterns, many of which are difficult to achieve using other raw materials. We currently produce several series of glue-down cork floor with different designs, colors and granules. This product is of comparatively high profit margin and is currently our major product.

•
Floating Cork Floor: Floating cork floor is the high-end cork floor board. The tiles can interlock with each other and are therefore fast and convenient to install. Different from glue-down floor which is usually made of two layers which are both made completely by cork, floating cork floor tiles consist of three layers. The surface layer is made of about three millimeter thick cork with well designed pattern and color;  the middle layer made of about seven millimeter thick high density fiberboard, and the under layer is made of about  one millimeter thick  cork sheet. Besides being convenient and environmentally friendly to install, the thickness provides for better comfort and a more luxurious feeling. This product produces the highest profit margin among all our products f and we are gradually moving our focus from sheet and roll to the production and sale of floating cork floor.

    The specifications of cork floors we produce are listed below:

Testing	Data
Acoustic absorption coefficient	2000-4000Hz
Collision sound	14-16dB
Heat transmission coefficient	0.06mk
Anti static electricity	2.2kv
Abrasion resistance	5000 wear cycles
Fire resistant coefficient	22.2
Flame	40mm high
Fire rating	Level two
Chemical resistance	Can resist muriatic acid for one hour
Source: Tested by Han Xin Quality Control Department..

•
Cork Wallboard: Wallboard is a high-end decorative material. All of the wallboard  products utilize Hanxin’s special staining technology to create different colors. We produce 16 types of cork wallboard with different patterns. Besides giving a beautiful and luxurious impression for the decorative use, cork wallboard also possesses soundproof qualities, making  it especially suitable for rooms and structures  that demand quiet.

•
Basic Cork Board: Basic cork board is similar as glue-down cork floor except that it has not been covered by a UV membrane. Cork board can therefore be tailored to different uses according to a customer’s specific needs, such as the underlayment for wood floor or soundproof material.

As of September 30, 2009, the sales percentage based on categories of products for 2009 is as follows:

The sales percentages based on categories of products in 2008 is as follows:

Production Procedures, Facilities, & Capacity

According to the special characteristic of cork material produced in China, we have designed a tailored production process and specified the operating requirements in each step, which ensure the quality of our products and becomes our key competitive edge. The basic manufacturing procedure is as follows:

 From 2002 until 2008, we built five workshops in sequence on over 80 thousand square meters of leased lands which are all located in the vicinity of Xi’an, Shaanxi Province. All of the production procedures are performed in these workshops. Workshop number one to number three were all established and started operation before August 2003. The fourth workshop was built in June 2005 and started operation in September 2005.

We have two production lines installed in the first four workshops. One line is for the production of floor plank and wallboard, the annual production of which is approximately 300,000 square meters.  The other line for production of cork sheets and semi-finished products, such as rolls of cork, the annual production of which is approximately 60,000 boxes of products.  Due to the unique non-standard production procedures for our product, each production line involves several workshops. The major function and output of the four workshops are shown as the following:

No.	Functions	No. of workers	Major product	Output (per shift, 2~3 shifts everyday)
1	Cutting, grinding, seasoning, film pressing, slicing, heated compounding, coating, waxing, etc.	80~90	Cork granule, sheet/role, wall boards	100 boxes 500 m2 wall board
2	Cutting, grinding, film pressing, slicing, polishing, etc.	70~80	Cork sheet/roll	100 boxes
3	Inspection, packaging, warehousing	Around 30	Not applicable	Not applicable
4	Heated pressing and compounding, edging, coating, inspection	70~80	Cork floor boards	>300 m2

The fifth workshop has about 6,000 square meters of capacity.  Construction commenced in the third quarter 2007 and completed in September 2008.. We planned to establish a third production line to produce high-end cork floor planks in the fifth workshop. We started to install production equipment in the fifth workshop in October 2008. We expect that, upon fund availability, , the new  facility will utilize the company’s advanced patented technologies to primarily produce floating cork floorboards of around 300,000 square meters.  However, due to the adverse market conditions we stopped purchasing new production facilities for the fifth workshop after the completion of part of the production line at the end of 2008. We have not determined when the additional production lines will be completed. At present the fifth workshop is used for part of the production procedure of the new high-end products and for the warehouse of our final products.

We have an option to acquire Sichuan Hanxin Cork Merchandises Co, Ltd. (“Sichuan Hanxin”), one of major cork raw material providers located in Sichuan Province China.  On September 20, 2009, we entered into an agreement (“Agreement”) with the two shareholders of Sichuan Hanxin, Huadong Li and Xiaojun Wu. The Agreement grants us an option to acquire 100% of the shares of Sichuan Hanxin by September 20, 2010. The acquisition price shall be the 120%~150% of the net asset value as shown in the audited financial statements as of December 31, 2009 of Sichuan Hanxin as determined by an audit firm we designate. The amount of the premium over the net asset value is subject to agreement by the parties, but cannot exceed 150%. Exercise of the option is subject to satisfactory of financing situation, due diligence, and requisite corporate approvals. In the event that any of the closing condition is not satisfied by September 20, 2010, the Agreement will terminate except that a party whose fault causes the failure to fulfill conditions shall be liable to pay a penalty of RMB 10 million (equivalent to $1,464,916). According to the Agreement, Hanxin shall pay 30% of the acquisition price within 10 days from the date of fulfillment of all closing conditions, 30% within 60 days from the fulfillment date, and 40% within 10 days from completing the transfer of all assets and shares of Sichuan Hanxin.  As of September 30, 2009, Hanxin had paid a deposit of $1,362,372 (equivalent to RMB9.3 millions) to Sichuan Hanxin. Hanxin anticipates applying the whole deposited amount to payments for raw materials if the acquisition does not occur.

We are also cooperating with Sichuan Hanxin to build another production line for manufacturing the cork floor planks at their location in Sichuan province. According to the Cork Floor Production Cooperation Agreement dated of October 14, 2009, we provided a set of production equipment, and Sichuan Hanxin agreed to provide the workshop and supplementary equipments. We shall purchase the raw materials from Sichuan Hanxin and Sichuan Hanxin shall be responsible for the production of cork floor products according to the quality specifications and standards set by us. According to the agreement, we have exclusive right to sell the cork floor products produced from this production line. This new cork floor production line is expected to commence operation by early 2010, with an annual production capacity of approximately 200,000 square meters of products. Accordingly, we will be able to increase our total annual output to 500,000 square meters.  Producing the finished product at Sichuan Hanxin allows us to produce product at less cost, as we save the higher transportation costs associated with transporting raw material as compared to finished product.  Sichuan Hanxin also has existing buildings with the capacity to house additional production lines.

As of December 1, 2009, we are operating at 95% of our maximum production capacity.  Our own production capacity cannot meet expanding market demand. We are negotiating with several other mid-sized cork product manufacturers to be original equipment manufacturer (“OEM”) and receive our support of technology and standards.  We have not yet entered into any OEM contracts, but expect to develop long-term OEM cooperation with several manufacturers in the near future to enlarge our production output in a more stable manner while saving the cost of building new production facilities.

Raw Materials

Cork is the outer bark of a cork oak tree. During a harvest, the outer bark of a cork oak’s trunk and major branches is carefully stripped by hand – no mechanical stripping devices are allowed. Experienced cork strippers use a specialized cork axe to slit the outer bark and peel it away from the tree. The cork bark is then sorted by quality and thickness. The remaining cork (called “blocker waste," although it is perfectly good material!) is then ground up and processed to be used in the production of agglomerated cork and cork & rubber compounds. These materials are used in a variety of applications from construction and gaskets and friction plates to sound proof materials.

A cork tree regenerates its precious outer layer 9 or 10 times during its 150~200-year lifetime. The first stripping of the cork bark occurs when the tree is between 15 years of age, with subsequent yields at 9 to 10 year intervals. Because of the limited time of harvesting the cork tree during its life circle, access to abundant natural resources of cork forest is a very important aspect of our business. At present, the supply and price of raw materials have been stable.

There are only two species of cork oak tree which can produce barks that are suitable for manufacture of cork building materials,  Quarks Suber and Quarks Variabilis. Quarks Suber belongs to evergreen arbor tree, and is native to the western Mediterranean area. On average, ten hectare Quarks Suber can shed cork about 150 kilograms every ten years, while high-quality Portugal Quarks Suber can produce 200 – 250, or even 500 kilograms every hectare. With its vast reservation of over 700 thousand hectare, Portugal is the largest source  of cork products. The following graph shows the world distribution of Quarks Suber in 2006.

Country	Forest Area Hectares	% of Worlds Forest Area	Production Tons (000)	% of Total Production
Portugal	736,000	32%	157	52%
Spain	506,000	22%	88	30%
Algeria	414,000	18%	17	6%
Morocco	345,000	15%	11	4%
France	92,000	4%	3	1%
Tunisia	92,000	4%	8	3%
Italy	92,000	4%	15	5%
TOTAL	2,277,000	100%	340	100%

Source: The Natural Cork Quality Council, US

Quarks Variabilis is a kind of wide-leaved deciduous tree that mainly grows in China. The wild forest area is about 1.2 million hectares. The most important growing area is Shaanxi Province, especially the Qin Ba Mountain area whose reservation occupies over 65% of the wild forest in China. Different from Quarks Suber, the cork from Quarks Variabilis is completely wild grown, while trees of Quarks Suber in Portugal are mainly grown on plantations.

Raw material, namely bark of Quarks Variablilis is an important aspect of our business.  We have abundant access to the cork raw materials. We purchase all raw materials, including bark, glue, PVC membrane, paint and other materials from over 10 suppliers. None of the suppliers provide more than 15% of our total purchase. Three suppliers accounting for approximately 40% of our supply of raw materials in 2008 and the first nine months of 2009 and we have purchased product from each of our largest bark suppliers for more than three years.  We usually enter into one year purchase agreements with our suppliers. We believe we have good relationships with our suppliers, and the raw materials supply stays comparatively stable except for normal price fluctuations.

All our workshops are located in Shaanxi PRC which accounts for more than 65% of total bark production in PRC.  Besides purchasing the barks from wild Quarks Variablilis, we may also acquire lands to establish our own plantation for high quality cork oak trees.

Our largest supplier, Sichuan Hanxin, obtained a three-year exclusive right (from 2009 to 2011) to collect, purchase, transport and process the cork bark raw material in four counties in MianYang City, Sichuan province.  Sichuan Hanxin has the exclusive right to purchase cork bark from designated areas each year in order to conserve the supply of cork and allow the tress in harvested areas to regrow their bark. The MianYang Municipal government passed a regulation on April 22, 2009 to protect the right of Sichuan Hanxin, which gives Sichuan Hanxin an advantage in the development of its business. We have an option to acquire Sichuan Hanxin, and its exclusive rights will help stabilize our raw material access, reduce the raw material cost, and provide an impetus to expand our production and market shares.

Pursuant to our agreement with Shaanxi Shuta dated October 20, 2009, we agreed to purchase from Shaanxi Shuta a land use right of 7,000 Mu (equal to 4,669,000 square meters) located in Baoji District, Shaanxi province. We plan to develop our own cork forest on the land, which will help assure our raw material supply at a lower cost.  Shuta incurred RMB10,000,000 (equivalent to $1,464,916)  expenses in the process of the acquisition. The agreement provides that in the event that we do not purchase the land by October 20, 2011, we will be liable to pay RMB10,000,000 to Shuta as reimbursement for the acquisition expenses. The parties anticipate that should we not purchase the land by October 20, 2011, Shuta will not repay the RMB10 million loan pursuant to Loan Agreement dated October 28, 2009 and the parties will have no further obligation to each other regarding the loan or the land purchase.

Our Marketing Strategy

We sell our products in China through sales agents, retail sellers, and our own sales employees. The overseas markets primarily are approached through unrelated overseas distributors and agents.

Domestic market

Sales Agents

ð	Strategic Cooperation Agreement with Shaanxi Shuta

Shaanxi Shuta is one of the largest wholesale distributors of cork floor boards and wall boards in China . As of __________, 2009, Shaanxi  Shuta had over 10 wholesale stores and four showrooms.

 According to our strategic cooperation agreement,, Shaanxi Shuta shall

•	order three types of “Shuta Brand” cork flooring plank products to be produced by Hanxin based on the Shuta’s specification and
•	order three types of “Shuta Brand” flooring plank semi-finished products to be processed by Hanxin.

 As to the “Shuta Brand” cork plank products, Shaanxi Shuta has the exclusive right to distribute these products produced by Hanxin.

ð	Other Sales Agents

In addition to Shaanxi Shuta, we have distribution contracts with several other companies to distribute our flooring plank and other products. In January 2009, we entered into Distribution Agreements with Shanghai Yuanrui Limited., Suzhou Juwang Ltd. , Hangzhou Zhongheng Ltd.  and Shanghai Tangyi Ltd..  These companies mainly distribute glue-down flooring planks and floating flooring planks. We provide product warranties.

In 2010, we plan to increase the number of our distributors and enhance support for our distributors by providing more high-quality and delicately designed samples, and increasing our efforts in advertising our brand name and educating consumers.

Our Sales Team

We also distribute products through our own sales team and established sales network of regional distributors.  Xi’An is the  headquarter office for our sales force, with sales representatives in Beijing, Shanghai and Guangzhou. We plan to hire more contracted sales representatives in two major cities: Jinan and Shenyang, within the central and northeast regions of China to attempt to increase our market reach. Besides our contracted sales representatives, we  also have long term relationships with over 50 independent sellers in many regions of China. We also seek to expand our existing sales channel for semi-finished products and other cork products such as decoration products, cork office equipment and cork art crafts.  We focus on educating the consumer about cork products through media advertisement. We also may to establish our own sales network through  franchise store inr China, in order to enhance the sales of our end-products including cork floor and cork wall board.

International market

Our products have been sold internationally though unrelated national distributors and agents. Our products are currently being exported to India, the United States, Japan, and Germany by those unrelated national distributors and agents. Commencing in May 2007, we began selling our products to overseas clients directly through unrelated national distributors and agents. In 2010, we expect to start our own oversea export sales network to Asian and North American markets.

The export destinations and percentage of exports in 2008 were approximately as follows:

Our strategic plan is to aggressively explore foreign markets in the next several years. We have established relationships with two building & decorative material dealers in New Jersey.  We do not have written agreements with these distributors. As the construction industry recovers from the financial crisis, and because foreign retailers actively search for suppliers with quality products and lower prices, we intend to more directly penetrate foreign markets and gradually establish our brand name worldwide.

As of September 30, 2009, none of our customers accounted for more than 10% of our sales.

Market Opportunities and Competition

Market Opportunities

As an environmentally-friendly construction material, cork has an increased demand for building and home improvement purposes from China’s rapidly-growing middle-class population. Even though cork is priced at a 10-15% premium over hardwood floorboards, significant market demand exists for the obvious advantages mentioned above that only cork flooring possesses. According to a report released by China Investment & Consulting Net (www.ocn.com.cn), since 2001 construction industry in china has been growing steadily at a annual rate of approximately 20%. In 2008, unlike the real estate and construction industry in western countries, due to the financial turbulence, the construction industry in China was not as affected and maintained growth.

The decoration industry in China has also grown in recent years. In 2007, the decoration industry’s total output was RMB1410 billion; with home decoration accounting for RMB870 billion, and a growth rate of 25% per annum since 2006 and  the public construction decoration accounting for RMB 540billion, with a growth rate of 20% per annum since 2006.  The global financial shocks commencing in 2008 has had some negative effect to the industry in China but we believe that significant market opportunities exist.

Chinese consumers are gradually adopting a more proactive environmental stance. According to the director of Interior Environment Supervision Center of China Interior Decoration Association, over 50% of consumers express concerns over environmental safety issue regarding interior decoration materials. Also, more consumers are concerned about the environmental impact of the production procedures  for decoration materials.. This growing concerns from consumers creates great opportunity for cork decoration products, the harvesting and manufacture process of which is much more environmental protective than that of wooden and other compound floorings, as only the bark is harvested once every nine years, leaving the forest undamaged.

In the international market, cork building and decoration materials have been widely recognized as environmentally friendly high-end products. Yet because of the rareness of raw materials and the very limited output of cork floors and wallboards compared to ordinary wood floors, cork decoration materials are not yet fully advertised to and used by end users. We believe there is a much larger potential market in the developed countries as a result of environmental concerns from consumers in these countries who are more educated and informed. In addition, the price of cork floors in these countries is similar to prices for high quality wood floors and ceramic tiles.

We also believe we will benefit should the recent financial shock incentivize more distributors and retailers to search for less expensive supplies with outstanding quality. We are able to offer products that can compete with European products in quality and fashion design at only half to 2/3 of their wholesale prices.  We believe this will be a competitive advantage.

Competition

International Competition

The cork industry is originated from Portugal, where the largest cork enterprises such as Amorim are located. Cork industry has hundreds of year’s history in Portugal as the country has the best Mediterranean climate for oak trees to produce high quality bark. According to information from these large companies, their major product is cork stopper used for wine bottles, which usually accounts for one third of their total sales and even higher percentage of profit.

The Portugal cork enterprises usually have their own cork oak plantations where cork oak are grown and thinned by specialized personnel. As a result, the production of cork from these plantations is quite limited and the market volume is heavily dependent on the actual output capacity of these large companies, which forms a seller’s market. Thus these companies are reluctant to invest in actively educating consumers and advertising on cork decoration materials.

We regard there is currently no direct and complete competition in the international market of cork building and decoration materials, as we are ready to expand into new market volume rather than compete in the existing market internationally.

Domestic Competition

While our competition for international sales is primarily from Portuguese manufacturers, our competitors within China are other local mid-sized cork manufacturers. These companies’ major products are semi-finished cork boards, sheets and roles. Compared to the competitors, Hanxin’s excels in its technology advancement, experience, as well as product quality and design. Hanxin’s patented technologies cannot be easily circumvented for Chinese manufacturers to produce high quality cork floor and wallboard, which form a high entry barrier for most of their competitors to compete with Hanxin in high-end cork floor and wallboard market. Thus the competition between domestic cork manufacturers has not fully developed at present.

We intend to transfer our semi-finished products to high-margin end products, where there is less domestic competition.

 Our Competitive Strengths include the following:

•	Access to abundant raw material resources

There are about 2.3million hectares of Quarks Suber cork forest worldwide; 32% in Portugal, and 22% in Spain. However, in terms of production, China trailed Portugal with an annual production of approximately 100,000 tons of Chinese cork oak (Quarks Variabilis), which is abundant in the Shaanxi, Gansu, Henan, Hubei and Sichuan provinces. The raw materials supply to Hanxin is stable and of much lower price compared to that of European raw materials.

•	Experienced Management Team

Our senior management team has extensive business and industry experience in cultivating and monitoring forests of oak cork trees, developing technologies in the production of cork products, and marketing of cork products both in China and overseas market.

•	Strategic Alliance with Top Research Institutions

We have been striving to improve the quality of its products through research and development (R&D) collaboration with educational institutions such as the Northwest Sci-Tech University of Agriculture & Forestry. Senior professors from this institution serve as technical consultants to equip us with the latest technical advancements. In recent years, Hanxin has reduced research and development efforts but  intend to strengthen our research and development to develop new products should the sales improve..

Quality Control

We place great emphasis on the quality of its products and quality control system. In particular:

•	In March, 2005, Hanxin cork floor was approved by State plywood Quality Supervision and Test Center for formaldehyde emission, TS water immersion testing. (Certification No. Floor 2005-65/66/6768)

•	In March, 2005, Hanxin cork wallboard was approved by State plywood Quality Supervision and Test Center for formaldehyde emission testing. (Certification No. Floor 2005-64)

•	In February 2005, Hanxin cork floor passed material sound absorption testing by Acoustics Research Center from Tong Ji University

•
In October. 2003, Hanxin cork floor was approved by Xi’an Institute of Supervision & Testing on Product Quality in standard testing of GB18580, GB/T18102-2000, GB/T18103-2000 with Certification NO.G0300708.

•	In Nov. 2003, Hanxin cork wallboard was approved by Xi’an Institute of Supervision & Testing on Product Quality in standard testing of Q/HX01-2001 with Certification NO.G0300742.

•
In October 2001, Hanxin’s products and standards were certified by the Xi’an Quality Technology Supervision Bureau, the governmental agency responsible for the inspection of commodities being imported and exported to and from China

Currently, our ISO9000: 2000 and ISO14001 certifications are pending.

Intellectual Property

Currently we have right to use 17 patents regarding cork processing technologies. We own 3 patents, lease 3 patents from Mr. Fangshe Zhang, our Chairman and a principal shareholder, and also obtained an exclusive right to use another 11 patents of Mr. Zhang without payment of any royalties.  When our royalty payments with respect to the three patents end in 2011, we will receive an exclusive right to use these patents without payment of any royalties.  See “Certain Relationships and Related Transactions.”

PRC Government Regulations

Environmental Regulations

The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

We have not been named as a defendant in any legal proceedings alleging violation of environmental laws. We have no reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations due to any non-compliance with environmental laws.

Patent Protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

●	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);
●	Paris Convention for the Protection of Industrial Property (March 19, 1985);
●	Patent Cooperation Treaty (January 1, 1994); and
●	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents, i.e., patents for inventions, utility models and designs respectively. The Chinese patent system adopts the principle of first to file. This means that, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license up to now. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes his patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures are also available both before and during the litigation. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to three times of the license fee under a contractual license. The infringing party may be also fined by the Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB 500,000, or approximately $62,500.

Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or a full refund of the VAT that it has already paid or borne. Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Employees

As of December 31, 2009, we had 271 employees, and believe our relationship with our employees is good. All of our employees are based in China. There are no collective bargaining contracts covering any of our employees and we believe that we have good relations with our employees.

Properties

Hanxin owns one property in Xi’An of approximately 10,360.3 square meters.. However, in 2007, we renovated the space and built an additional student dormitory. The constructions were completed in June 2008. The student dormitory was leased for $21,954 (equivalent to RMB150,000) per month to the university located at YuLerYuan and this agreement was extended to February 28, 2010.

Hanxin also leases office space of about 436 square meters in Xi’an for approximately $2,393 (equivalent to RMB16,352 included rent and maintenance fee) per month. The lease for this office space expires on December 31, 2008, and has been renewed for one more year until December 31, 2009 and is expected to be renewed. Hanxin also leases the right to use a parcel of land which is approximately 53,120 square meters and is used as our cork processing plant. The lease fee for this processing plant is about $1,463 (equivalent to RMB10,000) per month, and the lease had been extended to October 2047. The following is a schedule of future minimum rental land payments required under these operating leases as of September  30, 2009.

For Nine Months Ending Septembe 30,	Amount
2010	$95,081
2011	17,579
2012	17,579
2013	17,579
2014	17,579
Thereafter	581,572
Total minimum rental payments required	$746,969

Rent and properties maintenance expenses amounted to $87,480 and $137,048 for the nine months ended September 30, 2009 and 2008, respectively.

Legal Proceedings

There are not any material pending legal proceedings to which the Company is a party or as to which any of its property is subject, and no such proceedings are known to the Company to be threatened or contemplated against it.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus.

This prospectus contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

Business Summary

The Company, through its subsidiaries, engages in developing, manufacturing and distribution of cork wood floor, wall and decorating products. The cork industry is generally regarded as environmentally friendly. The sustainability of production and the easy recycling of cork products and by –products are two of its most distinctive aspects. We sell our products directly to customers in China through sales agents and our own sales team, and we distribute our products to customers overseas through unrelated distributors and sales agents. Internationally, our products have been distributed into India, the United States of America, Germany and Japan. We own three cork processing patents in China with one patent pending. With the patents we own and develop, we believe that we will be able to keep our leading status in cork production industry in China.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities.  On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies.  We base our estimates on historical experience and on other assumptions that we believes to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations.  We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Significant estimates in 2009 and 2008 include the estimated useful lives and fair values of the assets. Actual results could differ from those estimates.

Revenue recognition:

The Company's revenues from the sale of products are recognized when the goods are shipped, title passes, the sales price to the customer is fixed and collectability is reasonably assured. Persuasive evidence of an arrangement is demonstrated via purchase order from distributor, our customers, product delivery is evidenced by warehouse shipping log as well as signed bill of lading, or shipping documents from the trucking company and no product return is allowed except defective or damaged products, the sales price to the customer is fixed upon acceptance of purchase order, there is no separate sales rebate, discounts, and volume incentives.

Income taxes

The Company and its U. S. subsidiary will file consolidated federal income taxes return and state franchise tax annual report individually. The Company's PRC subsidiaries file income tax returns under the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. The Company's BVI subsidiary is exempt from income taxes.

The Company follows the FASB issued ASC 740 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company's subsidiaries are local currencies, primarily the Chinese Renminbi. The financial statements are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in other comprehensive income or loss.

Recently Adopted Accounting Pronouncements

In June 2009, the FASB issued ASC 105, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162. The FASB Accounting Standards Codification TM (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of ASC 105, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of ASC 105 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2009, the FASB issued ASC 810, Amendments to FASB Interpretation No. 46(R), which improves financial reporting by enterprises involved with variable interest entities. ASC 810 addresses (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities , as a result of the elimination of the qualifying special-purpose entity concept in SFAS 166 and (2) concerns about the application of certain key provisions of FIN 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. ASC 810 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Adoption of ASC 810 is not expected to have a material impact on the Company’s results of operations or financial position.

In May 2009, the FASB issued ASC 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. An entity should apply the requirements of ASC 855 to interim or annual financial periods ending after June 15, 2009. Adoption of ASC 855 did not have a material impact on the Company’s results of operations or financial position.

Results of Operations

Nine Months Ended September 30, 2009 and 2008

	For Nine Months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)	(Decrease)/ Increase

Revenues	$17,056,777	$17,841,299	$(784,522)	-4.40%
Cost of Goods Sold	11,032,415	11,666,418	(634,003)	-5.43%
Gross Profit	6,024,362	6,174,881	(150,519)	-2.44%
Gross Profit Percentage	35.32%	34.61%
Operating Expenses
Selling expenses	2,470,208	2,255,551	214,657	9.52%
Bad debt expenses	253,104	9,052	244,052	2696.11%
General and administrative expense	500,562	660,932	(160,370)	-24.26%
Total Operating Expenses	3,223,874	2,925,535	298,339	10.20%
Income From Operations	2,800,488	3,249,346	(448,858)	-13.81%
Other Income (Expenses)
Interest expenses, net	(259,117)	(160,128)	(98,989)	61.82%
Other income, net	78,760	30,671	48,089	156.79%
Total Other Expenses	(180,357)	(129,457)	(50,900)	39.32%
Income Before Taxes	2,620,131	3,119,889	(499,758)	-16.02%
Income Tax Provision	477,030	500,733	(23,703)	-4.73%
Income Before Noncontrolling Interest	2,143,101	2,619,156	(476,055)	-18.18%
Less: Net income attributable to the noncontrolling interest	179,190	214,922	(35,732)	-16.63%
Net Income Attributable to Asia Cork Inc.	$1,963,911	$2,404,234	$(440,323)	-18.31%

Revenues

Our business continued to improve during the nine months ended September 30, 2009, as the market for our products improved in China, although revenue declined to $17,056,777 during the nine months ended September 30, 2009, compared to $17,841,299 during the nine months ended September 30, 2008, The decreased revenue during the nine months ended September 30, 2009 was mainly due to the adverse market condition for home and commercial renovation during the fourth quarter of 2008 and the first quarter of 2009, compared to the prior periods. However, our business has improved as the market recovered during the second and third quarter of 2009.

Cost of Sales and Gross Profit

During the nine months ended September 30, 2009, cost of sales amounted to $11,032,415 or 64.68% of net revenues as compared to cost of sales of $11,666,418 or 65.39% of net revenues during the nine months ended September 30, 2008. Gross profit during the nine months ended September 30, 2009 was $6,024,362 or 35.32% of revenues, as compared to $6,174,881 or 34.61% of revenues during the nine months ended September 30, 2008. The gross margin during the nine months ended September 30, 2009 is almost same as the same period of 2008. The gross margin increased slightly as a result of slightly reduced manufacture costs in the current year of 2009, compared to the same period of 2008.

Operating Expenses

During the nine months ended September 30, 2009, total operating expenses were $3,223,874 as compared to $2,925,535 during the nine months ended September 30, 2008, an increase of $298,339 or 10.20%. This increase was attributable to an increase in selling expenses, freight costs and commissions associated with our increased revenue, and bad debt allowance. Our accounts receivable outstanding more than six months declined from $1,551,836 of the $4,979,792 total accounts receivable at December 31, 2008 to nearly none of the total of $5,599,865 in accounts receivable at September 30, 2009. In addition, commencing from July 2009, we adopted a bad debt allowance at 5% of the outstanding account receivable at. September 30, 2009 which increased the bad debt expenses to $253,104, compared to $9,052 during the nine months ended September 30, 2008. Meanwhile, our general and administrative costs were reduced to $550,562, a decrease of $160,370 or 24.26%, compared to $660,932 during the nine months ended September 30, 2008 to offset part of the increase in selling expenses and bad debt allowance. The decrease in general and administrative costs was primarily attributable to decreased consulting fees, advisory fees and professional fees during the nine months ended September 30. 2009 as compared to the nine months ended September 30, 2008.

Other Income (expense)

During the nine months ended September 30, 2009, other expense, net, amounted to $180,357 as compared to other expense, net of $129,457 during the nine months ended September 30, 2008, an increase of $50,900 or 39.32%.

Other expense, net during the nine months ended September 30, 2009 and 2008 is related to the income received from the rental of our entertainment facility. This rental income was primarily offset by the franchise tax accrued for the State of Delaware and the donation contribution made by the Company during the three months ended September 30, 2008 in the amount of $71,822 and which such donation was made in connection with the earthquake in Sichuan PRC.

For the nine months ended September 30, 2009, net interest expense was $259,117 as compared to net interest expenses of $160,128 during nine months ended September 30, 2008, an increase of $98,989, or 61.82%. This increase was primarily attributable to the Company consummating an offering of convertible debt and common stock purchase warrant in June 2008 which increased the interest expense been accrued for the nine months ended September 30, 2009 as compared to same period of 2008, and its interest rate had been increased to 24% from 18% after default the original mature date on June 4, 2009. Accordingly, more interest expenses had been accrued during the nine months of 2009 as compared to same period of 2008.

Income Tax

The income taxes decreased by $23,703 to $477,030 during the nine months ended September 30, 2009 compared to $500,733 during the nine months ended September 30, 2008, a decrease of 4.73%. This decrease was primarily due to an increased operating expense during the nine months of 2009 as compared to the same period of 2008. . The Company's tax-exempt status ended as of December 31, 2004. Hanxin is subject to a 15% corporate income tax starting from year 2005. CIE is subject to 33% and 25% corporate income tax before and after January 1, 2008, respectively.

Net Income

Our net income during the nine months ended September 30, 2009 was $1,963,911 compared to $2,404,234. Such a decrease was due to our dropped revenues and increase operating expense during the nine months ended September 30, 2009, compared to the same period of 2008.

Years Ended December 31, 2008 and 2007

Revenues

For the year ended December 31, 2008, our revenues were $21,378,041 as compared to $16,050,938 for the year ended December 31, 2007, an increase of $5,327,103 or approximately 33.19%. The reason for the increase is primarily due to our selling efforts, increased sales of our major finished goods (wood materials, floors, and boards) increased as compared to the sales quantities in year 2007. Also，we increased our unit sales prices by 20% commencing from October 2007. For the year ended December 31, 2008, our revenues from wood materials, boards, and floor sales were $1,005,315, 103,676, and $2,532,052 respectively more than the revenue from sales of those items during the year ended December 31, 2007. Even though we had decreased sales on the tree skin raw material for the year ended December 31, 2008.

However, adverse market conditions for home and commercial renovation has recently significantly adversely affected revenues. Our revenues for the fourth quarter of 2008 declined to $3,536,742, compared to $8,958.570 for the third quarter, $6,366,384 for the second quarter and $2,516,345 for the traditionally slow first quarter. Fourth quarter revenues for 2008 were also below third and fourth quarter revenues for 2007.  While we have successfully grown our revenues over recent years, we cannot predict when the industry will recover.

Cost of Sales and Gross Profit

For the year ended December 31, 2008, cost of sales amounted to $13,937,361 or 65.19% of net revenues as compared to cost of sales of $10,990,041 or 68.47% of net revenues for the year ended December 31, 2007, a percentage decrease of 3.28%. The decrease was primarily due to reduction of waste of materials resulting in more efficient work from repaired and improved machinery and equipment used by us. Accordingly, gross profit for the year ended December 31, 2008 increased $2,379,783 to $7,440,680 from $5,060,897 in the year ended December 31, 2007. We are currently working with a vendor of raw materials to secure future price by proposing long term supplier contracts.

Operating Expenses

For the year ended December 31, 2008, total operating expenses were $3,470,991 as compared to $2,467,341 for the year ended December 31, 2007, an increase of $1,003,650 or 40.68%.

Included in this increase were:

* For the year ended December 31, 2008, selling expenses amounted to $2,711,764 as compared to $1,954,225 for the year ended December 31, 2007, an increase of $757,539 or 38.76%. For the year ended December 31, 2008, we experienced a significant increase in sales commission expenses of $749,433 and in freight expenses of $44,505 with our increased revenue.

* For the year ended December 31, 2008, general and administrative expenses were $759,227 as compared to $513,116 for the year ended December 31, 2007, an increase of $246,111 or 47.96%. The increase in general and administrative costs was primarily attributable to increases in consulting fees, advisory fees, legal fees and professional fee in connection with our SEC filing, name change, and USA capital market fund raising and public relationship advisory charges in the current year.

Other Income (Expense)

For the year ended December 31, 2008, other expense amounted to $360,378 as compared to other expense of $324,409 for the year ended December 31, 2007. Other (expense) income, net for the years ended December 31, 2008 and 2007 were primarily related to net rental income $159,495 and $78,226 respectively from our leasing entertainment facility. These rental net incomes had been offset by the franchise taxes $10,116 and $55,000 accrued in the year 2008 and 2007, respectively. Also, this rental income was primarily offset by the donation made by the Company during the second quarter of 2008 in the amount of $72,975 in connection with the earthquake in Sichuan PRC.

For the year ended December 31, 2008, net interest expense was $273,105 as compared to net interest expense of $6,270 for the year ended December 31, 2007, an increase of $268,835. This was attributable to the Company acquired a convertible note for USA investors in amount of $700,000 (approximately RMB4.8 million) in June 2008 with 18% annual rate and mature date due in June 2009 and offered common stocks purchase warrant with convertible note. Thus, the Company had incurred more interest expense in the current year, as compared to the year of 2007.

For the year ended December 31, 2008, the Company incurred less loss on disposition of fix assets than 2007 by $182,763 or (53.42%). Since the loss incurred in year 2008 was not deductible for the tax purpose in P.R. China, the Company had recognized deferred income taxes assets for the time difference.

Income Taxes

Net income taxes expenses increased by $248,582 to $597,453 for the year ended December 31, 2008 as compared to $348,871 for the year ended December 31, 2007. This increase was due to an increase in net income before income taxes in year 2008, although it had been offset with deferred income taxes benefits $23,905 in year 2008.

Minority Interest

For the year ended December 31, 2008, we reported a minority interest in income of subsidiary of $279,704 as compared to $158,235 for the year ended December 31, 2007. The minority interests income of subsidiaries were attributable to Hanxin and Cork I&E, which we allocated to the minority stockholders, and reduced our net income.

Years Ended December 31, 2007 and 2006

Revenues

For the year ended December 31, 2007, our revenues were $16,050,938 as compared to $12,041,588 for the year ended December 31, 2006, an increase of $4,009,350 or approximately 33.3%. The reason for the increase is primarily due to our selling efforts, increased sales of our major finished goods (wood materials, floors, and boards) increased as compared to the sales quantities in year 2006. Also，we increased our unit sales prices by 20% starting in October 2007. For the year ended December 31, 2007, our revenues from wood materials, boards, and floor sales were $832,318, 434,954, and $2,123,730 respectively more than the revenue from sales of those items during the year ended December 31, 2006. Even though we had decreased sales on the wood paper products, this was offset by the increase sales amount in tree skin raw material for the year ended December 31, 2007.

Cost of Sales and Gross Profit

For the year ended December 31, 2007, cost of sales amounted to $10,990,041 or 68.47% of net revenues as compared to cost of sales of $9,333,361 or 77.51% of net revenues for the year ended December 31, 2006, a percentage decrease of 9.04%.  The decrease was primarily due to reduction of waste of materials resulting in more efficient work from repaired and improved machinery and equipment used by us.  Accordingly, gross profit for the year ended December 31, 2007 increased $2,352,670 to $5,060,897 from $2,708,227 in the year ended December 31, 2006. We are currently working with a vendor of raw materials to secure future price by proposing long term supplier contracts.

Operating Expenses

For the year ended December 31, 2007, total operating expenses were $2,467,341 as compared to $$1,926,056 for the year ended December 31, 2006, an increase of $541,285 or 28.1%.

Included in this increase were:

* For the year ended December 31, 2007, selling expenses amounted to $1,954,225 as compared to $1,363,494 for the year ended December 31, 2006, an increase of $590,731 or 43.32%. For the year ended December 31, 2007, we experienced a significant increase in sales commission expenses of $282,751 and in freight expenses of $22,843 with our increased revenue.  Another reason for the increase in selling expenses was the increase in advertising costs of $191,342 to improve sales quantities.

* For the year ended December 31, 2007, general and administrative expenses were $513,116 as compared to $562,562 for the year ended December 31, 2006, a decrease of $49,446 or 8.79%. The decrease in general and administrative costs were primarily attributable to a $94,294 decrease in directors conference fees, technical fees and legal fee associated with decreased operations. The decrease was offset by, an increase of $34,775 employees’ salaries, bonus, employee benefits, entertainment fees as well as accounting and professional fees during 2007 in connection with our SEC filings and continued compliance with the provisions of the Sarbanes-Oxley Act of 2002, including new provisions which will be effective in year 2008.

Other Income (Expense)

For the year ended December 31, 2007, other expense amounted to $324,409 as compared to other income of $47,855 for the year ended December 31, 2006. Other (expense) income, net for the years ended December 31, 2007 and 2006 were primarily related to net rental income $78,226 and $68,618 respectively from our leasing entertainment facility. These rental net incomes had been offset by the franchise taxes $55,000 and $0 accrued in the year 2007 and 2006, respectively.
.
For the year ended December 31, 2007, net interest expense was $6,270 as compared to net interest income of $50,952 for the year ended December 31, 2006, a decrease of $57,222.  This was attributable to (i) loans made to its related party DeRong during first nine months of 2006 and (ii) loans made to us from banks.

Income Taxes

Income taxes increased by $215,291 to $348,871 for the year ended December 31, 2007 as opposed to $133,580 for the year ended December 31, 2006.  This increase was due to an increase in net income before income taxes.

Minority Interest

For the year ended December 31, 2007, we reported a minority interest in income of subsidiary of $158,235 as compared to $63,486 for the year ended December 31, 2006. The minority interests income of subsidiaries were attributable to Hanxin and Cork I&E, which we allocated to the minority stockholders, and reduced our net income.

Liquidity and Capital Resources

 Operating working capital was $9,092,499on September 30, 2009, an increase of $191,740 or 2.15% compared to $8,900,759 at December 31, 2008. The increase was primarily due to an increase of $520,153 in cash and equivalents and an increase of $4,552,102 in inventories, respectively, as of September 30, 2009. However, these increases were significantly offset by the decrease in the current assets related to a loan to unrelated party and advance to suppliers, and the increase in current liabilities for tax payable and account payable and accrued expenses on September 30, 2009.

Cash provided by operating activities was $1,455,045 during the nine months ended September 30, 2009 as compared to ($1,277,280) used in during the nine months ended September 30, 2008. This increase was primarily because we advance less money to our suppliers during the nine months ended September 30, 2009 as compared to the same period of last year.

Cash used in investing activities was $708,962 during the nine months ended September 30, 2009, compared to net cash provided by investing activities of $1,162,600 in the same period 2008. The financing cash inflow increase during the first nine months of 2008 was primarily because a deposit for the purchase of intangible assets was refunded in September 2008.

Cash used in financing activities was $224,132 during the nine months ended September 30, 2009, compared with net cash provided by financing activities of $567,450 in the same period 2008. The greater financing cash inflow during the first nine months of 2008 was primarily because we issued convertible notes in the principal amount of $700,000 in June 2008.

On June 4 and June 12, 2008, the Company consummated the offering of the Selling Stockholder Promissory Notes and common stock purchase warrants for aggregate gross proceeds of $700,000. The notes matured one (1) year from the date of issuance and bore interest at an annual rate of 18%, payable at maturity in USD. Since the notes were not paid at maturity, the annual interest rate increased to 24%.Upon the successful closing of this Offering, ,, the promissory notes will be convertible into shares of common stock at a 50% discount to the price per share of Common Stock sold in the Offering., Each Selling Stockholder also has the option to be paid the principal and interest due under the promissory note or., since the Offering was not achieved within the one year term of the promissory notes,  convert the note into shares of common stock at a conversion price of $0.228 per share (without giving effect to the Reverse Split). The warrants are exercisable at any time after the consummation of the Offering through the fourth anniversary of the consummation of the Offering (the "Financing Expiration Date"). Each holder is entitled to purchase the number of shares of common stock equal to the initial principal amount of such investor's promissory note divided by the offering price of our common stock (the "Financing Based Conversion Price") at an exercise price equal to the Financing Based Conversion Price. Since the Offering did not occur within  12 months of the issuance of the warrants, each warrant is exercisable for the number of shares of common stock equal to 50% of the initial principal amount of the promissory note divided by $0.228, at an exercise price equal to $0.228, subject to certain adjustments as set forth in the warrant. The interest payable regarding the convertible notes has been accrued and recorded as of September 30, 2009. . The promissory notes are secured by common stock pledged by Pengcheng Chen, our Chief Executive Officer and Fangshe Zhang, our Chairman. The Selling Stockholders have not sought to take possession of such collateral to date.  However, at the present time, we may not have sufficient cash or cash equivalents to repay the promissory note should the Selling Stockholders demand payment prior to the closing of the Offering.

Occasionally we have borrowed short-term loans from local banks to fund our operations.  On November 30, 2007, the Company obtained a short-term loan of RMB3.9 million (equivalent at that time to $534,642 ) from Xian Xitaoyuan Credit Bank by pledging the Company's building in YuLerYuan as collateral,. The Company paid the principal of RMB3.9 million and all accrued interest on June 30, 2008. On the same day, the Company borrowed RMB3 million (equivalent to $439,722) from the same bank. This loan was fully paid when due on June 29, 2009.

On November 10, 2005, the Company signed the Entrust Purchase Agreement to purchase a factory’s fixed assets through an unrelated agent. The Company has paid deposits of $2,021,584 (equivalent to RMB 13,800,000) to the agent as of September 31, 2009. The agency agreement has no firm commitment on the purchase but it states a maximum price of RMB 50,000,000 that the Company is willing to pay for the fixed assets. The deposit is fully refundable if the purchase does not close by June 30, 2010.

In 2008, to assist the operation of our customer Shaanxi Shuta, we loaned RMB10 million (equivalent to $1,464,916) to Shaanxi Shuta for one year starting from October 27, 2008 and this loan is renewed on October 28, 2009 for another two years until October 27, 2011 . This loan is non-interest bearing and unsecured.

Pursuant to our agreement with Shaanxi Shuta dated October 20, 2009, we agreed to purchase from Shaanxi Shuta undeveloped land of 7,000 Mu (equal to 4,669,000 square meters) located in Baoji District, Shaanxi province. We plan to develop our own cork forest on the land, which will help assure our raw material supply at a lower cost.  Shuta incurred approximately RMB10,000,000 expenses in the process of the acquisition. The agreement provides that in the event that we do not purchase the land by October 20, 2011, we will be liable to pay RMB10,000,000 to Shuta as reimbursement for the acquisition expenses. The parties anticipate that should we not purchase the land by October 20, 2011, Shuta will not repay the loan and the parties will have no further obligation to each other regarding the loan or the land purchase.

With approximately $9.1 million of net working capital (total current assets less total current liabilities), improvements in our collections of accounts receivable and positive cash flow from operations as of September 30, 2009, we believe we have sufficient resources to finance our operations for the coming year.

Off-Balance Sheet Arrangements

None.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth the names, ages, principal offices and positions and the date each such person became a director or executive officer. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board or his successor is elected and qualified. Directors are elected annually by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Positions Held
Fangshe Zhang	52	Chairman
Pengcheng Chen	34	CEO/Director
Yi Tong	38	Chief Financial Officer
Shengli Liu	42	Chief Operating Officer/Vice Manager/Director
Tianbao Guo	61	Chief Technical Officer
Genshe Bai	50	Director
Genhu Yang	56	Director
Xiaodong Wen	41	Director
Tao Wang	39	Director

The directors named above serve until the annual meeting of our stockholders. Thereafter, directors are elected for one-year terms at the annual stockholders’ meeting. Officers hold their positions at the pleasure of the Board of Directors, absent any employment agreement. There is no arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

Biographical Information

Mr. Fangshe Zhang, Chairman

Mr. Zhang founded Hanxin in 2001 and has acted as its Chairman of the Board of Directors since its inception. Prior to forming Hanxin, Mr. Zhang was the general manager of Xi’an Dong Da Terrestrial Heat Heating Co., Ltd., a company whose primary business was the development of terrestrial heat. Mr. Zhang is a technical expert in cork processing technology, holding more than fourteen patents in China.

Mr. Pengcheng Chen, CEO/Director

Mr. Chen is our Chief Executive Officer and a director since 2004, and has worked at Hanxin since 2002.    From 1997 to 1998 he worked for Xi'an Tangcheng Hotel as an assistant general manager. From 1998 to 2000 he served as general manager of Xi'an Qingye Virescence Co. Ltd, a gardening engineering company.

Mr. Shengli Liu, Chief Operating Officer/Vice Manager/Director

Mr. Liu has served as our Chief Operating Officer and Vice Manager since October 2009, has been a director since 2004, and worked for Hanxin since 2002. From 1997 to 2002 he was the director for the 12th section of Xikang railway project of China Railway 18th Bureau Group Co., Ltd. From 1989 to 1997 he worked as a manger in the metals division of the Xi'an Commodity Bureau.

Mr. Yi Tong, Chief Financial Officer

Mr. Tong has served as our Chief Financial Officer since February 2004. Mr. Tong was a director from 2004 through October 2009.  Mr. Tong has previously worked for several financial institutions. From May 2003 to February 2004, he served as chief representative of Federal International Finance Inc., Canada. From August 2001 to May 2003 he worked as a senior manager for China Dragon Securities Co., Ltd. and from April 2001 to August 2001 he worked as project manager of China Eagle Securities Co., Ltd.

Mr. Tianbao Guo, Chief Technical Officer

Mr. Guo has been our Chief Technical Officer since October 2009, and he has worked for Hanxin since 2005. Before joining Hanxin he worked in Xi’an Forestry Chemicals factory as engineer beginning 1982 and had become the president of that factory in 1992.

Mr. Genshe Bai,  Director
Mr. Bai has been an independent director since 2002. From 1996 to 2002, he worked as the general manager of Xi’an Commodity Development Co., Ltd., a company engaged in the purchase and sale of commodities. From 1980 through 1996, Mr. Bai worked as a manager of the auditing department for Xi’an Commodity Bureau, a governmental agency responsible for the regulation of commodities.

Mr. Genhu Yang, Director

Mr. Yang has been an independent director since December 2009.  He obtained his bachelor degree in Materials Science in Xi’an Science and Technology University in 1980. He has been a technician in the Xi’an Wood Company and Xi’an Forestry Chemicals Factory for12 years. He had been awarded the 3rd Price of Technological Invention by Xi’an Science and Technology Counsel.

Mr. Xiaodong Wen, Director

Mr. Xiaodong Wen has been an independent director since December 2009. He has a MBA degree in New York University of U.S. and a bachelor degree in Law in Beijing University of International Business and Economics. Mr. Wen had been working in Solomon Brothers from 1993 to 1995 in the area of issuance and listing of ABS, MBS, and junk bond. From 1995 to 1999, he worked for Nomura Securities and First Pacific Rim, Inc to be in charge of the investment banking and consulting business in Asia-pacific areas. Mr. Wen has over 15 years of professional experience in capital markets, especially in public offerings and private equity in Hong Kong and the U.S. for Chinese companies.

Mr. Tao Wang, Director

Mr. Tao Wang has been an independent director and chairman of the Audit Committee since December 2009..He is a CPA in China and has been working as professional auditor since 1995. He established Shaanxin Zhixin Auditing Firm in 2001, a local auditing firm in Shaaxi Province.  Mr. Wang has extensive experience both in finance and management.

Significant employees

Other than the officers described above, we do not expect any other individuals to make a significant contribution to our business.

Family Relationships

There are no family relationships among our officers, directors, persons nominated for such positions, or significant shareholders.

Involvement in Certain Legal Proceedings

None of our directors, executive officers, or control persons has been involved in any of the following events during the past ten years:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•
Being found by a court of competent jurisdiction (in a civil violation), the SEC or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Board Committees

The Board of Directors is composed of seven directors, Mr. Fangshe Zhang, Mr. Pengcheng Chen, Mr. Shengli Liu, Mr. Genshe Bai, Mr. Genhu Yang, Mr. Xiaodong Wen, and Mr. Tao Wang. The last four directors are independent directors. All board action requires the approval of a majority of directors in attendance at a meeting at which a quorum is present.

In December, 2009, we established an Audit Committee of the Board with the responsibility for assisting the Board in fulfilling its oversight role regarding the Company’s financial reporting process, its system of internal control and its compliance with applicable laws, regulations and company policies. Tao Wang, Genshe Bai, and Xiaodong Wen  were elected to be members of the Audit Committee and shall serve the Committee until their successors are duly elected and qualified.

In December 2009, we also established a Governance Committee and a Compensation Committee, and elected Genshe Bai and Xiaodong Wen as members of each Committee.

The Audit Committee is primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.  The Governance Committee is primarily responsible for nominating directors and setting policies and procedures for the nomination of directors.  The Governance Committee is also responsible for overseeing the creation and implementation of our corporate governance policies and procedures.  The Compensation Committee is primarily responsible for reviewing and approving our salary and benefit policies (including equity plans), including compensation of executive officers.

Code of Ethics

We adopted a Code of Ethics pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 on January 24, 2008. The Code is designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC, and in other public communications that we made;

•	Compliance with applicable governing laws, rules and regulations;

•	The prompts internal reporting of violations of the Code to the appropriate person or persons; and

•	Accountability for adherence to this Code.

This Code requires the highest standard of ethical conduct and fair dealing of its Directors and employees While, per Sarbanes-Oxley, this policy is intended to only cover the actions of the CFO, we expect our other officers, directors and employees to also review the Code and abide by its provisions. We believe that our reputation is a valuable asset and must continually be guarded by all associated with us so as to earn the trust, confidence and respect of our suppliers, customers and stockholders. Our CFO is committed to conducting business in accordance with the highest ethical standards. The CFO must comply with all applicable laws, rules and regulations. Furthermore, the CFO must not commit an illegal or unethical act, or instruct or authorize others to do so.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Background and Compensation Philosophy

Our Compensation Committee consists of Genshe Bai and Xiaodong Wen , both independent directors   The Compensation Committee and , prior to its establishment, our board of directors determined the compensation to be paid to our executive officers based on our financial and operating performance and prospects,  and contributions made by the officers’ to our success.  Each of the named officers will be measured by a series of performance criteria by the board of directors, or the compensation committee on a yearly basis.  Such criteria will be set forth based on certain objective parameters such as job characteristics, required professionalism, management skills, interpersonal skills, related experience, personal performance and overall corporate performance.

Our board of directors and Compensation Committee have not adopted or established a formal policy or procedure for determining the amount of compensation paid to our executive officers. The Compensation Committee will make an independent evaluation of appropriate compensation to key employees, with input from management.  The Compensation Committee has oversight of executive compensation plans, policies and programs.

Elements of Compensation
Before 2009 we provided our executive officers solely with a base salary to compensate them for services rendered.  Our policy of compensating our executives with a cash salary has served us well.  To better attract and retain executive talent, and to stimulate executive activeness, we believe it is necessary at this time to provide our executives discretionary bonuses and equity incentives in order for us to continue to be successful. We plan to distribute bonus, and to allocate company stocks and stock options to our executive officers commencing in 2010, the actual amount of which shall be based on considerations of the board of directors. We shall also issue certain amount of company stock options to the executive officers on an annual basis commencing from 2010. We plan to grant our CEO Pengcheng Chen shares of stock, stock options or stock awards as compensation for his contribution to the company as he had successfully lead the company through the worldwide financial crisis since 2007.

Base Salary
The base salaries paid to Fangshe Zhang, Pengcheng Chen, Yi Tong, Yi Zhang, and Pingjun Zhang during 2008, 2007 and 2006 are listed in the compensation table below.  All such amounts were paid in cash.  The value of base salary reflects each executive’s skill set and the market value of that skill set in the sole discretion of our board of directors and/or our executive officers. In 2009 the base salary was increased.

Discretionary Bonus
The Board of Directors has decided to provide our executive officers with discretionary bonuses at the end of each fiscal year. Our Compensation Committee and board of directors will review the grant of bonuses  on a yearly basis based on our financial and operating performance and prospects, the level of compensation paid to similarly situated executives in comparably sized companies and contributions made by the officers’ to our success. In 2009, our financial status had recovered due to the effort made by the staff, and we intend to distribute more bonuses at the end of year to our executive officers.

Equity Incentives
We have not established equity based incentive program and have not granted stock based awards as a component of compensation. We are planning to adopt and establish an equity incentive plan, as our board of directors has determined that it is in the best interests of our stockholders and the Company. The incentive program includes issuing stock and options to executive officers for services rendered in 2009, and to issue certain amount of options to executive officers every year starting from 2010.

Retirement Benefits
Our executive officers are not presently entitled to company-sponsored retirement benefits.

Perquisites
We have not provided our executive officers with any material perquisites and other personal benefits and, therefore, we do not view perquisites as a significant or necessary element of our executive’s compensation.

Deferred Compensation
We do not provide our executives the opportunity to defer receipt of annual compensation.

Summary Compensation Tables

The following table discloses executive compensation received for the fiscal year ended December 31, 2008 as well as the preceding three years.

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus		Restricted Stock Award		Securities Underlying Options		Total Compensation
Fangshe Zhang,	2008	$3,013	$	- 0 -	$	- 0 -	$	- 0 -	$3,013
Chairman	2007	$3,971		$3,945	$	- 0 -		$-0 -	$7,916
	2006	$3,972		$3,844	$	- 0 -	$	- 0 -	$7,816
Pengcheng Chen,	2008	$5,182	$	- 0 -	$	- 0 -	$	- 0 -	$5,182
Chief Executive Officer	2007	$6,143		$3,945	$	- 0 -	$	- 0 -	$10,088
	2006	$5,766		$3,844	$	- 0 -	$	- 0 -	$9,610
Yi Tong,	2008	$3,013	$	- 0 -	$	- 0 -	$	- 0 -	$3,013
Chief Financial Officer	2007	$3,656		$13,151	$	- 0 -	$	- 0 -	$16,807
	2006	$3,588		$3,588	$	- 0 -	$	- 0 -	$7,176
Yi Zhang,	2008	$3,013	$	- 0 -	$	- 0 -	$	- 0 -	$3,013
Chief Operating Officer	2007	$3,656		$6,575	$	- 0 -	$	- 0 -	$10,231
	2006	$3,588		$3,203	$	- 0 -	$	- 0 -	$6,791
Pingjun Zhang,	2008	$3,013	$	- 0 -	$	- 0 -	$	- 0 -	$3,013
Chief Technical Officer	2007	$3,656		$6,575	$	- 0 -	$	- 0 -	$10,231
	2006	$3,306		$3,203	$	- 0 -	$	- 0 -	$6,509

Outstanding Equity Awards

There were no option exercises or options outstanding as of September 30, 2009.

Employment Agreements

We have employment contracts with four of our executive officers, Pengcheng Chen, our CEO, Yi Tong, our CFO, Tianbao Guo, our CTO, and Shengli Liu, our COO and Vice Manager. The terms of the contracts are one year subject to renewal. Our employment contract with Yi Tong was signed on April 1, 2009, and the other three executive officers’ contracts were signed on October 9, 2009. According to the employment agreements, the base salaries to Pengcheng Chen, , Tianbao Guo, and Shengli Liu for one year term ended October 9, 2010 are RMB 114,000 (equivalent to $16,697), , RMB78,000 (equivalent to $11,424), and RMB 67,200 (equivalent to $9,843), respectively. The base salary payable to Yi Tong for the one year term ended April 20, 2010 are RMB91,200 (equivalent to $13,354) . To better attract and retain executive talent, and to stimulate performance we intend to provide our executives with discretionary bonuses and equity incentives. We plan to distribute bonus, and to issue common stocks and/or stock options to our executive officers for services rendered in 2009. The amount of such equity awards will be determined by the Compensation Committee and the Board of Directors.

Director Compensation

The Company did not and does not currently have an established policy to provide compensation to members of its board of directors for their services in that capacity. The Company intends to develop such a policy in the near future.

Indemnifications of Directors and Executive Officers and Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our Articles of Incorporation provides for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear the expenses of such litigation for any of its directors, officers, employees, or agents, upon such person’s promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which it will be unable to recoup.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the closing of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

●	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
●	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
●	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loan to Related Parties

As of September 30, 2009, amounts due to stockholder/officer are unsecured, non-interest bearing and due on demand. The total net amount due to the stockholder/officer was $177,600 which represented the net amount lent by officers to us.

Patent License Agreement and Patent Assignment Agreement

Mr. Fangshe Zhang, our Chairman and a principal shareholder leases us three cork processing technology related patents in China under operating lease agreements that expire on April 16, 2011. During the years ended December 31, 2008 and December 31, 2007 respectively, we paid him license fees for these patents in the aggregate amount of $345,444 and $315,615.

The following is a schedule of future minimum rental payments required under these operating leases as of September 30, 2009.

For Nine Months Ending September 30,	Amount
2010	$351,580
2011	191,416
Total minimum rental payments required	$542,996

Patent lease expenses amounted to $263,685 and $257,726 for the nine months ended September 30, 2009 and 2008, respectively.

Review Approval or Ratification of Transactions with Related Persons

All ongoing and future transactions between us and any of our officers and directors and their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by the Corporate Governance and Nominating Committee (whose members are “independent” directors) and by a majority of our disinterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. We will not enter into a business combination or invest alongside any of our directors, officers, any affiliate of ours or of any of our directors or officers or a portfolio company of any affiliate of our directors or officers.

Potential Conflicts of Interests

Save as disclosed below and under the section “Interested Person Transactions”, during the past three financial years:

a)	None of our directors, executive officers or controlling shareholder or their affiliates had any interest, direct or indirect, in any material transaction to which we are a party.

b)
None of our directors, executive officers or controlling shareholder or their affiliates had any interest, direct or indirect, in any company that carries the same business or similar trade which competes materially and directly with our existing business.

c)
None of our directors, executive officers or controlling shareholder or their affiliates had any interest, direct or indirect, in any enterprise or company that is our major customer or supplier of goods or services.

d)
None of our directors, executive officers or controlling shareholder or their affiliates has had any interest, direct or indirect, in any material transaction we have undertaken within the last three years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this report are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth as of February 2, 2010, information with respect to the beneficial ownership of our outstanding Common Stock by (i) each director and executive officer of us, (ii) all directors and executive officers of us as a group, and (iii) each shareholder who was known by us to be the beneficial owner of more than 5% of our outstanding Common Stock. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. The table is based on 35,663,850 shares outstanding.

Name and Address of Beneficial Owner of Shares	Position	Number of shares held by Owner		Percent of Class
Pengcheng Chen (1)	CEO/Director	7,911,457	(1)	22.18%
Fangshe Zhang (2)	Chairman	5,402,096	(2)	15.15%
Yi Tong	CFO	––		––
Shengli Liu	Chief Operating Officer/Vice Manager/Director	800,000		2.24%
Tianbao Guo	Chief Technical Officer	––		––
Genshe Bai	Director	1,200,000		3.36%
Genhu Yang	Director	800,000		2.24%
Xiaodong Wen	Director	---		---
Tao Wang	Director	---		---

Executive Officers & Directors as a Group		16,113,553		45.17%
———————
(1)	Having an address at No. 23, Tiyu Street, Chang’an District, Xi’an, China.

(2)	Having an address at No. 5, Beisan Street, Beida Village, Dongda Town, Chang'an County, Xi'an, China.

DESCRIPTION OF SECURITIES

Preferred Stock

We are authorized to issue up to 5,000,000 shares of $.0001 par value preferred stock. We have no shares of preferred stock outstanding. Under our Amended Articles of Incorporation, our board of directors has the power, without further action by the holders of the common stock, to determine the relative rights, preferences, privileges and restrictions of the preferred stock, and to issue the preferred stock in one or more series as determined by the board of directors. The designation of rights, preferences, privileges and restrictions could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock.

The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent the stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock. The Company’s Bylaws or Articles of Incorporation do not contain any other provisions that would have the effect of delaying or preventing a change in control.

Common Stock

We are authorized to issue 200,000,000 shares of common stock, $0.0001 par value per share, of which 35,663,850 shares are issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our board of directors;
(ii)	are entitled to share ratably in all of the Company’s assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;
(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and
(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

We have never paid or declared dividends. However, holders of our common stock are entitled to dividends if declared by the board of directors out of funds legally available. We do not, however, anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the board of directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Warrants

The Warrants expire five years from the date of this Prospectus and become exercisable one year from the date of issuance.  Warrants are not separately tradable for a period of one year after issuance, unless sooner as may be approved by the underwriter, in its sole discretion. During the exercise period, each Warrant will entitle the holder thereof to purchase one share of Common stock at an exercise price of $_____ per share.  Warrants may be exercised by surrendering the Warrants to the warrant agent and paying the exercise price.  No fractional shares of Common stock will be issued in connection with the exercise of Warrants.  Upon exercise, the Company will pay to the holder the value of any such fractional shares based upon the market value of the Common stock at such time.  The Company is required to keep available a sufficient number of authorized shares of Common stock for issuance to permit exercise of the Warrants.

The Warrants are redeemable by the Company at a price of $.05 per Warrant commencing one year after the date of this Prospectus and prior to their expiration, provided that (i) prior notice of not less than 30 days is given to the holders of the Warrants, and (ii) the closing sale price of the common stock as reported on the national exchange on which the shares of common stock are listed, or if the shares of common stock are not listed on a national securities exchange, the closing bid price on the OTCBB for 20 consecutive trading days, ending on the tenth day prior to the date on which the Company gives notice of redemption, has been at least $____, 180% of the initial public Offering price of the Shares.  The holders of the Warrants shall have the exercise rights until the close of the business day preceding the date fixed for redemption.  Warrants may be exercised anytime after the closing of  Offering and prior to the date fixed for call or the expiration date.

The Warrants will expire at 5:00 p.m., New York time, on the fifth anniversary of the effective date of this Prospectus.  Holders of the Warrants as such will not have any of the rights or privileges of shareholders of the Company prior to the exercise of the Warrants.  In the event a holder of Warrants fails to exercise the Warrants prior to their expiration, the Warrants will expire and the holder thereof will have no further rights with respect thereto.  A holder of Warrants as such will not have any rights, privileges, or liabilities as a shareholder of the Company.  In the event of the liquidation, dissolution or winding up of the Company, holders of the Warrants as such are entitled to participate in the distribution of the Company's assets.

The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions, and reclassifications.  No assurance can be given that the market price of the Common stock will exceed the exercise price of the Warrants at any time during the exercise period.

Purchasers of the Warrants will have the rights to exercise the Warrants to purchase shares of Common stock only if a current registration statement relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the jurisdictions in which the various holders of the Warrants reside.  The Company has undertaken to maintain the effectiveness of the Registration Statement of which this Prospectus is a part or to file and maintain the effectiveness of another registration statement so as to permit the purchase of the common stock underlying the Warrants, but there can be no assurance that the Company will be able to do so.  The Warrants may be deprived of any value if this Registration Statement or another registration statement covering the shares issuable upon the exercise thereof is not kept effective or if such common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside.

For the life of the Warrants, a holder thereof is given the opportunity to profit from a rise in the market price of the common stock. In addition, the Company may find it more difficult to raise equity capital if it should be needed for the business of the Company while the Warrants are outstanding.  At any time when the holders of Warrants might be expected to exercise them, the Company would, in all likelihood, be able to obtain additional equity capital on terms more favorable than those provided in the Warrants.

Underwriters' Warrants

If the Offering is successful, the Company will be obligated to issue Underwriters' Warrants for a nominal amount, which entitle the holder to purchase up to _________ Units at a price of $____ per Unit.  At the closing of this Offering the Company will issue the Underwriters' Warrants.  Underwriters' Warrants will be exercisable, in whole or in part, for a period of five years, commencing one year after the effective date of this Offering. The Underwriters have been granted certain registration rights with respect to such warrant and the underlying common stock.  See "Underwriting."

Promissory Notes and Warrants

On June 4 and June 12, 2008, the Company consummated an offering of convertible promissory notes and common stock purchase warrants for aggregate gross proceeds of $700,000. The notes matured one (1) year from the date of issuance and bore interest at an annual rate of 18% through the maturity date and at a rate of 24% thereafter.. Upon the closing of this Offering, the promissory notes will be convertible into shares of common stock at a 50% discount to the price per share of common stock sold in the Offering.  Since the Offering was not achieved within the one year term of the promissory notes, each Selling Stockholder has the option to (1) paid the principal and interest due under the promissory note, (2) convert the note into shares of common stock at a conversion price of $0.228 per share or (3) to convert the promissory note at a 50% discount to the price per share of common stock sold in the Offering. Each investor also received warrants exercisable for 4 years to purchase shares of our common stock at an exercise price equal to the share price per share of common stock in the Offering or, since the Offering did not occur within 12 months of the issuance of the Selling Stockholder Promissory Notes and warrants, at $.228 per share. Under the warrants, investors can purchase an amount of shares for an aggregate consideration up the amount of their investment.  Our obligations under the promissory notes are secured by 7,630,814 shares of common stock pledged by Mr. Pengcheng Chen, our Chief Executive Officer, and by Mr. Zhang, our Chairman .We were unable to satisfy our obligations under the Selling Stockholder Promissory Notes on due maturity date  but the Selling Stockholders have not, to date, sought the shares of common stock being held in escrow.

Delaware Anti-Takeover Law and Charter and Bylaw Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our Company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter its bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer Co., Inc., 200 Memorial Parkway, Atlantic Highlands, NJ 07716, and their contact number is (732)-872-2727.

Listing

Our shares of common stock are currently quoted on the Over-The –Counter Bulletin Board under the symbol “AKRK.”  We intend to apply to have our common stock approved for listing on the NASDAQ or AMEX under the trading symbol “AKRK.”

SHARES ELIGIBLE FOR FUTURE SALE

As of  February 1, 2010, we had 35,663,850 outstanding shares of common stock (without giving effect to the Reverse Split) . Of such shares, 30,153,508 are considered “restricted” securities within the meaning of the Securities Act of 1933 , including 16,113,553 shares owned by affiliates.  Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriter’s over-allotment option.   All of the restricted  shares will be freely tradable without restriction or further registration under the Securities Act, except that any shares owned or shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 and the Lock-Up Agreements described below .

 Shares covered by this Prospectus

All of the shares being registered in this offering may be sold without restriction under the Securities Act.  The shares being registered on behalf of the Selling Stockholders are subject to the Lock-Up Agreements described below.

 Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about the Company during the six months following satisfaction of the six-month holding period requirement.

Affiliates that have held restricted securities for at least six months to sell such restricted securities in accordance with the traditional conditions of Rule 144, including the public information requirement, the volume limitations, manner of sale provisions and notice requirements. In particular, an affiliate who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering (excluding the underwriter’s over-allotment option of up to Units).

No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time.  The sale of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common stock.  Any substantial sale of common stock pursuant to any resale prospectus by the Selling Stockholders or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

 Lock-Up Agreements and Registration

The Company's directors and officers and any other holder of more than five percent (5%) of the outstanding shares of Common Stock (or securities exercisable for or convertible into shares of common stock), at the effective date of this Prospectus, have  entered into customary "lock-up” agreements in favor of  the underwriter pursuant to which such persons and entities agreed, for a period of eighteen (18) months after the Offering is completed, that they shall neither publicly offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the underwriter’s prior written consent, and any sale of such securities shall be executed by the underwriter, except for the issuance of shares of Common Stock upon the exercise of  outstanding options, warrants and options which may be issued pursuant to an Incentive Compensation Plan reasonably acceptable to the underwriter. In addition,  the purchasers of the convertible promissory notes in the aggregate principal amount of $700,000 and related warrants have entered into customary “lock-up”  agreements in favor of the underwriter pursuant to which such persons and entities shall agree, for a period of ______ months after the Offering is completed, that they shall neither publicly offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the underwriter's prior written consent.

We have been advised by ____________that it has no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. The underwriter may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock-up would be considered on a case-by-case basis. Factors that the underwriter may consider in deciding whether to release shares from the lock-up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated [ . ], the Underwriter____________has agreed to purchase from us the number of shares of common stock set forth below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriter	Number of Shares
[ . ]
Total	[ . ]

The  public offering price will be determined by negotiations between us and the underwriter. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.

We have granted the underwriter an option exercisable during the 60-day period after the date of this prospectus to purchase on a pro rata basis, at the public offering price less underwriting discounts and commissions, up to an additional Units for the sole purpose of covering over-allotments, if any. To the extent that the underwriter exercises the option, the underwriter will be committed, subject to certain conditions, to purchase that number of additional Units.

Under the terms and conditions of the underwriting agreement, the underwriter is committed to purchase all of the Units offered by this prospectus other than the shares subject to the over-allotment option, if any Units are purchased. We and the Selling Stockholders have agreed to indemnify the underwriter against certain civil liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of such liabilities.

 The underwriter initially proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such offering price less a concession not to exceed $[    ] per share. The underwriters may allow, and such dealers may re-allow, a discount not to exceed $[    ] per share to certain other dealers.

 The following tables provide information regarding the per share and total underwriting discounts and commissions we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to_____additional shares.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming a $_______ offering price. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Shares	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$

Underwriting discount (1)	$	$	$

Non-accountable expense allowance (2)	$	$	$

Proceeds, before expenses, to us (3)	$	$	$

(1)	Underwriting discount is $______ per shares.
(2)	The non-accountable expense allowance of 2% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.
(3)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $______.

In addition to the underwriting discounts and commissions to be paid by us, we have agreed to issue the underwriter warrants to purchase _____ Units at the price of $______ per Unit.  The warrants are exercisable for a term of five years beginning one year after the date of this offering.  We have also agreed to reimburse the underwriter for certain of its expenses incurred in connection with this offering.  the underwriter may provide us with investment banking and financial advisory services in the future, for which it may receive customary compensation.  In this regard, we have agreed for a period of two years from the date of completion of the offering, to appoint the underwriter to act as lead underwriter and sole placement agent in connection with any public or private offering of our equity or debt securities or other capital markets financing

 We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $    .

 Over-allotment Option

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price our common stock. Specifically, the underwriters may over-allot this offering by selling more than the number of shares of common stock offered by this prospectus. We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to __% of the units sold in the offering (_______ additional units) solely to cover over-allotments, if any, at the same price as the initial shares of shares offered. Thus, creating a syndicate short position. In addition, the underwriters may bid for and purchase common stock in the open market to cover syndicate short positions or to stabilize the price of the common stock. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting discounts and proceeds (before expenses) to us will be $______, $______, and $______, respectively. Finally, the underwriters may reclaim selling concessions from dealers if  shares of our common stock sold by such dealers are repurchased in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. These transactions may be effected in the over-the-counter market or otherwise. The underwriter is not required to engage in these activities and may end any of these activities at any time.

The Company has engaged the underwriter. or its representative as a financial consultant for a period of 12 months commencing on the closing date of the Offering for which it the Company will pay a fee of $60,000 at closing.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Mclaughlin&Stern LLP, New York, NY. The law firm of JSBarkats, PLLC, is acting as counsel for the underwriter. Legal matters as to PRC law will be passed upon for us by Jian Neng Law Offices, XiAn, People’s Republic of China. Mclaughlin&Stern LLP may rely upon Jian Neng Law Offices with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of ASIA CORK, INC. as of December 31, 2008, 2007, and 2006 and for the years ended December 31, 2008, 2007, and have been audited by MS Group CPA LLC Certified Public Accountants PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is  www.sec.gov  .

We file periodic reports under the Securities Exchange Act of 1934, as amended, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

ASIA CORK, INC. AND SUBSIDIARIES

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Asia Cork Inc. (f/k/a Hankersen International Corp.) and Subsidiaries

We have audited the accompanying consolidated balance sheets of Asia Cork Inc. (f/k/a Hankersen International Corp.) and Subsidiaries (the “Company”)  as of years ended December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2008. The management of Asia Cork Inc. (f/k/a Hankersen International Corp.) and Subsidiaries is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Asia Cork Inc. (f/k/a Hankersen International Corp.) and Subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the two-years period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has negative cash flow in operating activities and difficulty in collecting outstanding accounts receivable, and lacks of cash and equivalents to satisfy its current obligations. These events raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The consolidated financial statements did not include any adjustments that might result from the outcome of this uncertainty.

MS Group CPA LLC
MS Group CPA LLC

Edison, New Jersey
April 12, 2009

ASIA CORK INC. AND SUBSIDIARIES
(F/K/A HANKERSEN INTERNATIONAL CORP. AND SUBSIDIARIES)
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2008	2007
Assets
Current Assets
Cash and equivalents	$23,605	$367,396
Accounts receivable, net of allowance for doubtful accounts of $23,787 and $12,210, respectively	4,956,005	2,429,772
Inventories	2,756,011	920,140
Advance to suppliers	2,562,357	2,375,174
Loan to unrelated party	1,465,738	-
Deferred income taxes assets	7,757	-
Prepayments and other current assets	34,718	16,111
Total Current Assets	11,806,191	6,108,593

Property and Equipment - Net	4,813,629	1,754,830
Deposit for Purchase of Fixed Assets	2,022,719	1,891,810
Deposit for Purchase of Intangible Assets	-	1,370,877
Deposit for Acquisition	1,465,738	1,370,877
Construction in Progress	-	2,821,817
Investment - At Cost	2,052,034	1,919,228
Intangible Assets- Net	171,178	161,073
Deferred Income Taxes Assets	16,586	-

Total Assets	22,348,075	17,399,105

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	1,395,366	956,519
Loan payable	439,722	534,642
Convertible note, net	574,276	-
Customer deposit	10,118	-
Taxes payable	275,224	767,764
Due to stockholders/officers	177,699	166,199
Other current liabilities	33,027	15,039
Total Current Liabilities	2,905,432	2,440,163

Total Liabilities	2,905,432	2,440,163

Minority Interest	1,802,022	1,522,318

Stockholders' Equity
Series A preferred stock, $0.0001 par value, 5,000,000 shares authorized,
zero shares issued and outstanding, respectively.	-	-
Common stock, $0.0001 par value, 200,000,000 shares authorized,
35,663,850 and 35,413,850 issued and outstanding, respectively.	3,566	3,541
Additional paid-in capital	4,485,446	4,396,772
Additional paid-in capital stock warrant	279,386	-
Reserve funds	2,236,716	1,741,715
Retained earnings	7,966,783	5,729,630
Accumulated other comprehensives income	2,668,724	1,564,966

Total Stockholders' Equity	17,640,621	13,436,624

Total Liabilities and Stockholders' Equity	$22,348,075	$17,399,105

See notes to consolidated financial statements.

See notes to consolidated financial statements.

ASIA CORK INC. AND SUBSIDIARIES
(F/K/A HANKERSEN INTERNATIONAL CORP. AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Years Ended December 31,
	2008	2007

Revenues	$21,378,041	$16,050,938
Cost of Goods Sold	13,937,361	10,990,041
Gross Profit	7,440,680	5,060,897

Operating Expenses
Selling expenses	2,711,764	1,954,225
General and administrative expense	759,227	513,116

Total Operating Expenses	3,470,991	2,467,341

Income From Operations	3,969,689	2,593,556

Other Income (Expense)
Interest (expense), net	(275,105)	(6,270)
Other income, net	74,091	23,988
Loss on disposition of fix assets	(159,364)	(342,127)

Total Other (Expense) Income	(360,378)	(324,409)

Income Before Taxes and Minority Interest	3,609,311	2,269,147

Provision for Income Taxes	597,453	348,871

Income Before Minority Interest	3,011,858	1,920,276

Minority Interest	279,704	158,235

Net Income	$2,732,154	$1,762,041

Other Comprehensive Income:
Foreign Currency Translation Gain	1,103,758	929,608

Comprehensive Income	$3,835,912	$2,691,649

Net Income Per Common Share
- Basic	$0.08	$0.05
- Diluted:	$0.08	$0.05

Weighted Common Shares Outstanding
- Basic	35,514,406	35,413,850
- Diluted:	36,469,571	35,413,850

See notes to consolidated financial statements.

ASIA CORK INC. AND SUBSIDIARIES
(F/K/A HANKERSEN INTERNATIONAL CORP. AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

	Common Stock,
	No. of Shares	Amount	Additional Paid-in Capital	Additional Paid-in Capital Stock Warrant	Reserve Fund	Retained Earnings/(Accumulated Deficit)	Other Comprehensive Income	Total Shareholders' Equity

Balance, December 31, 2006	$35,413,850	$3,541	$4,396,772	$-	$1,432,992	$4,276,312	$635,358	$10,744,975

Net income	-	-	-	-	-	1,762,041	-	1,762,041

Appropriation of reserve funds	-	-	-	-	308,723	(308,723)	-	-

Foreign currency translation gain	-	-	-	-	-	-	929,608	929,608

Balance, December 31, 2007	$35,413,850	$3,541	$4,396,772	$-	$1,741,715	$5,729,630	$1,564,966	$13,436,624

Patent rights donation	-	-	4,199	-	-	-	-	4,199

Issued convertible note with stock warrant in June 2008	-	-	-	279,386	-	-	-	279,386

Issued common stocks on July 31, 2008 for service received	150,000	15	43,485	-	-	-	-	43,500

Issued common stocks on August 14, 2008 for service received	100,000	10	40,990	-	-	-	-	41,000
								-
Net income	-	-	-	-	-	2,732,154	-	2,732,154

Appropriation of reserve funds	-	-	-	-	495,001	(495,001)	-	-

Foreign currency translation gain	-	-	-	-	-	-	1,103,758	1,103,758

Balance, December 31, 2008	$35,663,850	$3,566	$4,485,446	$279,386	$2,236,716	$7,966,783	$2,668,724	$17,640,621

See notes to consolidated financial statements.

ASIA CORK INC. AND SUBSIDIARIES
(F/K/A HANKERSEN INTERNATIONAL CORP. AND SUBSIDIARIES)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2008	2007

Cash Flows From Operating Activities
Net Income	$2,732,154	$1,762,041
Adjustments to Reconcile Net Income to Net Cash
(Used in) Provided by Operating Activities
Depreciation and amortization	286,352	248,581
Bad debt adjustment	10,539	(1,496)
Loss on disposition of fix assets	159,364	342,127
Minority interest	279,704	158,235
Consulting fees adjusted from deferred	21,320	-
Interest expenses for discount on convertible note	153,662	-
Deferred income taxes benefits	(23,905)	-
Issued common stocks for legal fees	43,500	-
Changes in operating assets and liabilities:
Accounts receivable	(2,215,522)	(291,558)
Inventories	(1,657,504)	(161,894)
Advance to suppliers	(21,350)	(732,019)
Prepayments and other current assets	3,320	25,905
Accounts payable and accrued expenses	348,540	287,326
Customer deposits	10,118	-
Taxes payable	(510,352)	433,419
Other current liabilities	15,851	3,794
Net Cash (Used in) Provided by Operating Activities	(364,209)	2,074,461

Cash Flows From Investing Activities
Proceeds from withdraw deposit for purchase of intangible assets	1,370,877	-
Payment for the deposit for purchase of intangible assets	-	(1,370,877)
Proceeds from return the deposit for purchase of fix assets	-	25,628
Payment for deposit for acquisition	-	(1,370,877)
Payment for purchase of equipment	(589)	(5,945)
Payment for unrelated parties	(1,465,738)	-
Payment for construction in progress	(207,282)	(1,253,703)
Proceeds from repayment of unrelated party	-	1,922,066
Net Cash Used in Investing Activities	(302,732)	(2,053,708)

Cash Flows From Financing Activities
Proceeds from long-term debt	439,722	534,642
Payments to long-term debt	(571,638)	(959,614)
Proceeds from convertible note	700,000	-
Payments to stockholders/officers	-	(419,543)
Proceeds from stockholders/officers	-	455,559
Net Cash Provided by (Used in) Financing Activities	568,084	(388,956)

Net Decrease in Cash and Equivalents	(98,857)	(368,203)
Effect of Exchange Rate Changes on Cash	(244,934)	170,866
Cash and Equivalents at Beginning of Period	367,396	564,733
Cash and Equivalents at End of Period	$23,605	$367,396

SUPPLEMENT DISCLOSURES OF CASH FLOW INFORMATION
Interest paid for the years ended December 31, 2008 and 2007, respectively	$52,418	$70,923
Income taxes paid for the years ended December 31, 2008 and 2007, respectively	$794,835	$153,007

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES
Construction in process transferred out to property	$3,385,406	$-
Shareholder donated intangible assets into the Company without payment	$4,199	$-
Issued common stocks for legal fees and part of consulting fees	$84,500	$-

See notes to consolidated financial statements.

ASIA CORK INC. AND SUBSIDIARIES
(F/K/A HANKERSEN INTERNATIONAL CORP. AND SUBSIDIARIES)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Asia Cork Inc. (f/k/a Hankersen International Corp.) (the "Company") was incorporated on August 1, 1996, under the laws of the State of Delaware. Until August 2005, the Company had no operations and the sole purpose of the Company was to locate and consummate a merger or acquisition with a private entity.

On July 11, 2008, the Company's wholly owned subsidiary, Asia Cork Inc., was merged into its parent, the Company, in order to change the name of the Company, after approval by the Board of Directors of the Company pursuant to the Delaware General Corporation Law. The Company is the surviving company of the merger and, except for the adoption of the new name its Certificate of Incorporation is otherwise unchanged. The wholly-owned subsidiary was formed in July 2008 and had no material assets.

As permitted by Delaware General Corporation Law, the Company assumed the name of its wholly owned subsidiary following the merger and now operates under the name Asia Cork Inc. The Company’s common stock is quoted on the Over the Counter Bulletin Board under the trading symbol “AKRK.OB

In August 2005, the Company, through Kushi Sub, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of the Company ("Acquisition Sub") acquired all the ownership interest in Hanxin (Cork) International Holding Co., Ltd. ("Hanxin International"), a British Virgin Islands limited liability corporation, organized in September 2004. The Company acquired Hanxin International in exchange for shares of common stock and shares of the Series A Preferred Stock of the Company. The capitalizations are described in further detail in Note 18 to the accompanying consolidated financial statements.

Subsequent to the merger and upon the conversion of the Series A Preferred Stock, the former shareholders of Hanxin International will own 95% of the outstanding shares of the Company's common stock. As a result of the ownership interests of the former shareholders of Hanxin International, for financial statement reporting purposes, the merger was treated as a reverse acquisition, with Hanxin International deemed the accounting acquirer and Kushi deemed the accounting acquiree. Historical information of the surviving company is that of Hanxin International.

Hanxin International has no other business activities but owns 100% of Xi'An Cork Investments Consultative Management Co., Ltd. ("Xi'An"), which owns 92% of Xian Hanxin Technology Co., Ltd. ("Hanxin"), incorporated in July 2002, both Xi'An and Hanxin are People's Republic of China (“PRC”) corporations. Most of the Company’s activities are conducted through Hanxin.

During the year ended December 31, 2005,  Hanxin acquired 75% equity interest of Cork Import and Export Co. Ltd. (“Cork I&E”), a PRC corporation engages in cork trading businesses.

Hanxin is engaged in developing, manufacturing and marketing of cork wood floor, wall and decorating materials. Its products are sold to customers in China and oversea customers in India, the United States of America, Germany and Japan through the distributors or agents.

2.  Negative Cash Flow in Operating Activities during Transaction Period and Management Plans

During the fourth quarter of 2008, due to adverse market conditions for home and commercial renovation and decoration, the Company’s accounts receivable outstanding for over half year increased promptly to the amounts of $1,551,836 (equivalent to RMB10,587,400) and the cash and equivalents had dropped down significantly to $23,605 as of December 31, 2008. In addition, the Company had negative cash flow in operating activities for the year ended December 31, 2008. These events raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern and its future success is dependent upon its ability to collect the outstanding accounts receivable, to borrow the money either from shareholders or outside credit union, banks, or investors, and to raise capital in the near term to (1) satisfy its current obligations, and (2) the successful wide scale development and marketing of its high profit products.

The Company presently has ongoing discussions and negotiations with a number of additional financing alternatives. However, the Company has no definitive agreements to provide funding at this time.

The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.	BASIS OF PRESENTATION

Principle of consolidation

The accompanying consolidated financial statements present the financial position, results of operations and cash flows of the Company and all entities in which the Company has a controlling voting interest. The consolidated financial statements also include the accounts of any variable interest entities in which the Company is considered to be the primary beneficiary and such entities are required to be consolidated in accordance with accounting principles generally accepted in the United States (“US GAAP”). These consolidated financial statements include the financial statements of Asia Cork Inc. and its subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

The accompanying consolidated financial statements are prepared in accordance with US GAAP. This basis of accounting differs from that used in the statutory accounts of some of the Company’s subsidiaries, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises with foreign investment in the PRC (“PRC GAAP”). Necessary adjustments were made to the Subsidiary’s statutory accounts to conform to US GAAP to be included in these consolidated financial statements.

4.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition
The Company's revenues from the sale of products are recognized when the goods are shipped, title passes, the sales price to the customer is fixed and collectability is reasonably assured. Persuasive evidence of an arrangement is demonstrated via purchase order from distributor, our customers, product delivery is evidenced by warehouse shipping log as well as signed bill of lading from the trucking company and no product return is allowed except defective or damaged products, the sales price to the customer is fixed upon acceptance of purchase order, there is no separate sales rebate, discounts, and volume incentives.

Advertising costs
Advertising costs are booked as expenses as incurred. The Company incurred $1,539 and $237,369 for the years ended December 31, 2008 and 2007, respectively.

Shipping and handling costs
Shipping and handling costs are classified as cost of sales and recognized when the related sale is recognized. The Company incurred $524 and $471 for the years ended December 31, 2008 and 2007, respectively.

Cash and equivalents
The Company considers all highly liquid temporary cash investments with an original maturity date of three months or less from when purchased, to be cash equivalents.

Inventories
The Company values inventories, consisting of finished goods, work in progress, raw materials, packaging material, and other, at the lower of cost or market. Cost is determined on the weighted average cost method.

Property and equipment
Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of property and equipment is computed by the straight-line method over the assets estimated useful lives. Leasehold improvements are amortized over the lesser of the lease term or the asset's useful lives. Upon sale or retirement of plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the Company’s Consolidated Statements of Operations.

Impairment of long-lived assets
The Company evaluates the recoverability of its other long-lived assets, including amortizing intangible assets, if circumstances indicate impairment may have occurred pursuant to SFAS No. 144. This analysis is performed by comparing the respective carrying values of the assets to the current and expected future cash flows, on an undiscounted basis, to be generated from such assets. If such analysis indicates that the carrying value of these assets is not recoverable, the carrying value of such assets is reduced to fair value through a charge to the Company’s Consolidated Statements of Operation.

Intangible assets
Intangible assets include land use right. With the adoption of SFAS No. 142, intangible assets with a definite life are amortized on a straight-line basis. The land use right is being amortized over its estimated life of 40 years. Intangible assets with a definite life are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset (asset group) may not be recoverable.  An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows used in determining the fair value of the asset. The amount of the impairment loss to be recorded is calculated by the excess of the asset’s carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis. Costs related to internally develop intangible assets are expensed as incurred.

Comprehensive income (loss)
SFAS No. 130, “Reporting Comprehensive Income”, established standards for the reporting and display of comprehensive income, its components and accumulated balances in a full set of general purpose financial statements. SFAS No. 130 defines comprehensive income to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s only current component of comprehensive income is the foreign currency translation adjustment.

Concentration of credit risk
The Company's financial instruments consist primarily of cash, which is invested in money market accounts, accounts receivable, and accounts payable. The Company considers the book value of these instruments to be indicative of their respective fair value. The Company places its temporary cash investments with high credit quality institutions to limit its exposure. Almost all of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in their respective areas; however, concentrations of credit risk with respect to trade accounts receivable is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Fair value of financial instruments
The carrying amounts reported in the balance sheet for cash, accounts receivable, inventories, advances to suppliers, prepayments and other current assets, accounts payable, accrued expenses, loan payable, taxes payable, and other current liabilities approximate fair value based on the short-term maturity of these instruments. The Company's loans payable approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar financial arrangements on December 31, 2008.

Income taxes
The Company and its U. S. subsidiary will file consolidated federal income taxes return and state franchise tax annual report individually. The Company's PRC subsidiaries file income tax returns under the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. The Company's BVI subsidiary is exempt from income taxes.

The Company follows Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Foreign currency translation
The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company's subsidiaries are local currencies, primarily the Chinese Renminbi. The financial statements are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in other comprehensive income or loss.

Basic and diluted net income per share
The Company accounts for net income per common share in accordance with SFAS 128, “Earnings per Share” (“EPS”).  SFAS 128 requires the disclosure of the potential dilution effect of exercising or converting securities or other contracts involving the issuance of common stock. Basic net income per share is determined based on the weighted average number of common shares outstanding for the period.  Diluted net income per share is determined based on the assumption that all dilutive convertible shares and stock options were converted or exercised into common stock.

Stock-based compensation
The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.  The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Estimates, by their nature, are based on judgment and available information. Accordingly, actual results could differ from those estimates.

Segment reporting
The Company operates and manages its business as a single operating segment.

New accounting pronouncements
In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No.162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 162 indicates the entity (not its auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP. Accordingly, the GAAP hierarchy should reside in the accounting literature established by the FASB and is issuing SFAS 162 to achieve that result. SFAS 162 also identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is in the process of evaluating the new disclosure requirements under SFAS 162.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No.161,”Disclosures about Derivative Instruments and Hedging Activities — An Amendment of SFAS No. 133” (“SFAS 161”). SFAS 161 seeks to improve financial reporting for derivative instruments and hedging activities by requiring enhanced disclosures regarding the impact on financial position, financial performance, and cash flows. To achieve this increased transparency, SFAS 161 requires (1) the disclosure of the fair value of derivative instruments and gains and losses in a tabular format;(2) the disclosure of derivative features that are credit risk-related; and (3)cross-referencing within the footnotes. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends)., with early application encouraged. The Company is in the process of evaluating the new disclosure requirements under SFAS 161.

In December 2007, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” which clarifies that a non-controlling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement also changes the way the consolidated income statement is presented. It requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the non-controlling interest. In addition, it requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the non-controlling interest. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). Earlier adoption is prohibited. The company is currently in the process of evaluating the effect, if any, the adoption of SFAS No. 160 will have on its consolidated results of operations, financial position, and financial disclosure.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations, was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquire at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquire, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008 (that is, January 1, 2009, for entities with calendar year-ends). An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS 141R will have on its financial statements.

5.	INVENTORIES

Inventories on December 31, 2008 and 2007 consisted of the following:

	December 31,
	2008	2007
Raw materials	$2,073,501	$536,319
Work in process	210,526	103,395
Finished goods	427,459	249,932
Packaging and other	44,525	30,494
Total	$2,756,011	$920,140

6.	LOAN TO UNRELATED PARTY

There were acquisition deposits RMB10 million prepared to purchase the land use right in Shaanxi BaoJi District P.R. China from Shaanxi Shuta Wood Products Co., Ltd. (“Shaanxi Shuta”), one of Hanxin’s major sales distributors in Shaanxi Province P.R. China. For the year ended December 31, 2008 and 2007, Shaanxi Shuta had purchased $705,813 (equivalent RMB4,903,704) and $302,203 (equivalent to RMB2,298,014) merchandises from the Company’s PRC subsidiary, Hanxin, respectively. However, Hanxin terminated the land purchase agreement on August 19, 2008. Pursuant to the Cancellation Agreement, the deposits had been refunded back to the company in August and September 2008.

In year 2008, Shaanxi Shuta opened cork retail chain stores exclusively selling Hanxin’s products but Hanxin could not achieve its 500,000 square meters floor and board production plan in year 2008 and had delayed many purchase orders from Shaanxi Shuta; thus Shaanxi Shuta had to readjust its year 2008 sales strategies and incurred heavy losses. In order to avoid losing a very important distribution channel and to assist Shaanxi Shuta to recover from this situation, Hanxin had loaned RMB10 million (equivalent to $1,465,738) to the Shaanxi Shuta for one year term starting from October 27, 2008. In 2009 this loan is renewed for another two years until October 27, 2011. This loan is no interest bearing and unsecured.

7.	PROPERTY AND EQUIPMENT

As of December 31, 2008 and 2007, property and equipment consisted of the following:

		December 31,
	Estimated Life	2008	2007
Building and improvement	27-35	$4,894,945	$1,507,241
Manufacturing equipment	1-8	838,766	1,128,887
Office furniture and equipment	5	31,141	28,575
Vehicle	2-8	12,527	11,716
Machinery improvement	3	80,616	75,398
Subtotal		5,857,995	2,751,817
Less: Accumulated depreciation		1,044,366	996,987
Total		$4,813,629	$1,754,830

For the years ended December 31, 2008 and 2007, depreciation expenses amounted to $281,185 and $244,003, respectively. Loss on disposal of fixed assets for the years ended December 31, 2008 and 2007 were $159,364 and $342,127, respectively.

8.	DEPOSIT FOR PURCHASE OF FIXED ASSETS

Hanxin intended to purchase a factory’s facilities through an unrelated agent who will do the negotiation for the Company, and both parties signed the Entrust Purchase Agreement on November 10, 2005. Hanxin had paid deposits $2,022,719 (equivalent to RMB 13,800,000) to the agent as of December 31, 2008, and the same deposit was valued at $1,891,810 (equivalent to RMB 13,800,000) as of December 31, 2007. The agency agreement has no firm commitment on the purchase but it states a maximum price of RMB 50,000,000 that the Company is willing to pay for the facilities.

9.	DEPOSIT FOR PURCHASE OF INTANGIBLE ASSETS

Pursuant to the terms of a Cancellation Agreement dated August 19, 2008, Hanxin and Shaanxi Shuta terminated the Land Transfer Agreement by which the Company had intended to purchase the right to use a parcel of land from Shaanxi Shuta in the ShaanXi Baoji district of the PRC. The entire $1,472,776 (equivalent to RMB 10 million) deposit that had been previously paid to Shaanxi Shuta pursuant to the Land Transfer Agreement was refunded to Hanxin in August 2008 and September 2008. However, Hanxin loaned the same amount, RMB10 million, back to Shaanxi Shuta on October 27, 2008. More detail situation listed in the preceding Note 6.

10.	DEPOSIT FOR ACQUISITION

Hanxin intended to acquire a private company located in Sichuan China called Sichuan Hanxin Cork Merchandises Co, Ltd. (“Sichuan Hanxin ”), and signed a strategic corporation agreement with Sichuan Hanxin on March 26, 2007. The purchase price of Sichuan Hanxin shall not exceed $2,741,754 (RMB20 million) based upon the agreement. As of December 31, 2008, Hanxin paid $1,465,738 (equivalent to RMB10 millions) deposit to Sichuan Hanxin. Sichuan Hanxin is a manufacturer for cork products and is one of Hanxin’s current cork raw material providers. Hanxin anticipates apply the whole deposited amount to the raw materials payments if the acquisition does not occur before the end of year 2009.

11.	CONSTRUCTION IN PROGRESS

Student dormitory construction and interior decoration were completed in June 2008. All costs of approximately $2.4 million (equivalent to RMB 16,525,621) had been transferred to the property as of June 30, 2008. Although the construction had been completed, Hanxin did not acquire the occupation certificates and ownership certificates with respect to the dormitory. Hanxin expects to receive these certificates before the end of year 2009. However, there is no assurance to this matter.

The fifth workshop was completed in September 2008. All costs of $963,182 (equivalent to RMB 6,571,311) had been transferred to the property as of September 30, 2008. Commencing in October 2008, Hanxin started to install production line facilities in the fifth workshop. Due to adverse market conditions for home and commercial renovation and decoration, Hanxin’s revenue had dropped down and accounts receivable outstanding for more than three months was increased promptly in the fourth quarter 2008 as compared to the same period of 2007. Simultaneously, Hanxin’s cash and equivalents balance, working capital, and cash flow for operating activities of were also tensional in the fourth quarter 2008. As a result, Hanxin had stopped purchasing new production facilities for the fifth workshop after completed one of four production lines installation as of December 31, 2008. Hanxin has not determined when the additional production lines will be completed.

As of December 31, 2008 and 2007, the construction in progress consisted of the following:

	December 31,
	2008	2007
Student dormintory construction	$-	$2,204,922
Fifth workshop construction	-	616,895
Total construction in progress	$-	$2,821,817

12.	INVESTMENT – AT COST

On June 28, 2005, the Company purchased a 12% equity interest of Shaanxi DeRong Technology Information Development Co. Ltd. (“DeRong”), a PRC corporation, for $2,052,034 (equivalent to RMB 14,000,000). DeRong owns a cork tree forest plantation in China. The investment is stated at cost.

13.	INTANGIBLE ASSETS

On September 27, 2001, the Company purchased the right to use a parcel of land for 40 years. The purchase price is being amortized over the term of the right. In addition, during the quarter ended June 30, 2008, the Company acquired ownership of three patent rights from its major stockholder and Chairman, Mr. Fang She Zhang, with no payments.  These three patent rights are used as part of a vital technique for the production of the Company’s products. The application and filing costs of these three patent rights were $4,199 (equivalent to RMB28,800). On December 31, 2008 and 2007, intangible assets, less accumulated amortization consisted of the following:

	December 31,
	2008	2007
Intangible assets	$208,332	$190,901
Less: Accumulated amortization	37,154	29,828
Total	$171,178	$161,073

For the years ended December 31, 2008 and 2007, amortization expense amounted to $5,167 and $4,578, respectively.

The amortization expenses for the next five years are as follows:

For the Year Ending December 31,	Amount
2009	$5,421
2010	5,421
2011	5,421
2012	5,421
2013	5,421

14.	LOANS PAYABLE

Loans payable as of December 31, 2008 and 2007 consisted of the following:

	December 31,
	2008	2007
On November 30, 2007, the Company obtained a short-term loan RMB3.9 million (equivalent at that time to $534,642 ) from Xian Xitaoyuan Credit Bank by pledging the Company's building in YuLerYuan with bank, The loan interest is 8.37‰ per month. The Company had paid principal RMB3.9 million back to bank on June 30, 2008. On the same day, the company borrowed RMB3 million (equivalent to $439,722 ) from the same bank again, but the new interest rate had been increased to 9.967‰ per month. The expiration date for this new short-term loan is June 30, 2009.	$439,722	$534,642
Total Loan Payable	$439,722	$534,642

15.	CONVERTIBLE NOTE AND WARRANTS

On June 4 and June 12, 2008, the Company consummated an offering of convertible promissory notes and common stock purchase warrants for aggregate gross proceeds of $700,000. The notes mature one (1) year from the date of issuance and bear interest at an annual rate of 18%, payable at maturity in USD. Upon the successful closing of an equity or convertible debt financing for a minimum of $2,000,000 ("Financing"), the promissory notes will be convertible into shares of common stock at a 50% discount to the price per share of Common Stock sold in the Financing. If a Financing is not achieved within the one year term of the promissory notes, each investor has the option to be paid the principal and interest due under the promissory note or convert the note into shares of common stock at a conversion price of $0.228 per share.

The warrants are exercisable at any time after the consummation of the Financing through the fourth anniversary of the consummation of the Financing (the "Financing Expiration Date"). Each holder is entitled to purchase the number of shares of common stock equal to the initial principal amount of such investor's promissory note DIVIDED BY the lowest cash purchase price paid for the Company's common stock (or the conversion price or exercise price if the Financing consists of convertible securities or warrants, respectively) in the Financing (the "Financing Based Conversion Price") at an exercise price equal to the Financing Based Conversion Price. If the Financing did not occur within 12 months of the issuance of the warrant, the warrant is exercisable from and after such date and through the fourth anniversary of the issuance date of the warrant. In such event, the holder is entitled to purchase the number of shares of common stock equal to 50% of the initial principal amount of the promissory note DIVIDED BY $0.228 at an exercise price equal to $0.228, subject to certain adjustments as set forth in the warrant. The interest payable regarding the convertible notes has been accrued and recorded as of December 31, 2008. The different amount between the option price in declared date and warrant conversion price $0.228 time total entitled warrant shares had been charged directly to discount on convertible note, and the sum was add to additional paid-in capital-stock warrant in amount of $279,386 as of December 31, 2008.

As of December 31, 2008, the Company’s obligations under the promissory notes are secured by an aggregate of 7,630,814 shares of common stock pledged by Mr. Pengcheng Chen, the Company’s Chief Executive Officer, and Mr. Zhang (the “Escrow Shares”). In the event that subsequent to the issuance of the Convertible Notes, the value of the Escrow Shares is less than 150% of the outstanding principal amount of the promissory notes for 10 consecutive trading days, then the holder of the promissory notes shall have the right to give the Company notice (the “Investor Notice”) to deposit or cause to be deposited additional Escrow Shares such that the value of the Escrow Shares based upon the volume weighted average price per share for the 20 trading days preceding the date of the Investor Notice, is equal to 150% of the outstanding principal amount of the promissory notes. The Company shall deposit or cause to be deposited such additional Escrow Shares within 30 days of the date of the Investor Notice. To the extent the Escrow Shares are not sufficient to meet the threshold of 150% of the outstanding principal amount of the promissory notes within 30 days after the Investor Notice, the Company shall grant to Investors a security interest on the Company’s tangible assets to the extent permitted under applicable law.

Net of convertible note as of December 31, 2008 and 2007 consisted of the following:

	December 31,
	2008	2007
Convertible note	$700,000	$-
Less: Discount on convertible note	125,724	-
Convertible note, net	$574,276	$-

16.	TAX PAYABLE

The Company and its U. S. subsidiary will file consolidated Federal income tax and state franchise tax annual report individually. Its PRC subsidiaries file income tax returns under the Income Tax Law of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. The Company’s BVI subsidiary is exempt from income taxes.

Per PRC Income Tax Law, any new foreign owned corporation is exempt from income tax for the first two years of existence, and then receives a 50% exemption of income tax for the next three years if it is a non high-tech corporation or 15% tax rate for corporation qualified by State Science and Technology Commission as "High Tech Manufacturing Enterprise" located in State "High Tech Zone" approved by China State Council. Hanxin is qualified as a High Tech Manufacturing Enterprise. Based on this regulation, Hanxin was exempt from income tax in year 2003 and 2004 and its income has been subject to a 15% tax starting from January 1, 2005. CIE is not “High Tech Manufacturing Enterprise” approved by China State Council, thus its income is subject to 33% tax rate. Commencing from January, 2008, based on the new regulation in the PR, CIE’s income is subject to 25% tax rate.
On December 31, 2008 and 2007, taxes payable consisted the following:

	December 31,
	2008	2007
Value-added tax	$177,287	$393,969
Corporate income tax provision	74,888	235,465
Local taxes and surcharges	13,491	83,330
Franchise tax	9,558	55,000
Total	$275,224	$767,764

The deferred income taxes assets results from loss on disposition of fix assets that are no deductible.

The components of the provisions for income taxes were as follows:

	For The Years Ended December 31,
	2008	2007
Current taxes:
Current income taxes in P.R. China	$621,358	$348,871
Deferred income taxes benefits	23,905	-
Total provision for income taxes	$597,453	$348,871

17.	DUE TO STOCKHOLDERS/OFFICERS

Amounts due to a stockholder/officer are unsecured, non-interest bearing and no set repayment date. As of December 31, 2008 and 2007, the total net amounts due to the stockholder/officer were $177,699 and $166,199, respectively, which represented the net amounts lent by shareholders/officers to the Company.

18.	STOCKHOLDERS EQUITY

On August 9, 2005, the Company acquired Hanxin International in exchange for (i) 24,000,000 shares of the Company’s common stock and (ii) 1,000 shares of the Company’s Series A Preferred Stock,

In November 2005, the Company filed and circulated to its shareholders the Information Statement which permitted the Company, among other things, to (i) amend its Articles of Incorporation to increase its authorized shares of common stock to 200,000,000 shares; (ii) approve one for six reverse split as to all outstanding shares of common stock of the Company, effective as to holders of record of shares of common stock on December 9, 2005, (iii) approve a stock option, SAR and stock bonus plan for the directors, officers, employees and consultants of the Company. A certificate of amendment officially increasing the authorized shares of common stock and approving the reverse stock split was filed with the State of Delaware on December 13, 2005.

On September 1, 2006, the 1,000 shares Series A preferred stock were converted into 29,530,937 shares of the Company’s common stock. Subsequently, the Company issued additional 118,123 shares in October 2006 to reflect an under-issuance to a stockholder of the shares of common stock issued upon conversion of the preferred stock.

In May 2008, the board of directors of the Company authorized, and on July 31, 2008 the Company issued, 150,000 shares of the Company’s common stock to its attorney for services rendered. In June 2008, the board of directors of the Company authorized, and on August 14 2008 the Company issued, 100,000 shares of the Company’s common stock to HAWK Associates, Inc (“Hawk”), its investor relations firm for services rendered pursuant to the agreement. Accordingly the Company has 35,663,850 shares of issued and outstanding common stock as of December 31, 2008.

In June 2008, the Company was assigned ownership of three patent rights from its major shareholder, Mr. Fang She Zhang. These patents were assigned without any payment due to Mr. Zhang. The application and filing costs of these three patents was RMB28,800 (equivalent to $4,199). In connection therewith, the Company recorded $4,199 of intangible assets, and same amount of additional paid in capital as of December 31, 2008.

19.	BASIC AND DILUTED EARNING PER SHARE

The following table sets forth the computation of basic and diluted net income per share:

	For The Year Ended December 31,
	2008	2007
Basic:
Numerator:
Net income for basic calculation	$2,732,154	$1,762,041
Denominator:
Weighted average common shares	35,514,406	35,413,850
Net income per share — basic	$0.08	$0.05

Diluted:
Numerator:
Net income for basic calculation	$2,732,154	$1,762,041
Effect of dilutive securities issued	218,541	-
Net income for diluted calculation	$2,950,695	$1,762,041
Denominator:
Denominator for basic calculation	35,514,406	35,413,850
Weighted average effect of dilutive securities:
Convertible debt	955,165	-
Denominator for diluted calculation	36,469,571	35,413,850
Net income per share — diluted	$0.08	$0.05

20.	LEASE COMMITMENTS

The Company leases its office space and production land under operating lease agreements that are expiring on December 31, 2009 and October, 2047 respectively. The following is a schedule of future minimum rental land payments required under these operating leases as of December 31, 2008.

For the Year Ending December 31,	Amount
2009	$69,089
2010	17,272
2011	17,272
2012	17,272
2013	17,272
Thereafter	584,376
Total minimum rental payments required	$722,553

Rent and properties maintenance expenses amounted to $189,451 and $38,004 for the years ended December 31, 2008 and 2007, respectively.

The Company also leases three patent rights from its Chairman, Mr. Fangshe Zhang, under operating lease agreements that expire on April 16, 2011. The following is a schedule of future minimum rental payments required under these operating leases as of December 31, 2008.

For the Year Ending December 31,	Amount
2009	$345,444
2010	345,444
2011	101,714
Total minimum rental payments required	$792,602

Patent lease expenses amounted to $345,444 and $315,615 for the years ended December 31, 2008 and 2007, respectively.

On June 15, 2008, the Company signed an agreement with Hawk to provide investor relations consulting and advisory services. The term of this agreement is effective through June 30, 2009. Hawk is paid a retainer fee of $7,500 per month and the payments are due at the beginning of each month. Hawk was also issued 100,000 restricted 144 shares of the Company’s common stock on August 14, 2008.

21.	RESERVE FUND AND DIVIDENDS

Under laws of the PRC, net income after taxation can only be distributed as dividends after appropriation has been made for the following: (i) cumulative prior years' losses, if any; (ii) allocations to the "Statutory Surplus Reserve" of at least 10% of net income after taxes, as determined under PRC accounting rules and regulations, until the fund amounts to 50% of the Company's registered capital; (iii) allocations of 5-10% of income after tax, as determined under PRC accounting rules and regulations, to the Company's "Statutory Common Welfare Fund", which is established for the purpose of providing employee facilities and other collective benefits to employees in China; and (iv) allocations to any discretionary surplus reserve, if approved by shareholders.

As of December 31, 2008 and 2007, the Company's PRC subsidiaries established and segregated in retained earnings an aggregate amount of $2,236,716 and $1,741,715 for the Statutory Surplus Reserve and the Statutory Common Welfare Fund.

The Company has not declared or paid cash dividends or made distributions in the past.

21.     CONCENTRATIONS OF BUSINESS AND CREDIT RISK

Financial Risks:

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

Concentrations Risks:

For the years ended December 31, 2008 and 2007, none of the Company’s customers accounted for more than 10% of its sales.

Major Suppliers:

The Following summaries purchases of raw materials from major suppliers (each 10% or more of purchases):

	Purchases from	Number of	Percentage
Year Ended December 31,	Major Suppliers	Suppliers	of Total
2008	$5,589,794	3	39.09%
2007	$2,761,972	2	27.50%

Geographical Risks:

Substantially all of the Company’s assets and operations were in the PRC for the years ended December 31, 2008 and 2007. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in PRC, and by the general state of the economy of PRC. The Company’s operations in PRC are subject to special considerations and significant risks not typically associated with companies in the United States. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by, among other things, changes in the political, economic and social conditions in PRC, and by changes in governmental policies with respect to laws and regulations, changes in PRC's cork manufacture industry and regulatory rules and policies, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation.

ASIA CORK INC.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Asia Cork Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Assets:
Current Assets
Cash and equivalents	$543,758	$23,605
Accounts receivable, net of allowance for doubtful accounts of $277,100 and $23,787, respectively	5,322,765	4,956,005
Inventories	7,308,113	2,756,011
Advance to suppliers	802,061	2,562,357
Loan to unrelated party	-	1,465,738
Deferred income tax assets	4,935	7,757
Prepayments and other current assets	314,044	34,718
Total Current Assets	14,295,676	11,806,191

Property and Equipment - Net	5,403,222	4,813,629
Deposit for Purchase of Fixed Assets	2,021,584	2,022,719
Deposit for Acquisition	1,362,372	1,465,738
Loan to Unrelated Party	1,464,916	-
Investment - At Cost	2,050,882	2,052,034
Intangible Assets- Net	167,019	171,178
Deferred Income Tax Assets	14,064	16,586
Total Assets	26,779,735	22,348,075

Liabilities and Equity:
Liabilities:
Current Liabilities
Accounts payable and accrued expenses	2,344,810	1,395,366
Loan payable	215,343	439,722
Convertible note, net	700,000	574,276
Customer deposit	609,831	10,118
Taxes payable	1,126,816	275,224
Due to stockholders/officers	177,600	177,699
Other current liabilities	28,777	33,027
Total Current Liabilities	5,203,177	2,905,432
Total Liabilities	5,203,177	2,905,432

Equity:
Asia Cork Inc. Stockholders' Equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized,
35,663,850 issued and outstanding	3,566	3,566
Additional paid-in capital	4,485,446	4,485,446
Additional paid-in capital-stock warrant	279,386	279,386
Reserve funds	2,586,720	2,236,716
Retained earnings	9,580,690	7,966,783
Accumulated other comprehensive income	2,659,538	2,668,724
Total Asia Cork Inc. Stockholders' Equity	19,595,346	17,640,621
Noncontrolling Interest	1,981,212	1,802,022
Total Equity	21,576,558	19,442,643

Total Liabilities and Equity	$26,779,735	$22,348,075

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Asia Cork Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$10,151,002	$8,958,570	$17,056,777	$17,841,299
Cost of Goods Sold	6,481,710	5,810,298	11,032,415	11,666,418
Gross Profit	3,669,292	3,148,272	6,024,362	6,174,881

Operating Expenses
Selling expenses	1,555,095	1,146,051	2,470,208	2,255,551
Bad debt expenses	248,574	6,466	253,104	9,052
General and administrative expense	228,127	244,575	500,562	660,932
Total Operating Expenses	2,031,796	1,397,092	3,223,874	2,925,535

Income From Operations	1,637,496	1,751,180	2,800,488	3,249,346

Other Income (Expenses)
Interest expenses, net	(41,752)	(113,771)	(259,117)	(160,128)
Other income , net	26,260	25,705	78,760	30,671
Total Other Expenses	(15,492)	(88,066)	(180,357)	(129,457)

Income Before Taxes	1,622,004	1,663,114	2,620,131	3,119,889
Provision for Income Taxes	293,830	272,822	477,030	500,733

Net Income Before Noncontrolling Interest	1,328,174	1,390,292	2,143,101	2,619,156

Less: Net income attributable to the noncontrolling interest	105,714	119,887	179,190	214,922

Net Income Attributable to Asia Cork Inc.	$1,222,460	$1,270,405	$1,963,911	$2,404,234

Earnings Per Share:
- Basic	$0.03	$0.04	$0.06	$0.07
- Diluted:	$0.03	$0.04	$0.06	$0.07

Weighted Common Shares Outstanding
- Basic	35,663,850	35,564,961	35,663,850	35,464,220
- Diluted:	38,734,025	38,795,991	38,734,025	36,985,851

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Asia Cork Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive (Loss) Income (Unaudited)

	For Nine Months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Net Income Before Noncontrolling Interest	$2,143,101	$2,619,156
Other Comprehensive (Loss) Income:
Foreign Currency Translation (Loss) Income	(9,186)	1,207,683
Comprehensive Income	$2,133,915	$3,826,839

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Asia Cork Inc. and Subsidiaries
Condensed Consolidated Statements of Changes in Equity  (Unaudited)
For Nine Months Ended September 30, 2009 and the Year Ended December 31, 2008

	Asia Cork Inc. Stockholders' Equity
						Retained Earnings / (Accumulated Deficit)	Other Comprehensive Income (Expense)
	Common Stock,		Additional Paid-in Capital	Additional Paid-in Capital Stock Warrant				Noncontrolling Interest
	No. of Shares	Amount			Reserve Fund				Total

Balance, December 31, 2007	35,413,850	$3,541	$4,396,772	$-	$1,741,715	$5,729,630	$1,564,966	$1,522,318	$14,958,942

Patent rights donated by chairman	-	-	4,199	-	-	-	-	-	4,199

Issued convertible note with stock warrant in June, 2008	-	-	-	279,386	-	-	-	-	279,386

Issued new common stocks on July 31, 2008 for service received	150,000	15	43,485	-	-	-	-	-	43,500

Issued new common stocks on August 14, 2008 for service received	100,000	10	40,990	-	-	-	-	-	41,000

Net income for year ended December 31, 2008	-	-	-	-	-	2,732,154	-	279,704	3,011,858

Appropriation of Reserve funds	-	-	-	-	495,001	(495,001)	-	-	-

Foreign currency translation gain	-	-	-	-	-	-	1,103,758	-	1,103,758

Balance, December 31, 2008	35,663,850	$3,566	$4,485,446	$279,386	$2,236,716	$7,966,783	$2,668,724	$1,802,022	$19,442,643

Net Income for nine months ended September 30, 2009	-	-	-	-	-	1,963,911	-	179,190	2,143,101

Appropriation of Reserve funds	-	-	-	-	350,004	(350,004)	-	-	-

Foreign currency translation loss	-	-	-		-		(9,186)		(9,186

Balance, September 30, 2009	35,663,850	$3,566	$4,485,446	$279,386	$2,586,720	$9,580,690	$2,659,538	$1,981,212	$21,576,558

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Asia Cork Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows  (Unaudited)

	For Nine Months Ended September 30,
	2009	2008
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net Income	$ 1,963,911	$ 2,404,234
Adjustments to Reconcile Net Income to Net Cash
Provided by (Used in) Operating Activities
Depreciation and amortization	223,137	197,831
Bad debt adjustment	253,104	9,052
Issued common stock to payment legal fee	-	43,500
Net income attributable to noncontrolling interest	179,190	214,922
Accrued due to shareholder expenses	-	82,252
Deferred income tax valuation allowance	5,326	-
Consulting fee adjusted from deferred	19,680	11,480
Interest expenses for discount on convertible note	130,649	83,816
Changes in operating assets and liabilities:
Accounts receivable	(623,217)	(1,733,401)
Inventories	(4,556,205)	(3,000,259)
Advance to suppliers	1,759,846	(104,695)
Prepayments and other current assets	(299,182)	(78,330)
Accounts payable and accrued expenses	950,760	531,939
Customer deposits	600,055	196,617
Taxes payable	852,225	(140,584)
Other current liabilities	(4,234)	4,346
Net Cash Provided by (Used in) Operating Activities	1,455,045	(1,277,280)

Cash Flows From Investing Activities
Proceeds from withdraw deposit for purchase of intangible assets	-	1,370,877
Proceeds from withdraw deposit for acquisition	102,601	-
Payment for purchase of equipment	(811,563)	-
Payment for construction in progress	-	(208,277)
Net Cash (Used in) Provided by Investing Activities	(708,962)	1,162,600

Cash Flows From Financing Activities
Proceeds from the loan	215,343	441,833
Repayments for the loan	(439,475)	(574,383)
Proceeds from convertible note	-	700,000
Net Cash (Used in) Provided by Financing Activities	(224,132)	567,450

Net Increase in Cash and Equivalents	521,951	452,770
Effect of Exchange Rate Changes on Cash	(1,798)	(263,091)
Cash and Equivalents at Beginning of Period	23,605	367,396
Cash and Equivalents at End of Period	$ 543,758	$ 557,075

SUPPLEMENT DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$ 27,843	$ 43,996
Income taxes paid	$ 134,505	$ 719,287

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES
Construction in process transferred out to property	$ -	$ 3,401,660
Shareholder donated intangible assets into the Company without payment	$ -	$ 4,199
Issued common stock for legal fees and part of consulting fees	$ -	$ 84,500

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Asia Cork Inc. and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)

1.	BASIS OF PRESENTATION

a)	Interim financial statements:

The unaudited condensed consolidated financial statements of Asia Cork Inc and subsidiaries (the "Company") have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and pursuant to the requirements for reporting on Form 10-Q. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements. However, the information included in these interim financial statements reflects all adjustments (consisting solely of normal recurring adjustments) which are, in the opinion of management, necessary for the fair presentation of the consolidated financial position and the consolidated results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full year. The consolidated balance sheet information as of December 31, 2008 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K. These interim financial statements should be read in conjunction with that report.

The condensed consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany balances and transactions have been eliminated.

b)	Description of business and reverse merger:

Asia Cork Inc. (f/k/a Hankersen International Corp.) (“Asia Cork") was incorporated on August 1, 1996, under the laws of the State of Delaware. Until August 2005, Asia Corky had no operations and the sole purpose of Asia Cork was to locate and consummate a merger or acquisition with a private entity.

On July 11, 2008, Asia Cork’s wholly owned subsidiary, Asia Cork Inc., was merged into its parent, Asia Cork, in order to change the name of Asia Cork, after approval by the Board of Directors of Asia Cork pursuant to the Delaware General Corporation Law. Asia Cork is the surviving company of the merger and, except for the adoption of the new name its Certificate of Incorporation is otherwise unchanged. The wholly-owned subsidiary was formed in July 2008 and had no material assets.

As permitted by Delaware General Corporation Law, Asia Cork assumed the name of its wholly owned subsidiary following the merger and now operates under the name Asia Cork Inc. Asia Cork’s common stock is quoted on the Over the Counter Bulletin Board under the trading symbol “AKRK.OB.

Asia Cork and all its subsidiaries listed below will be called “the Company” in the accompanying condensed consolidated financial statements.

In August 2005, Asia Cork, through Kushi Sub, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of Asia Cork ("Acquisition Sub") acquired all the ownership interest in Hanxin (Cork) International Holding Co., Ltd. ("Hanxin International"), a British Virgin Islands limited liability corporation, organized in September 2004. Asia Cork acquired Hanxin International in exchange for shares of common stock and shares of the Series A Preferred Stock of Asia Cork. The capitalizations are described in further detail in Note 14 to the accompanying condensed consolidated financial statements.

Subsequent to the merger and upon the conversion of the Series A Preferred Stock, the former shareholders of Hanxin International will own 95% of the outstanding shares of Asia Cork's common stock. As a result of the ownership interests of the former shareholders of Hanxin International, for financial statement reporting purposes, the merger was treated as a reverse acquisition, with Hanxin International deemed the accounting acquirer and Kushi deemed the accounting acquiree. Historical information of the surviving company is that of Hanxin International.

Hanxin International has no other business activities but owns 100% of Xi'An Cork Investments Consultative Management Co., Ltd. ("Xi'An"), which owns 92% of Xian Hanxin Technology Co., Ltd. ("Hanxin"), incorporated in July 2002, both Xi'An and Hanxin are People's Republic of China (“PRC”) corporations. Most of the Company’s activities are conducted through Hanxin.

During the year ended December 31, 2005, Hanxin acquired 75% equity interest of Cork Import and Export Co. Ltd. (“CIE”), a PRC corporation engages in cork trading businesses.

Hanxin is engaged in developing, manufacturing and marketing of cork wood floor, wall and decorating materials. Its products are sold to customers in China and oversea customers in India, the United States of America, Germany and Japan through the distributors or agents.

c)	Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Significant estimates in 2009 and 2008 include the estimated useful lives and fair values of the assets. Actual results could differ from those estimates.

d)	Revenue recognition:

The Company's revenues from the sale of products are recognized when the goods are shipped, title passes, the sales price to the customer is fixed and collectability is reasonably assured. Persuasive evidence of an arrangement is demonstrated via purchase order from distributor, our customers, product delivery is evidenced by warehouse shipping log as well as signed bill of lading, or shipping documents from the trucking company and no product return is allowed except defective or damaged products, the sales price to the customer is fixed upon acceptance of purchase order, there is no separate sales rebate, discounts, and volume incentives.

e)	Income taxes

The Company and its U. S. subsidiary will file consolidated federal income taxes return and state franchise tax annual report individually. The Company's PRC subsidiaries file income tax returns under the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. The Company's BVI subsidiary is exempt from income taxes.

The Company follows ASC740 – “Accounting for Income Taxes,” which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

f)	Stock-based compensation

The Company measures compensation expense for its non-employee stock-based compensation under the FASB ASC 505-50, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.  The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

g)	Basic and diluted net income per share

The Company accounts for net income per common share in accordance with the FASB issued ASC 260, “Earnings per Share” (“EPS”).  ASC 260 requires the disclosure of the potential dilution effect of exercising or converting securities or other contracts involving the issuance of common stock. Basic net income per share is determined based on the weighted average number of common shares outstanding for the period.  Diluted net income per share is determined based

h)	Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The functional currencies of the Company's subsidiaries are local currencies, primarily the Chinese Renminbi. The financial statements are translated into U.S. dollars using period-end rates of exchange for assets and liabilities and average rates of exchange for the period for revenues and expenses. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in other comprehensive income or loss.

i)	Recent accounting pronouncements:

In June 2009, the FASB issued ASC 105, the FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162. The FASB Accounting Standards Codification TM (“Codification”) will become the source of authoritative U.S. generally accepted accounting principles (“GAAP”) recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of ASC 105, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. ASC 105 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of ASC 105 is not expected to have a material impact on the Company’s results of operations or financial position.

In June 2009, the FASB issued ASC 810, Amendments to FASB Interpretation No. 46(R), which improves financial reporting by enterprises involved with variable interest entities. ASC 810 addresses (1) the effects on certain provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities , as a result of the elimination of the qualifying special-purpose entity concept in SFAS 166 and (2) concerns about the application of certain key provisions of FIN 46(R), including those in which the accounting and disclosures under the Interpretation do not always provide timely and useful information about an enterprise’s involvement in a variable interest entity. ASC 810 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Adoption of ASC 810 is not expected to have a material impact on the Company’s results of operations or financial position.

In May 2009, the FASB issued ASC 855, Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. An entity should apply the requirements of ASC 855 to interim or annual financial periods ending after June 15, 2009. Adoption of ASC 855 did not have a material impact on the Company’s results of operations or financial position.

2.	ACCOUNT RECEIVABLE

During the fourth quarter of 2008, due to adverse market conditions for home and commercial renovation and decoration, the Company’s accounts receivable as at December 31, 2008 of a total of $4,979,792 included accounts receivable outstanding for over six months of $1,551,836 (equivalent to RMB10,587,400). Commencing from April 2009, market conditions gradually improved.  Total sales for credit (other than cash sales) and accounts receivable outstanding increased significantly during the second and third quarters of 2009. As of September 30, 2009, the accounts receivable outstanding was valued at $5,599,865 (equivalent to RMB 38,226,526), nearly none of which was outstanding more than six months. However, for conservative concern, Hanxin adopted a bad debt allowance at 5% of all outstanding account receivable commencing from the third quarter of 2009.  Accordingly, the bad debt allowance was $277,100, and the net amount of accounts receivable was $5,322,765 as of September 30, 2009.

3.	INVENTORIES

Inventories as of September 30, 2009 and December 31, 2008, consisted of the following:

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Raw materials	$6,175,564	$2,073,501
Work in progress	182,612	210,526
Finished goods	664,593	427,459
Packaging and other	285,344	44,525
Total	$7,308,113	$2,756,011

4.	LOAN TO UNRELATED PARTY

Hanxin had prepaid RMB10 million as deposits to purchase the land use right from one of its major sales distributors in Shaanxi Province, Shaanxi Shuta Wood Products Co., Ltd. (“Shaanxi Shuta”). However, Hanxin terminated the agreement in August 2008 and had all deposits refunded in August and September 2008.

In 2008, Shaanxi Shuta opened cork retail chain stories dedicated to sell Hanxin’s products exclusively. Shaanxi Shuta incurred heavy losses because Hanxin could not achieve its 500,000 square meters floor and board production plan in 2008 and had delayed many purchase orders. In order to avoid losing a very important distribution channel and to assist Shaanxi Shuta to recover from this situation, Hanxin loaned RMB10 million (equivalent to $1,464,916) to Shaanxi Shuta for one year starting from October 27, 2008. This loan is non-interest bearing and unsecured. On October 28, 2009, Hanxin signed another loan agreement with Shaanxi Shuta and loaned the same amount of RMB10 million to Shaanxi Shuta again for the term from October 27, 2009 to October 27, 2011. This loan is also non-interest bearing and unsecured.

On October 20, 2009, Hanxin also signed a forgiveness memo with Shaanxi Shuta to express its sincerity to acquire 7,000 Mu (equivalent to 4,669,000 square meters) land use right located in Baoji District Shaanxi Providence from Shaanxi Shuta within two years starting from October 20, 2009. In consider of the expenditure of Shaanxi Shuta in acquired the land use right for Hanxin, Hanxin agree to purchase this land use right within two years in the same amount of RMB37.8 million listed in prior agreement. In the event Hanxin does not purchase the land by October 2011, Hanxin will be liable  to pay Shaanxi Shuta all upfront operation costs approximately RMB10 million (equivalent to $1,464.916) that Shaanxi Shuta had paid to acquire the land use right from the Baoji District government. The parties anticipate that should Hanxin does not purchase the land by October 20, 2011, Shuta will not repay the RMB10 million loan pursuant to Loan Agreement dated October 28, 2009 and the parties will have no further obligation to each other regarding the loan or the land purchase.

5.	PROPERTY AND EQUIPMENT

As of September 30, 2009 and December 31, 2008, property and equipment consisted of the following:

		September 30, 2009	December 31, 2008
	Estimated Life	(Unaudited)	(Audited)
Building and improvement	27-35	$4,892,199	$4,894,945
Manufacturing equipment	1-8	1,649,859	838,766
Office furniture and equipment	5	31,124	31,141
Vehicle	2-8	12,520	12,527
Machinery improvement	3	80,570	80,616
Subtotal		6,666,272	5,857,995
Less: Accumulated depreciation		1,263,050	1,044,366
Total		$5,403,222	$4,813,629

For the nine months ended September 30, 2009 and 2008, depreciation expenses amounted to $219,077 and $194,015, respectively.

6.	DEPOSIT FOR PURCHASE OF FIXED ASSETS

Hanxin intended to purchase a factory’s fixed assets through an unrelated agent who will do the negotiation for the Company, and both parties signed the Entrust Purchase Agreement on November 10, 2005. Hanxin had paid deposits $2,021,584 (equivalent to RMB 13,800,000) to the agent as of September 30, 2009, and the same deposit was valued at $2,022,719 (equivalent to RMB 13,800,000) as of December 31, 2008. The agency agreement has no firm commitment on the purchase but it states a maximum price of RMB 50,000,000 that the Company is willing to pay for the fixed assets. However, due to the dissension within the factory’s creditors, the agent could not close this purchase agreement on time. As a result, Hanxin had a supplementary agreement with this agent on September 27, 2009 to postpone the term. Pursuant to the supplementary agreement, the deposit which Hanxin had paid to the agent is fully refundable if the purchase does not go through by June 30, 2010.

7.	DEPOSIT FOR ACQUISITION

Hanxin intended to acquire Sichuan Hanxin Cork Merchandises Co, Ltd. (“Sichuan Hanxin ”), one of its cork raw material providers located in Sichuan Province China, and signed a strategic cooperation agreement with Sichuan Hanxin  on March 26, 2007. The purchase price of Sichuan Hanxin  shall not exceed $2,927,962 (RMB20 million) based upon the agreement. As of September 30, 2009, Hanxin had paid a $1,362,372 (equivalent to RMB9.3 millions) deposit to Sichuan Hanxin . Hanxin anticipates applying the whole deposited amount to payments for raw materials if the acquisition does not occur before the end of year 2009.
On September 20, 2009, Hanxin entered into an agreement (“Agreement”) with the two shareholders of Sichuan Hanxin, Huadong Li and Xiaojun Wu. The Agreement grants Hanxin an option to acquire 100% of the shares of Sichuan Hanxin by September 20, 2010. The acquisition price shall be the 120%~150% of the net asset value as shown in the audited financial statements as of December 31, 2009 of Sichuan Hanxin as determined by an audit firm Hanxin designate. The amount of the premium over the net asset value is subject to agreement by the parties, but cannot exceed 150%. Exercise of the option is subject to satisfactory of financing situation, due diligence, and requisite corporate approvals. In the event that any of the closing condition is not satisfied by September 20, 2010, the Agreement will terminate except that a party whose fault causes the failure to fulfill conditions shall be liable to pay a penalty of RMB 10 million (equivalent to $1,464,916). According to the Agreement, Hanxin shall pay 30% of the acquisition price within 10 days from the date of fulfillment of all closing conditions, 30% within 60 days from the fulfillment date, and 40% within 10 days from completing the transfer of all assets and shares of Sichuan Hanxin.  As of September 30, 2009, Hanxin had paid a deposit of $1,362,372 (equivalent to RMB9.3 millions) to Sichuan Hanxin. Hanxin anticipates applying the whole deposited amount to payments for raw materials if the acquisition does not occur.

8.	INVESTMENT – AT COST

On June 28, 2005, the Company purchased a 12% equity interest of Shaanxi DeRong Technology Information Development Co. Ltd. (“DeRong”), a PRC corporation, for $2,050,882 (equivalent to RMB 14 million). DeRong owns a cork tree forest plantation in China. The investment is for long term and is stated at cost.

9.	INTANGIBLE ASSETS

The Company purchased the right to use a parcel of land for 40 years on September 27, 2001. The purchase price is being amortized over the term of the right. In addition, the company was assigned ownership of three patent rights from its major stockholder and Chairman, Mr. Fangshe Zhang, during the quarter ended June 30, 2008. These patents were assigned without any payment due to Mr. Zhang. These three patent rights are used as part of a vital technique for the production of the Company’s products. The application and filing costs of these three patent rights were $4,199 (equivalent to RMB28,800). As of September 30, 2009 and December 31, 2008, intangible assets, less accumulated amortization consisted of the following:

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Intangible assets	$208,215	$208,332
Less: Accumulated amortization	41,196	37,154
Total	$167,019	$171,178

For the nine months ended September 30, 2009 and 2008, amortization expense amounted to $4,060 and $3,816 respectively.

The amortization expenses for the next five years are as follows:

2010	$5,414
2011	5,414
2012	5,414
2013	5,414
2014	5,414

10.    LOAN PAYABLE

Loan payable as of September 30, 2009 and December 31, 2008 consisted of the following:

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
On November 30, 2007, the Company obtained a short-term loan RMB3.9 million (equivalent at that time to $534,642 ) from Xian Xitaoyuan Credit Bank by pledging the Company's building in YuLerYuan with bank, The loan interest is 8.37‰ per month. The Company had paid principal RMB3.9 million back to bank on June 30, 2008. On the same day, the company borrowed RMB3 million (equivalent to $439,722 ) from the same bank with new interest rate 9.967‰ per month and new due date on June 30, 2009 . This RMB3 million loan had been fully paid off on June 29, 2009.	$-	$439,722

Commencing from September 24, 2009, the Company borrowed certain short-term loans from Mr. Yang Liu, an unrelated party. These short-term loans were in amounts of RMB1.47 million (equivalent to $215,343 ) as of September 30, 2009. The interest rate of these loans is 7.4% per year, and all due on September 24, 2010	215,343	-
Total Loan Payable	$215,343	$439,722

11.    CONVERTIBLE NOTES AND WARRANTS

On June 4 and June 12, 2008, the Company consummated an offering of convertible promissory notes and common stock purchase warrants for aggregate gross proceeds of $700,000. The notes mature one (1) year from the date of issuance and bear interest at an annual rate of 18%, payable at maturity in USD. Upon the successful closing of an equity or convertible debt financing for a minimum of $2,000,000 ("Financing"), the promissory notes will be convertible into shares of common stock at a 50% discount to the price per share of Common Stock sold in the Financing. Since the Financing was not achieved within the one year term of the promissory notes, each investor has the option to be paid the principal and interest due under the promissory note or convert the note into shares of common stock at a conversion price of $0.228 per share.

The warrants are exercisable at any time after the consummation of the Financing through the fourth anniversary of the consummation of the Financing (the "Financing Expiration Date"). Each holder is entitled to purchase the number of shares of common stock equal to the initial principal amount of such investor's promissory note DIVIDED BY the lowest cash purchase price paid for the Company's common stock (or the conversion price or exercise price if the Financing consists of convertible securities or warrants, respectively) in the Financing (the "Financing Based Conversion Price") at an exercise price equal to the Financing Based Conversion Price. Since the Financing did not occur within 12 months of the issuance of the warrant, the warrant is exercisable from and after such date and through the fourth anniversary of the issuance date of the warrant. In such event, the holder is entitled to purchase the number of shares of common stock equal to 50% of the initial principal amount of the promissory note DIVIDED BY $0.228 at an exercise price equal to $0.228, subject to certain adjustments as set forth in the warrant.

Since the notes were not paid at maturity in June 2009, the annual interest rate payable since the maturity date increased to 24%.. The interest payable regarding the convertible notes has been accrued and recorded as of September 30, 2009. However, the extension of due date for notes is still under negotiation as of November 11 2009, but there can be no assurance that the holders of the convertible notes will agree to extend the due date or the terms of such extension. The different amount between the option price in declared date and warrant conversion price $0.228 with total entitled warrant shares had been charged directly to discount on convertible note , and the sum was add to additional paid-in capital-stock option in amount of $279,386 as of September 30, 2009 and December 31, 2008, respectively.

The Company’s obligations under the promissory notes are secured by an aggregate of 7,630,814 shares of common stock pledged by Mr. Pengcheng Chen, the Company’s Chief Executive Officer, Mr. Fangshe Zhang, the Company’s Chairman (the “Escrow Shares”). In the event that subsequent to the issuance of the Convertible Notes, the value of the Escrow Shares is less than 150% of the outstanding principal amount of the promissory notes for 10 consecutive trading days, then the holder of the promissory notes shall have the right to give the Company notice (the “Investor Notice”) to deposit or cause to be deposited additional Escrow Shares such that the value of the Escrow Shares based upon the volume weighted average price per share for the 20 trading days preceding the date of the Investor Notice, is equal to 150% of the outstanding principal amount of the promissory notes. The Company agreed to deposit or cause to be deposited such additional Escrow Shares within 30 days of the date of the Investor Notice. To the extent the Escrow Shares are not sufficient to meet the threshold of 150% of the outstanding principal amount of the promissory notes within 30 days after the Investor Notice, the Company shall grant to Investors a security interest on the Company’s tangible assets to the extent permitted under applicable law.
Net of convertible note as of September 30, 2009 and December 31, 2008 consisted of the following:

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Convertible note	$700,000	$700,000
Less: Discount on convertible note	-	125,724
Convertible note, net	$700,000	$574,276

12.    TAX PAYABLE

Asia Cork and its U. S. subsidiary will file consolidated Federal income tax and individually file state franchise tax annual report with the State of Delaware. Its PRC subsidiaries file income tax returns under the Income Tax Law of the PRC concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws. The Company’s BVI subsidiary is exempt from income taxes.

Per PRC Income Tax Law, any new foreign owned corporation is exempt from income tax for the first two years of existence, and then receives a 50% exemption of income tax for the next three years if it is a non high-tech corporation or 15% tax rate for corporation qualified by State Science and Technology Commission as "High Tech Manufacturing Enterprise" located in State "High Tech Zone" approved by China State Council. Based on these regulations, Hanxin was exempt from income tax in year 2003 and 2004 and its income has been subject to a 15% tax starting from January 1, 2005 to December 31, 2007. Since Hanxin is qualified as a High Tech Manufacturing Enterprise and located in State “High Tech Zone”, it is also qualified for 15% income tax rate for year 2008 and the year after. However, CIE is not a “High Tech Manufacturing Enterprise”, thus its income is subject to 33% tax rate. Commencing from January 2008, based on the new regulation in the PRC, CIE’s income is subject to 25% tax rate.

On September 30, 2009 and December 31, 2008, taxes payable consisted the following:

	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
Value-added tax	$633,207	$177,287
Corporate income tax provision	412,327	74,888
Local taxes and surcharges	52,974	13,491
Franchise tax	28,308	9,558
Total	$1,126,816	$275,224

The deferred income tax assets results from loss on disposition of fixed assets that are not deductible.

The components of the provisions for income taxes were as follows:

	For Nine Months Ended September 30,
	2009	2008
	(Unaudited)	(Audited)
Current taxes:
Current income taxes in P.R. China	$471,704	$500,733
Deferred taxes valuation allowance	5,326	-
Total provision for income taxes	$477,030	$500,733

Testing	-

13.    DUE TO STOCKHOLDERS/OFFICERS

Amounts due to stockholders/officers are unsecured, non-interest bearing, and have no set repayment date. As of September 30, 2009 and December 31, 2008, the total net amounts due to the stockholders/officers were $177,600 and $177,699, respectively, which represented the net amounts lent by stockholders/officers to the Company.

14. STOCKHOLDERS EQUITY

On August 9, 2005, the Company acquired Hanxin International in exchange for (i) 24,000,000 shares of the Company’s common stock and (ii) 1,000 shares of the Company’s Series A Preferred Stock, which were converted into 177,185,642 shares of the Company’s common stock, without taking into effect of a reverse stock split as described below.

In November 2005, the Company filed and circulated to its shareholders the Information Statement which permitted the Company, among other things, to (i) amend its Articles of Incorporation to increase its authorized shares of common stock to 200,000,000 shares; (ii) approve one for six reverse split as to all outstanding shares of common stock of the Company, effective as to holders of record of shares of common stock on December 9, 2005, (iii) approve a stock option, SAR and stock bonus plan for the directors, officers, employees and consultants of the Company. A certificate of amendment officially increasing the authorized shares of common stock and approving the reverse stock split was filed with the State of Delaware on December 13, 2005.

On September 1, 2006, the 1,000 shares Series A preferred stock were converted into 29,530,937 shares of the Company’s common stock. Subsequently, the Company issued additional 118,123 shares in October 2006 to reflect an under-issuance to a stockholder of the shares of common stock issuable upon conversion of the preferred stock As a result the total amount of issued and outstanding shares of the Company’s common stock was 35,413,850 as of September 30, 2008.

In May 2008, the board of directors of the Company authorized, and on July 31, 2008 the Company issued, 150,000 shares of the Company’s common stock to its attorney for services rendered. In June 2008, the board of directors of the Company authorized, and on August 14 2008 the Company issued, 100,000 shares of the Company’s common stock to HAWK Associates, Inc (“Hawk”), its investor relations firm for services rendered pursuant to the agreement.  Accordingly, the Company has 35,663,850 shares of issued and outstanding common stock as of November 13, 2009.

In June 2008, the Company was assigned ownership of three patent rights from its major shareholder, Mr. Fangshe Zhang.  These patents were assigned without any payment due to Mr. Zhang. The application and filing costs of these three patents were RMB28,800 (equivalent to $4,199). In connection therewith, the Company recorded $4,199 of intangible assets, and same amount of additional paid in capital as of September 30, 2008.

On June 4 and June 12, 2008, the Company consummated an offering of convertible promissory notes and common stock purchase warrants for aggregate gross proceeds of $700,000. The notes mature one (1) year from the date of issuance and bear interest at an annual rate of 18%, payable at maturity in USD. Since the notes were not paid at maturity, the annual interest rate increased to 24%. Upon the successful closing of an equity or convertible debt financing for a minimum of $2,000,000 ("Financing"), the promissory notes will be convertible into shares of common stock at a 50% discount to the price per share of Common Stock sold in the Financing. Since the Financing did not occur within 12 months of the issuance of the warrant, the warrant is exercisable from and after such date and through the fourth anniversary of the issuance date of the warrant. In such event, the holder is entitled to purchase the number of shares of common stock equal to 50% of the initial principal amount of the promissory note DIVIDED BY $0.228 at an exercise price equal to $0.228, subject to certain adjustments as set forth in the warrant. In connection therewith, the Company recorded $279,386 of additional paid in capital-stock option as of September 30, 2009 and as of December 31, 2008.

15.    BASIC AND DILUTED EARNING PER SHARE

The following table sets forth the computation of basic and diluted net income per share:

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2009	2008	2009	2008
	Unaudited	Unaudited	Unaudited	Unaudited
Basic:
Numerator:
Net income for basic calculation	$1,222,460	$1,270,405	$1,963,911	$2,404,234
Denominator:
Weighted average common shares	35,663,850	35,564,961	35,663,850	35,464,220
Net income per share — basic	$0.03	$0.04	$0.06	$0.07

Diluted:
Numerator:
Net income for basic calculation	$1,222,460	$1,270,405	$1,963,911	$2,404,234
Effect of dilutive securities issued	37,910	98,594	222,521	119,402
Net income for diluted calculation	$1,260,370	$1,368,999	$2,186,432	$2,523,636
Denominator:
Denominator for basic calculation	35,663,850	35,564,961	35,663,850	35,464,220
Weighted average effect of dilutive securities:
Warrants	-	160,855	-	248,077
Convertible debt	3,070,175	3,070,175	3,070,175	1,273,554
Denominator for diluted calculation	38,734,025	38,795,991	38,734,025	36,985,851
Net income per share — diluted	$0.03	$0.04	$0.06	$0.07

16.    COMMITMENTS

The Company leases its office space and production land under operating lease agreements that are expiring on December 31, 2009, October 2, 2010, and October 2047 respectively. The following is a schedule of future minimum rental land payments required under these operating leases as of September 30, 2009.

Minimum rental and property maintenance payments as of September 30, 2009

For Nine Months Ending September 30,	Amount
2010	$95,081
2011	17,579
2012	17,579
2013	17,579
2014	17,579
Thereafter	581,572
Total minimum rental payments required	$746,969

Rent and properties maintenance expenses amounted to $87,480 and $137,048 for the nine months ended September 30, 2009 and 2008, respectively.

The Company also leases three patent rights from its Chairman, Mr. Fangshe Zhang, under operating lease agreements that expire on April 16, 2011. The following is a schedule of future minimum rental payments required under these operating leases as of September 30, 2009.

Minimum rental payments required under operating lease of patent rights.

For Nine Months Ending September 30,	Amount
2010	$351,580
2011	191,416
Total minimum rental payments required	$542,996

Patent lease expenses amounted to $263,685 and $257,726 for the nine months ended September 30, 2009 and 2008, respectively.

17.    CONCENTRATIONS OF BUSINESS AND CREDIT RISK

Financial Risks:

The Company provides credit in the normal course of business. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

Concentrations Risks:

For the nine months ended September 30, 2009 and 2008, none of the Company’s customers accounted for more than 10% of its sales.

Major Suppliers:

The Following summaries purchases of raw materials from major suppliers (each 10% or more of purchases):

	Purchased from	Number of	Percentage of
For Nine Months Ended September 30,	Major Suppliers	Suppliers	Total Purchased
2009	$3,308,935	2	23.29%
2008	$5,328,507	3	38.87%

Geographical Risks:

Substantially all of the Company’s assets and operations were in the PRC for the nine months ended September 30, 2009 and 2008. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in PRC, and by the general state of the economy of PRC. The Company’s operations in PRC are subject to special considerations and significant risks not typically associated with companies in the United States. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by, among other things, changes in the political, economic and social conditions in PRC, and by changes in governmental policies with respect to laws and regulations, changes in PRC's cork manufacture industry and regulatory rules and policies, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation.

18.	OTHER

On August 4, 2009, the Company signed an exclusive financial advisor agreement with the Underwriter to have it act as the Lead or Managing or Co-Underwriter or Investment Banker in connection with the proposed public offering (the “Offering”) consisting of one share of Common Stock and one Common Stock Purchase Warrant (the “Units”), of the Company its successors, subsidiaries, affiliates or assigns. The term for this agreement is beginning on August 4, 2009, and ending on May 31 2010 (the “Engagement Period”), which period may be extended by mutual consent.

19.    SUBSEQUENT EVENT

On October 28, 2009, Hanxin signed another loan agreement with Shaanxi Shuta and loaned the same amount of RMB10 million to Shaanxi Shuta for the term from October 27, 2009 to October 27, 2011. This loan is also non-interest bearing and unsecured.

On October 20, 2009, Hanxin also signed a forgiveness memo with Shaanxi Shuta to express its sincerity to acquire 7,000 Mu (equivalent to 4,669,000 square meters) land use right located in Baoji District Shaanxi Providence from Shaanxi Shuta within two years starting from October 20, 2009. In consider of the expenditure of Shaanxi Shuta in acquired the land use right for Hanxin, Hanxin agree to purchase this land use right within two years in the same amount of RMB37.8 million listed in prior agreement. In the event that Hanxin does not purchase the land by October 20, 2011, Hanxin will be liable to pay Shaanxi Shuta all upfront operation costs approximately RMB10 million (equivalent to $1,464,916) that Shaanxi Shuta had paid to acquire the land use right from the Baoji District government.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee (1)	$1,275
FINRA Filing Fee (1)	4,500
NASDAQ Listing Fee (1)	50,000
AMEX Listing Fee (1)	50,000	(1)
Transfer Agent Fees	5,000
Accounting fees and expenses	62,000
Legal fees and expenses	150,000
Blue Sky/Underwriter’s counsel fees and expenses	10,000
Miscellaneous (2)	192,225
Total	$475,000

(1)	All amounts are estimates other than the Commission’s registration fee, FINRA filing fee and NASDAQ listing fee.

(2)	Includes non-accountable expense allowance payable to the underwriter of two percent of the gross proceeds of the Offering.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our board of directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our board of directors by a majority vote of a quorum of disinterested board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of this prospectus, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Shares of Common Stock

ASIA CORK, INC.

PROSPECTUS

Until [ . ], 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[ ], 2010

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

[RESALE PROSPECTUS ALTERNATE PAGE]

PROSPECTUS	SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED FEBRUARY 12 , 2009

 [                     ]  Shares of Common Stock

ASIA CORK, INC.

This prospectus relates to the resale by the investors (the “Selling Stockholders””) of up to             shares (the “Shares”) of common stock, $.0001 par value per share Asia Cork, Inc., a Delaware corporation (the “Company”). The Shares are sometimes collectively referred to as the “Selling Stockholders Securities”. .No underwriting agreements have been entered into by the Selling Stockholders with respect to the Securities offered hereby. We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the conversion of promissory notes held by selling stockholders, if exercised.

Concurrently with this Offering (the “Selling Stockholders’ Offering”), the Company offered, by separate Prospectus (the “Concurrent Offering”),        Units, each Unit consisting of one share of the Company’s common stock  and one  warrant to ____________, the Underwriter, to purchase one share of common stock and issued warrants to the Underwriter to purchase _______ Units. The concurrent Offering and the Selling Stockholders Offering are collectively referred to as the “Offerings”

Our shares of common stock are currently quoted on the Over-The-Counter Bulletin Board under the symbol AKRK. We intend to apply for the listing of our common stock on either the NASDAQ Stock Market LLC (“NASDAQ”) ”) or the American Stock Exchange, (“AMEX”).

The purchasers of the convertible promissory notes and related warrants must enter into customary “lock-up” agreements in favor of the Underwriter pursuant to which such persons and entities shall agree, for a period of nine (9) months after the Offering is completed, that they shall neither publicly offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the Underwriter's prior written consent. {Selling stockholders holding an aggregate of ____shares of common stock underlying the Selling Stockholders’ promissory notes and warrants have agreed not to sell any of these shares until __days after the date of this prospectus when ____of their shares will be released from the lock-up restrictions. [ TERMS OF LOCKUP ARE UNDER NEGOTIATION

 The Selling Stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The Selling Stockholders and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 4.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is: February 12, 2010

[RESALE PROSPECTUS ALTERNATE PAGE]

TABLE OF CONTENTS

Page
Prospectus Summary
Risk Factors
Cautionary Statement Regarding Forward-Looking Statements
Use of Proceeds
Dividend Policy
Market for Common Equity and Related Stockholder Matters
Accounting for the Share and Exchange
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Description of Business
Management
Certain Relationships and Related Transactions
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Shares Eligible for Future Sale
Selling Stockholders
Plan of Distribution
Legal Matters
Experts
Additional Information
Financial Statements
Part II Information Not Required in the Prospectus
Signatures

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

[RESALE PROSPECTUS ALTERNATE PAGE]

THE OFFERING

Common stock offered by selling Stockholders	___________ shares(1)

Common stock outstanding	___________ shares(2)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders

(1)
Includes_______shares of common stock that are issuable upon the exercise of outstanding warrants and__________shares of common stock that are issuable upon the conversion of outstanding Promissory Notes.

(2)
The number of shares of our common stock outstanding as of ______, 2010 (after giving effect to the conversion of the Selling Stockholders promissory notes), excludes (i) up to _____shares of our common stock (excluding an underwriter’s option to purchase an additional (15%) of the total number of shares to be offered by the Company to cover over-allotments) to be offered by us in a public offering concurrently herewith,(ii) up to_________shares of our common stock underlying warrants to be received by the underwriter in connection with the public offering and up to__________shares of common stick underlying warrants issued to the Selling Stockholders..

[{Selling stockholders holding an aggregate of _________ shares of common stock underlying the Selling Stockholders’ promissory notes and warrants have agreed not to sell any of these shares until ______days after the date of this prospectus when ________of their shares will be released from the lock-up restrictions]

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders.

RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;
•	the percentage owned by each stockholder prior to completion of the offering;
•	the total number of shares that are to be offered for each stockholder;
•	the total number of shares that will be owned by each stockholder upon completion of the offering; and
•	the percentage owned by each stockholder upon completion of the offering.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common Stock Beneficially Owned After Completion of the Offering (21	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
ANCORA GREATER
CHINA FUND, L.P. (3)
IDAHO CORK, LLC(4)
PIPE EQUITY
PARTNERS, LLC (5)
SILVER ROCK II, LTD. (6)
BRILL SECURITIES INC. (7)

(1)           Based on ___________shares of common stock outstanding as of the date of this prospectus (without giving effect to the Reverse Split). The number of shares of our common stock outstanding excludes  up to __________ shares of our common stock to be offered by us in a public offering concurrently herewith (excluding the underwriter’s over-allotment of ________shares of common stock)

(2)           Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(3)    Includes __________ shares issuable upon conversion of a promissory note and _______ shares issuable upon exercise of  warrants
(4)     Includes __________ shares issuable upon conversion of a promissory note and _______ shares issuable upon exercise of  warrants  .
(5)     Includes __________ shares issuable upon conversion of a promissory note and _______ shares issuable upon exercise of  warrants .
(6)     Includes __________ shares issuable upon conversion of a promissory note and _______ shares issuable upon exercise of  warrants.
(7)    Includes __________ shares issuable upon exercise of  warrants

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

[RESALE PROSPECTUS ALTERNATE PAGE]

 PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. If there is no public market established for our securities, the Selling Stockholders will sell at a fixed price that is equal to the price at which we sell shares in our public offering pursuant to the registration statement of which this prospectus is a part. Once, and if, our common stock beings to be traded or quoted on any stock exchange, market or trading facility, all of the selling stockholders may, subject to the lock up arrangement, sell their shares from time to time at the market price prevailing on the exchange, market or trading facility, or at prices related to such prevailing market prices, or in negotiated transactions or a combination of such methods of sale.

[In addition,  the Selling Stockholders have agreed to enter into customary “lock-up”  agreements in favor of the Underwriter pursuant to which such persons and entities shall agree, for a period of _____ months after the Offering is completed, that they shall neither publicly offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without the Underwriter 's prior written consent. {Selling stockholders holding an aggregate of ______shares of common stock underlying the Selling Stockholders’ promissory notes and warrants have agreed not to sell any of these shares until __days after the date of this prospectus when _______of their shares will be released from the lock-up restrictions.

The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved. The maximum commission or discount to be received by any FINRA member or independent broker-dealer, however, will not be greater than        percent (  %) for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

________________, underwriter of up to_______shares of our common stock (excluding an underwriter’s option to purchase an additional______shares to cover over-allotments) to be offered by us in a public offering concurrently herewith, may dispose of shares on behalf of its account holders who are also selling stockholders. The maximum commission or discount to be received by __________ will not be greater than         percent (     %) for the sale of any securities being registered hereunder. Additionally, any securities acquired by any participating FINRA members during the 180-day period preceding the date of the filing of the prospectus with the Commission will be subject to lock-up restrictions under FINRA Rule 5110(g), unless an exemption is available under FINRA Rule 5110(g)(2). FINRA Rule 5110(g) provides that such securities shall not be sold during our public offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of sales of our public offering.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two (2) business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

[RESALE PROSPECTUS ALTERNATE PAGE]

 LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Mclaughlin&Stern LLP, New York, New York. Legal matters as to PRC law will be passed upon for us by Han Kun Law Offices, Beijing, People’s Republic of China. Mclaughlin&Stern LLP may rely upon Han Kun Law Offices with respect to matters governed by PRC law.

 EXPERTS

The consolidated financial statements of Asia Cork, Inc. as of December 31, 2008, 2007, and 2006 and for the years ended December 31, 2008, 2007, and 2006 have been audited by MS Group CPA LLC  , an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

 ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is  www.sec.gov  .

We file periodic reports under the Securities Exchange Act of 1934, as amended, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee (1)	$1,275
FINRA Filing Fee (1)	4,500
NASDAQ Listing Fee (1)	50,000	(1)
AMEX Listing Fee (1)	50,000	(1)
Transfer Agent Fees	5,000	(1)
Accounting fees and expenses	62,000	(1)
Legal fees and expenses	150,000	(1)
Blue Sky/Underwriter’s counsel fees and expenses	10,000	(1)
Miscellaneous	192,275	(1) (2)
Total	$475,000	(1)

(1)	All amounts are estimates other than the Commission’s registration fee, FINRA filing fee,NASDAQ and AMEX listing fee.

(2)	Includes non-accountable expense allowance payable to the underwriter of two percent of the gross proceeds of the Offering.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our board of directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our board of directors by a majority vote of a quorum of disinterested board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of this prospectus, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

            At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Index:

Exhibit No.	Exhibit Description
1.1	Form of Underwriting Agreement.(to be filed by Amendment)
2.1	Spin - Off Agreement, dated September 19, 1996, between us and Kushi Macrobiotics Corp.(Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 10.1.)
2.2
Amended and Restated Agreement and Plan of Merger by and among Kushi Macrobiotics Corp. and American Phoenix Group, Inc. and the Registrant dated August 12, 1996 (Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 10.2 .)

2.3
Agreement and Plan of Merger, dated as of July 11, 2005, by and among Kushi Natural Foods Corporation, Kushi Sub, Inc., Hanxin (Cork) International Holding Co., Ltd., Xi’An Cork Investments Consultative Management Co. and Xian Hanxin Science and Technology Co., Ltd. (Filed with the Commission on Form 8-K dated August 10, 2005 as Exhibit 2.1.)

2.4	Amendment to Agreement and Plan of Merger dated as of September 30, 2005. (Filed with the Commission on Form 8-K/A dated January 18, 2006 as Exhibit 2.2.)
2.5	Agreement of Merger between Hankersen International Corp. and Asia Cork Inc. dated as of July 10, 2008. (Filed with the Commission on Form 8-K dated July 18, 2008 as Exhibit 1.1.)
2.6	Certificate of Merger filed with the Secretary of State of Delaware effective July 10, 2008. (Filed with the Commission on Form 8-K dated July 18, 2008 as Exhibit 1.2.)
3(a)	Articles of Incorporation (Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 3 (A).)
3(b)	Bylaws (Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 3 (B).)
4(b)	Specimen Stock Certificate.(Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 4.)
5.1	Opinion of Mclaughlin&Stern LLP. (To be filed by Amendment)
6
Information Statement filed with the Securities and Exchange Commission on August 26, 2004. (Filed with the Commission on Schedule 14-C Information Statement dated October 18, 2005 (Preliminary) and November 8, 2005(Definitive))

10.1	Form of Convertible Promissory Note issued by the Registrant dated June 4, 2008 and June 12, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.1.)
10.2	Form of Warrant to Purchase Common Stock issued by the Registrant dated as of June 4, 2008 and June 12, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.2.)
10.3	Securities Purchase Agreement between the Registrant and the Investors dated as of May 29, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.3.)
10.4	Addendum 1 to the Securities Purchase Agreement between the Registrant and certain Investors dated as of June 12, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.4.)
10.5	Escrow Agreement between the Registrant and the Escrow Agent dated as of May 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.5.)
10.6(a)	Patent Transfer Agreement dated August 11, 2008 between the Registrant and Fangshe Zhang.
10.6(b)	Patent Lease Agreement dated April 15, 2006 between the Registrant and Fangshe Zhang.
10.6(c)	Patent License Agreement dated August 11, 2008 between the Registrant and Fangshe Zhang. (To be Filed By Amendment)
10.7	Cancellation Agreement dated August 19, 2008 between Shaanxi Shuta Wood Products Co., Ltd. and the Registrant. (Filed with the Commission on Form 8-K dated October 8, 2008 as Exhibit 1.1.)
10.8	Loan Agreement dated as of October 27, 2008 between the Registrant and Shaanxi Shuta Wood Products Co., Ltd (Filed with the Commission on Form 10-K dated April 16, 2009 as Exhibit 10.1.)
10.9	Strategic Cooperation Agreement with Sichuan Hanxin Cork Merchandises Co., Ltd. Dated March 26, 2007
10.10	Strategic Merger Agreement with Sichuan Hanxin Cork Merchandises Co., Ltd. Dated September 20, 2009
10.11	Cork Floor Production Cooperation Agreement dated October 15, 2009 between the Registrant and Sichuan Hanxin Cork Merchandises Co., Ltd.
10.12	Loan Agreement dated as of October 28, 2009 between the Registrant and Shaanxi Shuta Wood Products Co. Ltd,
10.13	Memo on Land Purchase Agreement date October 20, 2009 between the Registrant and Shaanxi Shuta Wood Products Co., Ltd.
10.14	Employment Contract dated October 9, 2009 between the Registrant and Pengcheng Chen
10.15	Employment Contract dated April 1, 2009 between the Registrant and Yi Tong
10.16	Employment Contract dated October 9, 2009 between the Registrant and Tianbao Guo
10.17	Employment Contract dated October 9, 2009 between the Registrant and Shengli Liu
14.1	Charter for the Audit Committee (Filed with the Commission on Form 8-K dated December 24, 2009 as Exhibit 99.1)
14.2	Charter for the Compensation Committee (Filed with the Commission on Form 8-K dated December 24, 2009 as Exhibit 99.3)
14.3	Charter for the Corporate Governance and Nominating Committee (Filed with the Commission on Form 8-K dated December 24, 2009 as Exhibit 99.2)
14.4	Code of Ethics
23.1	Consent of MS Group CPA LLC, Certified Public Accountants, P.C.
23.2	Consent of Mclaughlin&Stern LLP (to be filed by amendment).
24.1	Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

The undersigned Registrant hereby undertakes that to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i. in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i) if the undersigned registrant is relying on Rule 430B:

(a) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the undersigned registrant is subject to Rule 430C:

(a) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Xi’An, the People’s Republic of China, on the 12th day of  February , 2010.

ASIA CORK, INC.

By:	/s/Pengcheng Chen
Name: Pengcheng Chen
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints  Pengcheng Chen, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) any and all amendments to this Form S-1 (including post-effective amendments) and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Fangshe Zhang
Fangshe Zhang /s/ Pengcheng Chen	Chairman of the Board	February 12, 2010
Pengcheng Chen /s/Yi Tong	Chief Executive Officer and Director	February 12, 2010
Yi Tong /s/ Shengli Liu	Chief Financial Officer	February 12,2010
Shengli Liu /s/ Tianbao Guo	Chief Operating Officer and Director	February 12, 2010
Tianbao Guo /s/ Gengshi Bai	Chief Technical Officer	February 12, 2010
Gengshe Bai /s/ Genhu Yang	Director	February 12, 2010
Genhu Yang /s/ Xiaodong Wen	Director	February 12, 2010
Xiaodong Wen /s/ Tao Wang	Director	February 12, 2010
Tao Wang	Director	February 12, 2010

EXHIBIT INDEX

Exhibit No.	Exhibit Description
1.1	Form of Underwriting Agreement.(to be filed by Amendment)
2.1	Spin - Off Agreement, dated September 19, 1996, between us and Kushi Macrobiotics Corp.(Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 10.1.)
2.2
Amended and Restated Agreement and Plan of Merger by and among Kushi Macrobiotics Corp. and American Phoenix Group, Inc. and the Registrant dated August 12, 1996 (Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 10.2 .)

2.3
Agreement and Plan of Merger, dated as of July 11, 2005, by and among Kushi Natural Foods Corporation, Kushi Sub, Inc., Hanxin (Cork) International Holding Co., Ltd., Xi’An Cork Investments Consultative Management Co. and Xian Hanxin Science and Technology Co., Ltd. (Filed with the Commission on Form 8-K dated August 10, 2005 as Exhibit 2.1.)

2.4	Amendment to Agreement and Plan of Merger dated as of September 30, 2005. (Filed with the Commission on Form 8-K/A dated January 18, 2006 as Exhibit 2.2.)
2.5	Agreement of Merger between Hankersen International Corp. and Asia Cork Inc. dated as of July 10, 2008. (Filed with the Commission on Form 8-K dated July 18, 2008 as Exhibit 1.1.)
2.6	Certificate of Merger filed with the Secretary of State of Delaware effective July 10, 2008. (Filed with the Commission on Form 8-K dated July 18, 2008 as Exhibit 1.2.)
3(a)	Articles of Incorporation (Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 3 (A).)
3(b)	Bylaws (Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 3 (B).)
4(b)	Specimen Stock Certificate.(Filed with the Commission on Form 10-SB Registration Statement dated March 27, 2000 as Exhibit 4.)
5.1	Opinion of Mclaughlin&Stern LLP. (To be filed by Amendment)
6
Information Statement filed with the Securities and Exchange Commission on August 26, 2004. (Filed with the Commission on Schedule 14-C Information Statement dated October 18, 2005 (Preliminary) and November 8, 2005(Definitive))

10.1	Form of Convertible Promissory Note issued by the Registrant dated June 4, 2008 and June 12, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.1.)
10.2	Form of Warrant to Purchase Common Stock issued by the Registrant dated as of June 4, 2008 and June 12, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.2.)
10.3	Securities Purchase Agreement between the Registrant and the Investors dated as of May 29, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.3.)
10.4	Addendum 1 to the Securities Purchase Agreement between the Registrant and certain Investors dated as of June 12, 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.4.)
10.5	Escrow Agreement between the Registrant and the Escrow Agent dated as of May 2008. (Filed with the Commission on Form 8-K dated June 20, 2008 as Exhibit 1.5.)
10.6(a)	Patent Transfer Agreement dated August 11, 2008 between the Registrant and Fangshe Zhang.
10.6(b)	Patent Lease Agreement dated April 15, 2006 between the Registrant and Fangshe Zhang.
10.6(c)	Patent License Agreement dated August 11, 2008 between the Registrant and Fangshe Zhang. (To be Filed By Amendment)
10.7	Cancellation Agreement dated August 19, 2008 between Shaanxi Shuta Wood Products Co., Ltd. and the Registrant. (Filed with the Commission on Form 8-K dated October 8, 2008 as Exhibit 1.1.)
10.8	Loan Agreement dated as of October 27, 2008 between the Registrant and Shaanxi Shuta Wood Products Co., Ltd (Filed with the Commission on Form 10-K dated April 16, 2009 as Exhibit 10.1.)
10.9	Strategic Cooperation Agreement with Sichuan Hanxin Cork Merchandises Co., Ltd. Dated March 26, 2007
10.10	Strategic Merger Agreement with Sichuan Hanxin Cork Merchandises Co., Ltd. Dated September 20, 2009
10.11	Cork Floor Production Cooperation Agreement dated October 15, 2009 between the Registrant and Sichuan Hanxin Cork Merchandises Co., Ltd.
10.12	Loan Agreement dated as of October 28, 2009 between the Registrant and Shaanxi Shuta Wood Products Co. Ltd,
10.13	Memo on Land Purchase Agreement date October 20, 2009 between the Registrant and Shaanxi Shuta Wood Products Co., Ltd.
10.14	Employment Contract dated October 9, 2009 between the Registrant and Pengcheng Chen
10.15	Employment Contract dated April 1, 2009 between the Registrant and Yi Tong
10.16	Employment Contract dated October 9, 2009 between the Registrant and Tianbao Guo
10.17	Employment Contract dated October 9, 2009 between the Registrant and Shengli Liu
14.1	Charter for the Audit Committee (Filed with the Commission on Form 8-K dated December 24, 2009 as Exhibit 99.1)
14.2	Charter for the Compensation Committee (Filed with the Commission on Form 8-K dated December 24, 2009 as Exhibit 99.3)
14.3	Charter for the Corporate Governance and Nominating Committee (Filed with the Commission on Form 8-K dated December 24, 2009 as Exhibit 99.2
14.4	Code of Ethics
23.1	Consent of MS Group CPA LLC, Certified Public Accountants, P.C.
23.2	Consent of Mclaughlin&Stern LLP (to be filed by amendment).
24.1	Power of Attorney (included on signature page).